Exhibit 4.7

EXECUTION VERSION

SECOND LIEN EXCHANGEABLE SENIOR SECURED PIK NOTES INDENTURE

Dated as of May 5, 2023

Among

WEWORK COMPANIES LLC,

WW CO-OBLIGOR INC.,

WEWORK INC.,

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

11.000% SECOND LIEN EXCHANGEABLE SENIOR SECURED PIK NOTES DUE 2027

i

Appendix A	Provisions Relating to the Second Lien Exchangeable Notes
Exhibit A	Form of Second Lien Exchangeable Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
Exhibit D	Form of Notice of Exchange

v

SECOND LIEN EXCHANGEABLE SENIOR SECURED PIK NOTES INDENTURE, dated as of May 5, 2023, by and among WeWork Companies LLC, a limited liability company incorporated under the laws of Delaware (the “Company”), WW Co-Obligor Inc., a Delaware corporation (the “Co-Obligor”), WeWork Inc., a Delaware corporation, the Guarantors listed on the signature pages hereto and U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States, as Trustee and as Collateral Agent.

W I T N E S S E T H

WHEREAS, the Company has duly authorized the creation and issue of $187,500,000 in aggregate principal amount of 11.000% Second Lien Exchangeable Senior Secured PIK Notes due 2027 (the “Initial Notes”); and

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Second Lien Exchangeable Notes Indenture.

NOW, THEREFORE, the Company, the Co-Obligor, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Second Lien Exchangeable Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Act of Parity Lien Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Agent and/or a Parity Lien Representative by or with the written consent of the requisite holders of such Parity Lien Debt.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness, Disqualified Stock or Preferred Stock of any other Person or any of its Subsidiaries existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person or becomes a Restricted Subsidiary of such specified Person or (2) Indebtedness assumed in connection with the acquisition of assets from such Person, in each case so long as such Indebtedness (x) was not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition and (y) is non-recourse to the Company or any other Restricted Subsidiary (other than any Person that becomes a Subsidiary in connection with the foregoing and its Subsidiaries). Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged, consolidated or amalgamated with or into such specified Person or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property, plant, equipment or other asset to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Second Lien Exchangeable Notes Indenture in accordance with Section 2.01 and Section 4.09.

“Additional Secured Debt Designation” means the written agreement of the holders of any Series of Parity Lien Debt, their Parity Lien Representative, as set forth in this Second Lien Exchangeable Notes Indenture, or any other agreement governing such Series of Parity Lien Debt, for the benefit of (i) all holders of existing and future Priority Lien Debt, the Priority Lien Collateral Agent and each existing and future holder of Priority Liens, (ii) if applicable all holders of each existing and future Series of Parity Lien Debt, the Collateral Agent, and each existing and future holder of Parity Liens, and (iii) if applicable, all holders of each existing and future Series of Junior Lien Debt and the Junior Lien Collateral Agent, in each case:

(a) that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by the Company or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the Collateral Agent for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b) that such Parity Lien Representative and the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the First Lien/Second Lien/Third Lien Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and Parity Liens and the order of application of proceeds from the enforcement of Priority Liens and Parity Liens; and

(c) appointing the Collateral Agent and consenting to the terms of the First Lien/Second Lien/Third Lien Intercreditor Agreement and the performance by the Collateral Agent of, and consenting to and directing the Collateral Agent to perform its obligations under the Collateral Agency Agreement or applicable security documents, as applicable, and the First Lien/Second Lien/Third Lien Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a)	Consolidated Interest Expense;

(b)	Consolidated Income Taxes;

(c)	depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill) and organization costs;

(d)	impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment;

(e)

any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business);

(f)

non-cash charges, non-cash expenses or non-cash losses for such period (excluding any such charge, expense or loss Incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period, other than accruals for (i) straight-line rent expense on leases that include future rent escalations, (ii) asset retirement obligations, and (iii) other non-cash accruals included in consolidated rent expenses under GAAP, which may involve future cash charges), including any non-cash compensation expense and any expense related to the issuance of equity to non-employees for services rendered;

(g)	real estate commissions (in connection with the execution of leases) received in cash in such period to the extent not otherwise included in Consolidated Net Income for such period;

(h)

charges, costs, fees and expenses Incurred in connection with this Second Lien Exchangeable Notes Indenture, the Transactions, any acquisition, Investment, Asset Disposition or other disposition, and the Incurrence, issuance or amendment of any Indebtedness or Equity Interests, in each case whether or not such transaction is successful or consummated for such period;

(i)

any restructuring charges or expenses, integration costs or other business optimization charges or expenses; provided that the amounts referred to in this clause (i) shall not, in the aggregate, exceed 15.00% of Adjusted EBITDA in the most recent four consecutive fiscal quarters of the Company (calculated before giving effect to such amounts pursuant to this clause (i)); and

(j)	bonuses paid to executives in connection with any strategic transaction or offering of Equity Interests;

(2) minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(a)

any non-cash items to the extent increasing such Consolidated Net Income (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Adjusted EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Adjusted EBITDA in any prior period); and

(b)	if Consolidated Income Taxes is a benefit, the amount of such benefit;

(3) minus the aggregate amount of Investments made by the Company and its Restricted Subsidiaries in ChinaCo and its Restricted Subsidiaries during such period and outstanding at the end of such period;

(4) plus or minus, without duplication and to the extent reflected in such Consolidated Net Income for such period, the following items to be excluded for the purposes of calculating Adjusted EBITDA:

(a)	any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(b)	any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(c)

any net income or loss included in the consolidated statement of operations with respect to non-controlling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

(d)	any net gain or loss resulting in such period from currency translation or remeasurement gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters;

(e)

effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition; and

(f)	the cumulative effect of a change in accounting principles;

provided that the Adjusted EBITDA of ChinaCo and its Restricted Subsidiaries shall be excluded in computing Adjusted EBITDA to the extent otherwise included in computing Adjusted EBITDA.

Notwithstanding the foregoing, clauses (1)(b) through (j) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“Asset Disposition” means any direct or indirect sale, lease (other than a lease entered into in the ordinary course of business (whether or not consistent with past practice)), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of Cash Equivalents in the ordinary course of business (whether or not consistent with past practice);

(3) a disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business (whether or not consistent with past practice);

(4) a disposition of obsolete, surplus, damaged or worn-out assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Second Lien Exchangeable Notes Indenture;

(6) the sale or issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(7) the making of a Permitted Investment or a disposition that is permitted pursuant to Section 4.08;

(8) dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $30.00 million;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (whether or not consistent with past practice) or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the sale or issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.09;

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business (whether or not consistent with past practice) which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(13) foreclosure on, or condemnation or expropriation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(14) the unwinding of any Hedging Obligations or Cash Management Obligations;

(15) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements;

(16) issuances, sales or pledges of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(17) dispositions of property consisting of tenant improvements at a location in connection with the termination of the lease for such location or cessation of operations at such location;

(18) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including, without limitation, Sale/Leaseback Transactions permitted by this Second Lien Exchangeable Notes Indenture; and

(19) any disposition or termination of leases of the Company or any Restricted Subsidiaries and related payment (including, but not limited to, as part of termination agreements, settlement agreements or lease amendments) in connection therewith.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (including Capital Stock of a Restricted Subsidiary) of the Company or any of its Restricted Subsidiaries for Additional Assets of another Person.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, Disqualified Stock or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by

(2) the sum of the amounts of all such payments.

“Authorized Representative” means, at any time, (i) in the case of the Second Lien Exchangeable Notes, the Collateral Agent, and (ii) in the case of any future Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt.

“Bank Facility” means the Letter of Credit Facility.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law providing for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any duly authorized committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or Board of Directors or any duly authorized committee of the Board of Directors, as the case may be; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York and the Federal Reserve Bank of New York are authorized or required by applicable law to remain closed.

“Capital Stock” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing Person; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any combination of Capital Stock and/or cash.

“Capitalized Lease Obligations” means an obligation that is or would be required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation on a balance sheet (excluding the footnotes thereto) at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For the avoidance of doubt, any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP will be deemed not to represent a Capitalized Lease Obligation, regardless of any change in generally accepted accounting principles in the United States following the Reference Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise).

“Cash Equivalents” means:

(1) United States dollars;

(2) Canadian dollars, Pounds Sterling, Yen, Euros, any national currency of any Participating Member State of the EMU, Swiss Franc and any other currency held in the ordinary course of business and not for speculative purposes;

(3) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition;

(4) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any L/C Participant (as defined in the Letter of Credit Facility) or any domestic or foreign commercial bank having combined capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) commercial paper of an issuer rated at least A-2 by S&P Global Ratings (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition;

(6) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (9) of this definition entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(7) securities with maturities of one year or less from the date of acquisition, which (or the unsecured unsubordinated debt securities of the issuer of which) is rated at least A- or A-2 by S&P or A3 or P-2 by Moody’s;

(8) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any L/C Participant or any commercial bank satisfying the requirements of clause (4) of this definition;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from two of Moody’s, S&P and Fitch Ratings (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(10) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from two of Moody’s, S&P and Fitch Ratings (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(11) money market mutual or similar funds at least 90% of the assets of which consist of assets satisfying the requirements of clauses (1) through (10) of this definition; or

(12) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA- or better by S&P and Aa3 or better by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means obligations owed by the Company or any Guarantor to any lender or an Affiliate of a lender under a Debt Facility in respect of any services provided from time to time by any bank or other financial institution to the Company or any of its Subsidiaries in the ordinary course of business (whether or not consistent with past practice) in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft (so long as such overdraft is extinguished within 30 Business Days of Incurrence), depository, information reporting, lockbox, stop payment services, credit cards and p-cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), credit card processing services, debit cards and stored value cards. For the avoidance of doubt, Cash Management Obligations do not include any obligations under Hedge Agreements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code. Notwithstanding any provision to the contrary herein, in no event shall the Issuers, the Dutch Holdco or the Dutch Intermediate Holdco be a “CFC” for the purposes of this Second Lien Exchangeable Notes Indenture.

“CFC Holdco” means a direct or indirect Subsidiary substantially all of whose assets consist (directly or indirectly through entities that are disregarded for United States federal income Tax purposes) of the Equity Interests (including any other interest treated as an equity interest for U.S. federal income Tax purposes) and/or the Indebtedness of one or more CFCs and/or other CFC Holdcos. Notwithstanding any provision to the contrary herein, in no event shall (x) the Issuers, the Dutch Holdco or the Dutch Intermediate Holdco, (y) any other Subsidiary by reason of its direct or indirect ownership of interests in the Dutch Holdco or the Dutch Intermediate Holdco, be a CFC Holdco or (z) any direct or indirect Subsidiary of the Dutch Holdco or the Dutch Intermediate Holdco as of the Issue Date (or any successor or assign of such Subsidiary) that is no longer a direct or indirect Subsidiary of the Dutch Holdco or the Dutch Intermediate Holdco, in each case, be a “CFC Holdco” for the purposes of this Second Lien Exchangeable Notes Indenture.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(3) the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any parent company of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company, any of its Restricted Subsidiaries or one or more Permitted Holders;

(4) the adoption by the holders of the Capital Stock of the Company or any direct or indirect parent company of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such parent company; or

(5) the Company ceases to be a Subsidiary of WeWork Inc. other than as a result of a consolidation or merger of WeWork Inc. with or into the Company or any other Guarantor that is a Domestic Subsidiary.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Wholly Owned Subsidiary of a holding company and (ii)(x) the direct or indirect holders of the Voting Stock of the ultimate parent company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction and (y) immediately following such transaction, no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the ultimate parent company. If any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.

“ChinaCo” means WeWork Greater China Holding Company B.V., so long as it remains a Restricted Subsidiary of the Company.

“Co-Obligor” means the party named as such in the first paragraph of this Second Lien Exchangeable Notes Indenture.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Collateral Agency Agreement” means that certain Second Lien Collateral Agency Agreement, dated as of May 5, 2023, among the Company, the grantors from time to time party thereunder, the Trustee, the trustee under the Second Lien Indenture, the other parity lien representatives from time to time party hereto and the Collateral Agent.

“Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as Collateral Agent under this Second Lien Exchangeable Notes Indenture and under the Security Documents to which it is a party and any successor or replacement thereto in such capacity.

“Common Equity VWAP” means $0.9236 per share of Common Stock (as adjusted for any dividend, distribution, stock split, reverse stock split, subdivision, combination, recapitalization, reclassification, tender or exchange offer or other similar transaction relating to the Common Stock occurring after the date hereof to provide for the same economic effect as contemplated by hereby prior to such action).

“Common Stock” means any Capital Stock of any class or series of WeWork Inc. (including, on the Issue Date, the Class A common stock, par value $0.0001 per share, of WeWork Inc.) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of WeWork Inc. and which is not subject to redemption by WeWork Inc. However, subject to the provisions of Section 13.12, shares issuable upon exchange of Second Lien Exchangeable Notes shall include only shares of the class of Capital Stock of WeWork Inc. designated as Class A common stock, par value $0.0001 per share, of WeWork Inc. on the Issue Date.

“Company” means the party named as such in the first paragraph of this Second Lien Exchangeable Notes Indenture or any successor obligor to its obligations under this Second Lien Exchangeable Notes Indenture and the Second Lien Exchangeable Notes pursuant to Article 5.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its Restricted Subsidiaries, which taxes are calculated by reference to the income or profits or capital of such Person or any of its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries (to the extent such expense was included in computing Consolidated Net Income for such period):

(1)	plus, without duplication to the extent not included in such interest expense:

(a)	the interest component of any deferred payment obligations;

(b)

amortization of debt discount and premium (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(c)

non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(d)

the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, in each case to the extent actually paid by such Person or one of its Restricted Subsidiaries;

(e)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(f)

the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries (other than any non-cash Indebtedness paid or accrued on any Preferred Stock issued in reliance on Section 4.09(b)(16)) payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(2)	minus, without duplication and to the extent included in such interest expense:

(a)	the total interest income of such Person and its Restricted Subsidiaries (to the extent such income was included in computing Consolidated Net Income for such period); and

(b)

interest expense attributable to capitalized lease obligations (including Capitalized Lease Obligations) and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

provided that the Consolidated Interest Expense of ChinaCo and its Restricted Subsidiaries and the amounts described in clauses (1) and (2) above relating to ChinaCo and its Restricted Subsidiaries shall be excluded in computing Consolidated Interest Expense to the extent otherwise included in computing Consolidated Interest Expense.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Specified Hedge Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company.

“Consolidated Leverage Ratio” means, as of any date of determination so long as Adjusted EBITDA is positive, the ratio of (x) the Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) as of the balance sheet date, to (y) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a)

has Incurred any Indebtedness (in each case in this clause (1)(a) or clause (1)(b), other than Indebtedness described in clause (5) of the definition thereof) since the balance sheet date that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the balance sheet date will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the balance sheet date and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness will be calculated as if such discharge had occurred on the balance sheet date; or

(b)

has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Indebtedness as of the balance sheet date will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the balance sheet date;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business constituting discontinued operations (as determined in accordance with GAAP) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes such an Asset Disposition:

(a)

the Adjusted EBITDA for such period will be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b)

if such transaction occurred after the date of such internal financial statements, Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee;

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Adjusted EBITDA for such period and if such transaction occurred after the date of such internal financial statements, Indebtedness as of such balance sheet date will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA for such period and, if such transaction occurred after the balance sheet date, Indebtedness as of the balance sheet date will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period or as of the balance sheet date, as applicable.

The pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including pro forma expense and cost reductions, regardless of whether such expense and costs reductions are calculated on a basis consistent with Regulation S-X under the Securities Act or any other regulation or order of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Specified Hedge Agreement applicable to such Indebtedness if such Specified Hedge Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Leverage Ratio) will be deemed to be:

(1) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(2) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)

the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)

the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; and

(2) any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval (that has not been obtained or cannot be obtained other than pursuant to customary filings) or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)

the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income.

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person prepared on a consolidated basis in accordance with GAAP that is available. For the avoidance of doubt, with respect to any operating lease in existence on the Reference Date and any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP, no related right-of-use asset or other related asset recorded on the consolidated balance sheet of the Company shall be included in Consolidated Total Assets.

“Controlling Priority Lien Collateral Agent” means, for purposes of the First Lien/Second Lien/Third Lien Intercreditor Agreement, (i) if there is only one Priority Lien Collateral Agent party to the First Lien/Second Lien/Third Lien Intercreditor Agreement at such time, such Priority Lien Collateral Agent and (ii) if clause (i) does not apply, the Priority Lien Collateral Agent which is the “Controlling Authorized Representative” under the Pari Passu Intercreditor Agreement at such time.

“Controlling Secured Parties” means, with respect to any Collateral, the Series of Parity Lien Secured Parties whose Authorized Representative is the Controlling Authorized Representative under the Pari Passu Intercreditor Agreement at such time for such Collateral.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 14.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Credit Agreement” means the Credit Agreement, dated as of December 27, 2019 (as amended by the First Amendment dated as of February 10, 2020, the Second Amendment dated as of April 1, 2020, the Third Amendment dated as of December 6, 2021, the Fourth Amendment dated as of May 10, 2022, the Fifth Amendment dated as of December 20, 2022, the Sixth Amendment dated as of February 15, 2023 and as may be further amended, modified, restated and supplemented from time to time), among the SoftBank Obligor, the WeWork Obligor (each as defined therein), the several banks and other financial institutions or entities from time to time parties thereto.

“Credit Documents” means the Credit Agreement, the Fee Letters, the WeWork Subsidiary Guaranty, the SVF Security Documents and the WeWork Security Documents (each as defined in the Credit Agreement).

“Custodian” means the Trustee, as custodian with respect to the Second Lien Exchangeable Notes in global form, or any successor entity thereto.

“Daily Exchange Value” means, for each of the 20 consecutive Trading Days during the Observation Period, 1/20th of the product of (i) the Exchange Rate on such Trading Day and (ii) the Daily VWAP of the shares of Common Stock on such Trading Day.

In addition, for purposes of the foregoing, the Daily Exchange Values of Reference Property will be determined by reference to (i) in the case of Reference Property or part of Reference Property that is traded on a U.S. national securities exchange, the volume weighted average price of the applicable security (determined with respect to any such security in a manner consistent with the definition of “Daily VWAP”), (ii) in the case of any other property other than cash, the value thereof as determined by two independent nationally recognized investment banks as of the effective time of the Merger Event of the transaction pursuant to which the provisions of Section 13.12 shall have been applied and (iii) in the case of cash, at 100% of the amount thereof.

“Daily Settlement Amount” means, for each of the 20 consecutive Trading Days during the Observation Period,

(1) cash equal to the lesser of (i) the Daily Specified Dollar Amount and (ii) the Daily Exchange Value; and

(2) if the Daily Exchange Value exceeds the Daily Specified Dollar Amount, a number of shares of Common Stock equal to (i) the difference between the Daily Exchange Value and the Daily Specified Dollar Amount, divided by (ii) the Daily VWAP of the shares of Common Stock on such Trading Day.

“Daily Specified Dollar Amount” means the result obtained by dividing the Specified Dollar Amount by 20.

“Daily VWAP” means, with respect to any Trading Day during the relevant period, the per share volume-weighted average price of the shares of Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[ <equity> WE]” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by WeWork Inc. or the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours on any Trading Day during the relevant period.

“Debt Facility” means one or more debt facilities (including, without limitation, the Letter of Credit Facility), credit facilities, commercial paper facilities, indentures and other agreements with banks, institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit, alternative letters of credit, surety or performance bonds or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and without limitation as to terms, conditions, covenants and other provisions and whether or not with the original administrative agent, banks, institutional lenders, purchasers, investors, trustees or agents).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note, Additional Note or PIK Note (bearing the Restricted Notes Legend if the transfer of such Second Lien Exchangeable Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Second Lien Exchangeable Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Second Lien Exchangeable Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Second Lien Exchangeable Notes Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Second Lien Exchangeable Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Second Lien Exchangeable Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration, which cash shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 4.16.

“Discharge” means, with respect to any Priority Lien Collateral and any Series of Priority Lien Obligations, the date on which such Series of Priority Lien Obligations has been paid and satisfied in full in cash and is no longer secured by and no longer required to be secured by such Priority Lien Collateral; it being understood that a “Discharge” shall not have occurred solely by virtue of a party having subrogated to the rights of the Priority Lien Collateral Agent and/or the Letter of Credit Secured Parties, in each case, under the Letter of Credit Facility.

“Discharge of Letter of Credit Facility Obligations” means the Discharge of the Letter of Credit Facility Obligations with respect to Collateral; provided, that the Discharge of Letter of Credit Facility Obligations shall not be deemed to have occurred (i) in connection with a Refinancing of such Letter of Credit Facility Obligations with additional Priority Lien Obligations secured by such Collateral under a Secured Debt Document which has been designated in writing by the Priority Lien Collateral Agent (under the Letter of Credit Facility so refinanced), (ii) to the extent the Date of Full Satisfaction has occurred (x) in respect of the Senior L/C Tranche (as defined in the Letter of Credit Facility), but not in respect of the Junior L/C Tranche (as defined in the Letter of Credit Facility), or (y) in respect of the Junior L/C Tranche (as defined in the Letter of Credit Facility ), but not in respect of the Senior L/C Tranche (as defined in the Letter of Credit Facility), or (iii) to the extent a party has subrogated to the rights of the Priority Lien Collateral Agents and/or the Priority Lien Secured Parties, in each case, under the Letter of Credit Facility unless such subrogee’s obligations shall also have been Discharged.

“Discharge of Parity Lien Obligations” means the occurrence of all of the following:

(1) payment in full in cash of the principal of and interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding) and premium (if any) on all Parity Lien Debt; and

(2) payment in full in cash of all other Parity Lien Obligations that are outstanding and unpaid at the time the Parity Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if at any time after the Discharge of Parity Lien Obligations has occurred, the Company or any Guarantor enters into any Parity Lien Document evidencing a Parity Lien Obligation the Incurrence of which is not prohibited by the applicable Secured Debt Documents, then such Discharge of Parity Lien Obligations shall automatically be deemed not to have occurred for all purposes of the First Lien/Second Lien/Third Lien Intercreditor Agreement with respect to such new Parity Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Parity Lien Obligations), and, from and after the date on which the Company designates such Indebtedness as Parity Lien Debt in accordance with the First Lien/Second Lien/Third Lien Intercreditor Agreement, the obligations under such Parity Lien Document shall automatically and without any further action be treated as Parity Lien Obligations for all purposes of the First Lien/Second Lien/Third Lien Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the First Lien/Second Lien/Third Lien Intercreditor Agreement and any Junior Lien Obligations shall be deemed to have been at all times Junior Lien Obligations and at no time Parity Lien Obligations.

For the avoidance of doubt, a refinancing of Parity Lien Obligations with other Parity Lien Obligations to the extent contemplated and permitted by the First Lien/Second Lien/Third Lien Intercreditor Agreement shall not be deemed to cause a Discharge of Parity Lien Obligations.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of and interest, fees and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3) subject to clause (x) of the second proviso to this definition of “Discharge of Priority Lien Obligations,” discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit constituting Priority Lien Debt;

(4) payment in full in cash of obligations in respect of any Hedging Obligations that are secured by the Priority Liens (and, with respect to any particular Hedging Obligation, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Priority Lien Collateral Agents)); and

(5) payment in full in cash of all other Priority Lien Obligations (including Cash Management Obligations) that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Priority Lien Obligations has occurred, the Company or any other Grantor enters into any Priority Lien Document evidencing a Priority Lien Obligation which Incurrence is not prohibited by the applicable Secured Debt Documents, then such Discharge of Priority Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement with respect to such new Priority Lien Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Priority Lien Obligations), and, from and after the date on which the Company designates such Indebtedness as Priority Lien Debt in accordance with this Agreement, the obligations under such Priority Lien Document shall automatically and without any further action be treated as Priority Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth in the First Lien/Second Lien/Third Lien Intercreditor Agreement and any Parity Lien Obligations shall be deemed to have been at all times Parity Lien Obligations and at no time Priority Lien Obligations; provided, further, that, (x) a Refinancing of Priority Lien Obligations with other Priority Lien Obligations to the extent contemplated and permitted by the First Lien/Second Lien/Third Lien Intercreditor Agreement shall not be deemed to cause a Discharge of Priority Lien Obligations and (y) a Discharge of Priority Lien Obligations shall not be deemed to have occurred to the extent a party (including, without limitation, the SVF Obligor) has subrogated to the rights of the Priority Lien Collateral Agents and/or the Priority Lien Secured Parties, in each case, under the Letter of Credit Facility unless such subrogee’s obligations shall also have been Discharged.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Second Lien Exchangeable Notes or the date the Second Lien Exchangeable Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially similar manner to the corresponding definitions in this Second Lien Exchangeable Notes Indenture, as determined by the Company in good faith) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of Section 4.15 and Section 4.16 and such repurchase or redemption does not violate Section 4.08.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Dutch Holdco” means WW Worldwide C.V., a Dutch limited partnership

“Dutch Intermediate Holdco” means WeWork Companies (International) B.V., a Dutch private company.

“Enforcement Action” means, with respect to any Series of Priority Lien Debt, Series of Parity Lien Debt or Series of Junior Lien Debt, as applicable, (a) the taking of any action to enforce any Lien in respect of the Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition under the Bankruptcy Code or any attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under the Priority Lien Documents, Parity Lien Documents, or Junior Lien Documents, as applicable (including, in each case, any delivery of any notice to seek to obtain payment directly from any account debtor of the Company or any Guarantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against, collection or foreclosure on or marshalling of the Collateral or proceeds of Collateral), under applicable law, at equity, in an Insolvency or Liquidation Proceeding or otherwise, including the acceptance of Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other disposition as a secured creditor on account of a Lien of all or any portion of the Collateral, by private or public sale (judicial or non-judicial) or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a portion of Collateral as a secured creditor on account of a Lien, (e) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any Capital Stock comprising a portion of the Collateral) whether under the Priority Lien Documents, Parity Lien Documents, or Junior Lien Documents, as applicable, under applicable law of any jurisdiction, in equity, in an Insolvency or Liquidation Proceeding, or otherwise, or (f) the appointment of a receiver, manager or interim receiver of all or any portion of the Collateral or the commencement of, or the joinder with any creditor in commencing, any Insolvency or Liquidation Proceeding against the Company or any Guarantor or any assets of the Company or any Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, any combination of Capital Stock and/or cash).

“Equity Offering” means a public or private offering for cash by the Company or any direct or indirect parent company of the Company, as applicable, of its Equity Interests, other than (1) public offerings with respect to the Company’s or any such direct or indirect parent’s, as applicable, Capital Stock, or options, warrants or rights, registered on Form S-4 or Form S-8, (2) an issuance to any Subsidiary or (3) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Rate” means initially 832.8614 shares of Common Stock per $1,000 exchange amount, subject to adjustment as set forth herein, which initially implies a Common Stock price of $1.20068 per share, which is equal to 130.00% of the Common Equity VWAP.

“Excluded Equity Interest” means (a) margin stock, (b) Equity Interests of any Person other than any Subsidiary that is a Restricted Subsidiary directly owned by the Company or any Guarantor, (c) Equity Interests in joint ventures and Restricted Subsidiaries that are not wholly owned by the Company and its Restricted Subsidiaries to the extent a pledge of such Equity Interests would be prohibited by the applicable joint venture agreement or organizational documents of such joint venture or such non-wholly-owned Restricted Subsidiary, (d) Equity Interests (which shall include, for purposes of this clause (d), any other interest treated as an equity interest for U.S. federal income Tax purposes) of any CFC or CFC Holdco in excess of 65% of the “total combined voting power of all classes of voting stock” (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such CFC or CFC Holdco, as the case may be, (e) any Equity Interest to the extent the pledge thereof would be prohibited by any law (excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code), (f) any Equity Interests with respect to which the Company and the Collateral Agent (or the Pari Passu Collateral Agent) have reasonably determined that the cost or other consequences (including material adverse Tax consequences to the Company or any of its Subsidiaries or direct or indirect beneficial owners) of pledging or perfecting a security interest in such Equity Interests are excessive in relation to the benefit to the Parity Lien Secured Parties of the security to be afforded thereby and (g) the Equity Interests of any special purpose entities (or similar entities other than any ordinary course lease holding entities), any Captive Insurance Subsidiary (as such term is defined in the Letter of Credit Facility as in effect on the date hereof), any not-for-profit Subsidiary, any Immaterial Subsidiary (as such term is defined in the Letter of Credit Facility as in effect on the date hereof) and any properly designated Unrestricted Subsidiary. Notwithstanding any provision to the contrary herein, in no event shall the Equity Interests of the Issuers, the Dutch Holdco or the Dutch Intermediate Holdco be “Excluded Equity Interests.”

“Existing Unsecured Notes” means the Company’s (i) 7.875% Senior Notes due 2025 and (ii) 5.000% Senior Notes due 2025, Series II, in each case to the extent outstanding following the consummation of the Transactions.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by any Officer of the Company in good faith; provided that, except as otherwise provided in this Second Lien Exchangeable Notes Indenture, if the fair market value exceeds $25.00 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof, or the Board of Directors or authorized committee of the applicable Restricted Subsidiary, in good faith.

“Final Settlement Method Election Date” means the earlier of (i) the date the Company first gives notice of a redemption of Second Lien Exchangeable Notes pursuant to Section 3.03 and (ii) the 45th Scheduled Trading Day preceding the final maturity date.

“First Lien Indenture” means that certain First Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Company, the Co-Obligor, the guarantors listed therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, supplemented, restated or otherwise modified from time to time, relating to the First Lien Notes.

“First Lien Notes” means the Company’s 15.000% First Lien Senior Secured PIK Notes due 2027 issued pursuant to the First Lien Indenture.

“First Lien Notes Documents” means the First Lien Indenture, the First Lien Notes, the First Lien Note Guarantees, the First Lien Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement.

“First Lien Notes Guarantee” means, individually, any Guarantee of payment of the First Lien Notes and the Company’s other Obligations under the First Lien Indenture by a Guarantor pursuant to the terms of the First Lien Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“First Lien Notes Secured Parties” means the holders of the First Lien Notes, the First Lien Notes Trustee and the First Priority Lien Collateral Agent.

“First Lien Notes Trustee” means, at any time, the trustee under the First Lien Notes.

“First Lien/Second Lien/Third Lien Intercreditor Agreement” means the Intercreditor Agreement among the Collateral Agent, the Trustee, the First Priority Lien Collateral Agent, the Third Priority Lien Collateral Agent, the Senior Tranche Administrative Agent, the Company, the Guarantors and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time.

“First Lien Security Documents” means the security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interest in the Priority Lien Collateral as contemplated by the Priority Lien Note Documents.

“First Priority Lien Collateral Agent” means the collateral agent under the First Lien Notes.

“Fitch” means Fitch Ratings, Inc. or any successor to its rating agency business.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Reference Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations, contained in this Second Lien Exchangeable Notes Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Second Lien Exchangeable Notes Indenture.

“Government Authority” means any government department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial legislative or administrative body or entity, domestic or foreign, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Grantor” means the Company and any Guarantor that shall have granted any Lien in favor of the Collateral Agent on any of its assets or properties to secure any Obligations under the Secured Indebtedness.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) the Parent Guarantor and (ii) each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date); provided that upon release or discharge of the Parent Guarantor or such Restricted Subsidiary from its Note Guarantee in accordance with this Second Lien Exchangeable Notes Indenture, the Parent Guarantor or such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated pursuant to its terms in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Hedge Agreement.”

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holder” means a Person in whose name a Second Lien Exchangeable Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, surety or performance bonds, bank guarantees, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 60 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business (whether or not consistent with past practice), and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such Attributable Indebtedness would appear on the balance sheet of such Person in accordance with GAAP); and

(6) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends), if and to the extent that any of the preceding items in clauses (1) through (6) (other than letters of credit, surety or performance bonds, bank guarantees, bankers’ acceptances or other similar instruments, Attributable Indebtedness and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to a securitization transaction or series of securitization transactions.

For the avoidance of doubt, any operating lease in existence on the Reference Date and any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP, any termination payment, fee or other expenses (including, but not limited to, as part of termination agreements, settlement agreements or lease amendments) and any Guarantee of any of the foregoing, shall not be deemed to be “Indebtedness.”

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest.

The amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercreditor Agreements” means, collectively, the First Lien/Second Lien/Third Lien Intercreditor Agreement and the Collateral Agency Agreement.

“Interest Payment Date” means April 1 and October 1 of each year to the Stated Maturity of the Second Lien Exchangeable Notes.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including by way of Guarantee), capital contributions or advances (other than accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances in the ordinary course of business (whether or not consistent with past practice)), purchases or other acquisitions for consideration of Equity Interests, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet (excluding the footnotes thereto) of the Company prepared in accordance with GAAP and in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or property; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business (whether or not consistent with past practice) and in compliance with this Second Lien Exchangeable Notes Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business (whether or not consistent with past practice); and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company.

For purposes of Section 4.08 and Section 4.13:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in respect of such Investment.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Company or any Guarantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Investor” means (a) Adam Neumann, Miguel McKelvey, Benchmark Capital Partners VII (AIV), L.P., DAG Holdings, We Holdings LLC (so long as the majority of the equity interests of We Holdings LLC are beneficially owned by persons who are otherwise Investors), JP Morgan Holdings and SBG, (b) any Affiliate of any such Person, (c) any trust or partnership created solely for the benefit of any natural person listed in clause (a) and/or members of the family of any natural person listed in clause (a), and (d) any Person where the voting of shares of Capital Stock of the Company is controlled by any of the foregoing.

“Issue Date” means the first date the Second Lien Exchangeable Notes are issued.

“Junior Lien” means a Lien, junior to both the Priority Liens and the Parity Liens as provided in the First Lien/Second Lien/Third Lien Intercreditor Agreement and any Junior Intercreditor Agreement, granted by the Company or any Guarantor in favor of holders of Junior Lien Debt (or any collateral trustee or representative in connection therewith), at any time, upon any property of the Company or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral” means all “Collateral” (or substantively equivalent terms) as defined in any Junior Lien Document, and any other assets of the Company or any Guarantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Junior Lien Obligations.

“Junior Lien Collateral Agent” means the collateral agent or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of any Junior Lien Documents, the Collateral Agency Agreement and the Junior Intercreditor Agreement.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Guarantor (including any Permitted Refinancing Indebtedness in respect thereof to the extent permitted by the First Lien/Second Lien/Third Lien Intercreditor Agreement) that is (i) secured by a Junior Lien, (ii) permitted to be Incurred under Section 4.09 and Section 4.10, (iii) permitted to be Incurred and so secured under each applicable Secured Debt Document, (iv) has a final maturity equal to or later than, and a weighted Average Life to Stated Maturity equal to or greater than, 91 days after the final maturity of the Second Lien Exchangeable Notes and (v) is subject to any Junior Intercreditor Agreement and the First Lien/Second Lien/Third Lien Intercreditor Agreement; provided that, in the case of any Indebtedness referred to in this definition:

(1) on or before the date on which such Indebtedness is Incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an officer’s certificate delivered to the Junior Lien Collateral Agent and Collateral Agent as “Junior Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both “Junior Lien Debt” and “Parity Lien Debt” or “Priority Lien Debt” (or any combination of the three);

(2) the collateral agent or other representative with respect to such Indebtedness, the Priority Lien Collateral Agents, the Junior Lien Collateral Agent, the Collateral Agent, the Company and each applicable Guarantor have duly executed and delivered any Intercreditor Agreement (or a joinder to the First Lien/Second Lien/Third Lien Intercreditor Agreement or a new Intercreditor Agreement substantially similar to the First Lien/Second Lien/Third Lien Intercreditor Agreement, and in a form reasonably acceptable to each of the parties thereto);

(3) the collateral agent or other representative with respect to such Indebtedness, the Junior Lien Collateral Agent, the Collateral Agent, the Company and each applicable Guarantor have duly executed and delivered any Junior Intercreditor Agreement (or a joinder to the Junior Intercreditor Agreement or a new Junior Intercreditor Agreement substantially similar to the Junior Intercreditor Agreement, and in a form reasonably acceptable to each of the parties thereto); and

(4) all other requirements set forth in the First Lien/Second Lien/Third Lien Intercreditor Agreement and any Junior Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Debt to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Documents” means, collectively, any indenture, Debt Facility or other agreement or instrument pursuant to which Junior Lien Debt is Incurred and the documents pursuant to which Junior Lien Obligations are granted.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any Series of Junior Lien Debt, the trustee, agent or representative of the holders of such Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and is appointed as a representative of such Series of Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to this Second Lien Exchangeable Notes Indenture, Letter of Credit Facility or other agreement governing such Series of Junior Lien Debt.

“Last Reported Sale Price” of the shares of Common Stock on any Trading Day means (i) unless clause (ii) or (iii) applies, the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are traded; (ii) if the shares of Common Stock are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the shares of Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; or (iii) if the shares of Common Stock are not so traded or quoted, the average of the mid-point of the last bid and ask prices for the shares of Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company, acting reasonably, for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“LC Facility” means one or more Debt Facilities (including, without limitation, the Letter of Credit Facility) under which letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments may be issued for the benefit of the Company and any Restricted Subsidiary, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and without limitation as to terms, conditions, covenants and other provisions and whether or not with the original administrative agent, banks, institutional lenders, purchasers, investors, trustees or agents).

“Letter of Credit Facility” means the letter of credit facility established under the Credit Agreement, dated as of December 27, 2019, by and among the Company and SoftBank Vision Fund II-2 L.P. (as successor co-obligor to SoftBank Group Corp.), as co-obligors, the issuing creditors and L/C Participants party thereto and Goldman Sachs International Bank, as senior tranche administrative agent and shared collateral agent and Kroll Agency Services Limited, as junior tranche administrative agent, as amended from time to time, and as such agreement may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms of the Pari Passu Intercreditor Agreement (including increasing the amount of the commitments thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09).

“Letter of Credit Facility Discharge Event” means the occurrence of any one of the following:

(i) the Discharge of the Letter of Credit Facility Obligations, or

(ii) the “Date of Full Satisfaction” as defined under the Letter of Credit Facility, or

(iii) the funding, payment, prepayment, reimbursement, or cash collateralization of the obligations of the Company, the SVF Obligor or any other obligor under the Letter of Credit Facility (whether by the Company or any of its subsidiaries, the SVF Obligor or any other person), in each case, in full and in cash, including any funding, payment, prepayment, reimbursement or cash collateralization or prepayment in accordance with Section 11.1 or Section 11.2 of the Letter of Credit Facility or in accordance with the Parent Indemnity, or

(iv) any SVF Party is subrogated to the rights of the Letter of Credit Facility Secured Parties as a result of the funding, payment, prepayment, reimbursement, or cash collateralization of the obligations of the Company, any SVF Party or any other obligor under the Letter of Credit Facility pursuant to Sections 11.1 or 11.2 thereof, in each case, in full and in cash.

“Letter of Credit Facility Obligations” means all “Obligations” as defined in the Letter of Credit Facility (or similar term in any Refinancing Indebtedness in respect of the Letter of Credit Facility Obligations).

“Letter of Credit Facility Secured Parties” means the “Secured Parties” as defined in the Letter of Credit Facility (or similar term in any Refinancing of the Letter of Credit Facility).

“Letter of Credit Facility Security Documents” means the “WeWork Security Documents” as defined in the Letter of Credit Facility (or similar term in any Refinancing of the Letter of Credit Facility).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Material Indebtedness” means any Indebtedness with any outstanding aggregate principal amount exceeding $50.00 million.

“Material Intellectual Property” means intellectual property owned by the Company or its Restricted Subsidiaries that is material to the business, operations, assets, financial condition or prospects of the Company and its Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash received from the sale or other disposition of any Designated Non-cash Consideration received as consideration in such Asset Disposition, but only as and when received) therefrom, in each case net of:

(1) fees, out-of-pocket expenses and other direct costs relating to such Asset Disposition and the sale or other disposition of such Designated Non-cash Consideration, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, sale or other disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, sale or other disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, sale or other disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, sale or other disposition;

(3) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, sale or other disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, sale or other disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, sale or other disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale, net of out-of-pocket fees and expenses directly relating to such issuance or sale.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Second Lien Exchangeable Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), other than a pledge of Equity Interests of an Unrestricted Subsidiary owned by the Company;

(2) no default with respect to which (including any rights that the holders thereof may have to take Enforcement Action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than Equity Interests of an Unrestricted Subsidiary owned by the Company or its Restricted Subsidiaries.

“Notes Creditors” means, collectively, the Trustee, the Collateral Agent and the Holders.

“Note Documents” means this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees, the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement (or any other intercreditor or subordination agreement).

“Note Guarantee” means, individually, any Guarantee of payment of the Second Lien Exchangeable Notes and the Company’s other Obligations under this Second Lien Exchangeable Notes Indenture by a Guarantor pursuant to the terms of this Second Lien Exchangeable Notes Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes Obligations” shall mean the obligations owing pursuant to the Notes Documents.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, premium, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, surety or performance bonds and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Observation Period” with respect to any Second Lien Exchangeable Notes surrendered for exchange means the 20 consecutive Trading Day period commencing on (and including) the 21st Scheduled Trading Day prior to (i) the related Exchange Date or (ii) in the case of a Mandatory Exchange, the occurrence of a Mandatory Exchange Event.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Offering Memorandum” means the exchange offer memorandum dated April 3, 2023, as amended and supplemented prior to April 28, 2023 related to, among other things, the offer and sale of the First Lien Notes, the Second Lien Notes and the Third Lien Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer, the General Counsel, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Guarantee” means the unconditional guarantee on a senior unsecured basis by WeWork Inc.

“Parent Indemnity” means the Parent Indemnity, dated as of the Fifth Amendment Effective Date (as defined in the Credit Agreement), by and among SBG (as defined in the Credit Agreement) and the Senior Tranche Administrative Agent and as accepted and acknowledged by the SVF Obligor.

“Pari Passu Intercreditor Agreement” has the meaning ascribed to such term in the indenture governing the First Lien Notes.

“Parity Lien” means the Liens on the Collateral securing the Parity Lien Debt pursuant to the Parity Lien Documents.

“Parity Lien Collateral Agent” means the collateral agent under the Second Lien Exchangeable Notes and the Second Lien Notes.

“Parity Lien Debt” means:

(1) the Second Lien Exchangeable Notes issued on the Issue Date and Note Guarantees thereof;

(2) the Second Lien Notes issued on the Issue Date and the Second Lien Note Guarantees thereof and any amounts due thereunder or in connection therewith; and

(3) any other Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Guarantor that is (i) secured equally and ratably with the Second Lien Notes, Second Lien Exchangeable Notes or any other Parity Lien Debt by a Parity Lien, (ii) permitted to be Incurred and so secured under Section 4.09 and Section 4.10, (iii) permitted to be Incurred and so secured under each applicable Priority Lien Document, Parity Lien Document and Junior Lien Document, and (iv) has a final maturity equal to or later than, and a weighted Average Life to Stated Maturity equal to or greater than, the final maturity of the Second Lien Exchangeable Notes; provided that, in the case of any Indebtedness referred to in clause (3) of this definition:

(a)

on or before the date on which such Indebtedness is Incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Parity Lien Representative and the Collateral Agent, as “Parity Lien Debt” for the purposes of this Second Lien Exchangeable Notes Indenture and the Collateral Agency Agreement; provided, further, that no Series of Secured Debt may be designated as both “Parity Lien Debt” and “Priority Lien Debt” or “Junior Lien Debt” (or any combination of the three);

(b)

the Parity Lien Representative of such Parity Lien Debt (other than Additional Notes issued under the Second Lien Exchangeable Notes Indenture, if any) shall have executed and delivered a joinder in form and substance satisfactory to the Parity Lien Secured Parties (each acting through its respective Parity Lien Representative) or any other intercreditor agreement, as applicable, in respect of such Indebtedness; and

(c)

all requirements set forth in the Collateral Agency Agreement as to the confirmation, grant or perfection of the Collateral Agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (3) will be conclusively established if the Company delivers to the Collateral Agent an officer’s certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Parity Lien Debt”).

“Parity Lien Documents” means, collectively, the Note Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Parity Lien Obligations and the Security Documents (other than any security documents that do not secure Parity Lien Obligations).

“Parity Lien Obligations” means Parity Lien Debt, the Notes Obligations and all other Obligations in respect thereof.

“Parity Lien Representative” means:

(1) in the case of the Second Lien Exchangeable Notes, the Trustee;

(2) in the case of the Second Lien Notes, the trustee under the Second Lien Notes; or

(3) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the Security Documents) pursuant to this Second Lien Exchangeable Notes Indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Agency Agreement as a “Parity Lien Representative” by a joinder in the form required under the Collateral Agency Agreement.

“Parity Lien Secured Parties” means, at any time, the holders of the Second Lien Exchangeable Notes, the Trustee, the Collateral Agent, each other Parity Lien Representative and each other holder of any Parity Lien Obligations.

“Partnership” means The We Company Management Holdings L.P. and any successor entity.

“Partnership Agreement” means the Third Amended and Restated Agreement of Exempted Limited Partnership of The We Company Management Holdings L.P., as in effect on the Issue Date.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Reference Date or any business that is similar, related, complementary, incidental or ancillary thereto, or that is an extension, development or expansion thereof.

“Permitted Holders” means each of the Investors, any Permitted Parent and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing or any Person or group specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investor, Permitted Parent and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Second Lien Exchangeable Notes Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with this Second Lien Exchangeable Notes Indenture) will thereafter constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary;

(2) a Person if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)

such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) extensions of trade credit and receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business (whether or not consistent with past practice) and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business (whether or not consistent with past practice);

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary not to exceed $12.00 million at any time outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)

in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Issue Date, or made pursuant to any commitment in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original discount or the issuance of payment-in-kind securities, in each case pursuant to the terms of such Investment as in effect on the Issue Date);

(10) Hedging Obligations Incurred in compliance with Section 4.09;

(11) Guarantees issued in accordance with Section 4.09 and Specified Real Estate Finance Guarantees;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) advances or other payments by the Company or any of its Restricted Subsidiaries to fund operating and other expenditures pursuant to profit-sharing and/or franchise agreements entered into in the ordinary course of business (whether or not consistent with past practice) set forth in long-term written agreements with third parties; provided that any related real estate or other assets occupied by such third parties are not recorded on the consolidated balance sheet of the Company and its Restricted Subsidiaries;

(14) lease, utility and other similar deposits in the ordinary course of business (whether or not consistent with past practice); and

(15) the portion of any Investments made with Equity Interests of the Company that are not Disqualified Stock.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(1), (2), (20), (21), Error! Reference source not found., (23) and (24) related Hedging Obligations and related banking services or Cash Management Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company, which Liens may rank senior in priority to the Liens securing the Second Lien Exchangeable Notes in the case of Indebtedness Incurred pursuant to Section 4.09(b)(1) and (2), may rank equal in priority to the Liens securing the Second Lien Exchangeable Notes in the case of Indebtedness Incurred pursuant to Section 4.09(b)(20), (22) and (24) and shall rank junior in priority to the Liens securing the Second Lien Exchangeable Notes in the case of Indebtedness Incurred pursuant to Section 4.09(b)(21), and (23);

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business (whether or not consistent with past practice);

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business (whether or not consistent with past practice);

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that any reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens to secure surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business (whether or not consistent with past practice), other than any such obligation Incurred under Section 4.09(b)(1);

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, drains, telegraph, television and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(7) Liens securing Hedging Obligations that are Incurred in the ordinary course of business (whether or not consistent with past practice) and not for speculative purposes;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(9) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for the review of such judgment, which appeal or proceedings have not been finally terminated or the period within which such appeal or proceedings may be initiated has not expired;

(10) Liens to secure Indebtedness permitted by Section 4.09(b)(9) covering only the assets acquired with such Indebtedness (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); provided that:

(a)

the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Second Lien Exchangeable Notes Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b)

such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other Obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17) [reserved];

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1), (10), (13), (14), (15) and this clause (18) of this definition; provided that (x) any such Lien has the same or junior priority relative the Lien securing the Indebtedness being refinanced being replaced and (y) such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) Liens securing security deposits pursuant to bona fide lease agreements in the ordinary course of business (whether or not consistent with past practice);

(22) customary restrictions on, or options, contracts or other arrangements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by this Second Lien Exchangeable Notes Indenture;

(23) Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance, discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations;

(24) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business (whether or not consistent with past practice) and covering only the assets so leased and other statutory and common law landlords’ Liens under leases, and financing statements related thereto;

(25) in the case of any joint venture, any put and call arrangements related to the respective joint venture’s Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(26) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(27) Liens on Equity Interests of Unrestricted Subsidiaries securing Non-Recourse Debt of the Company or a Restricted Subsidiary;

(28) Junior Liens securing Indebtedness Incurred pursuant to Section 4.09(b)(14); provided that any such Indebtedness shall be secured only by the assets (including all accessions, attachments, improvements and proceeds thereof) acquired, constructed or improved in connection with the Incurrence of such Indebtedness; and

(29) other Liens so long as the aggregate outstanding principal amount of the Obligations secured thereby at any one time outstanding does not exceed $50.00 million, which Liens Incurred under this clause (29) shall rank junior in priority to the Liens on the Collateral securing the Second Lien Exchangeable Notes.

In the event that the a Permitted Lien meets the criteria of more than one types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition, and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Parent” means any direct or indirect parent company of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction, merger, sale or other transfer of equity interests or assets of the Company that results in a modification of the beneficial ownership of the Company) that beneficially owns 100% of the Capital Stock of the Company; provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent company became the beneficial owner of 100% of the Capital Stock of the Company and such parent company owns no assets other than Cash Equivalents and the Capital Stock of the Company or any other Permitted Parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Government Authority or any agency or political subdivision thereof or any other entity.

“PIK Interest” means interest payable on the Second Lien Exchangeable Notes by increasing the aggregate principal amount of an outstanding Global Note or issuing PIK Notes under this Second Lien Exchangeable Notes Indenture having the same terms as the Second Lien Exchangeable Notes issued on the Issue Date, subject to the terms of Exhibit A.

“PIK Payment” means any payment of PIK Interest on any Interest Payment Date for the interest period ended on such date.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Lien” means a Lien granted, or purported to be granted, by the Company or any other Grantor in favor of any Priority Lien Collateral Agent, at any time, upon any Property of the Company or any other Grantor to secure Priority Lien Obligations.

“Priority Lien Collateral” means all “Collateral” (or substantively equivalent term), as defined in the Letter of Credit Facility or any other Priority Lien Document, and any other assets of the Company or any Guarantor now or at any time hereafter subject to Liens which secure, but only to the extent securing, any Priority Lien Obligation.

“Priority Lien Collateral Agent” means, each of (i) the Senior Tranche Administrative Agent (or other Person designated by the Senior Tranche Administrative Agent or other successor thereto in such capacity in accordance with the Letter of Credit Facility) or the Junior Tranche Administrative Agent (to the extent the Junior Tranche Administrative Agent is the controlling agent under the Letter of Credit Facility), (ii) the First Priority Lien Collateral Agent, and (iii) each collateral agent or other representative of lenders or holders of Priority Lien Obligations designated pursuant to the terms of the Priority Lien Documents and the Pari Passu Intercreditor Agreement from time to time.

“Priority Lien Debt” means:

(1)	Indebtedness of the Company and the Guarantors under the Letter of Credit Facility and reimbursement obligations with respect thereto;

(2)	The First Lien Notes and the guarantees thereof;

(3)

any other Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Guarantor that is (i) secured equally and ratably with the First Lien Notes or any other Priority Lien Debt by a Priority Lien, (ii) permitted to be Incurred and so secured under Section 4.09 and Section 4.10, (iii) permitted to be Incurred and so secured under each applicable Priority Lien Document, Parity Lien Document and Junior Lien Document, and (iv) has a final maturity equal to or later than, and a weighted Average Life to Stated Maturity equal to or greater than, the final maturity of the First Lien Notes; provided that, in the case of any Indebtedness referred to in clause (3) of this definition:

(a) on or before the date on which such Indebtedness is Incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an officer’s certificate delivered to each Priority Lien Representative and the First Priority Lien Collateral Agent, as “Priority Lien Debt” for the purposes of the First Lien Indenture and the Pari Passu Intercreditor Agreement; provided, further, that no Series of Secured Debt may be designated as both “Priority Lien Debt” or “Junior Lien Debt” (or any combination of the two);

(b) the Priority Lien Representative of such Priority Lien Debt (other than additional First Lien Notes, if any) shall have executed and delivered an Additional Secured Debt Designation (as defined in the Pari Passu Intercreditor Agreement) on behalf of itself and all holders of such Indebtedness; and

(c) all requirements set forth in the Pari Passu Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Representatives’ Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (3) will be conclusively established if the Company delivers to the Controlling Priority Lien Collateral Agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

“Priority Lien Documents” means, collectively, the Letter of Credit Facility, the Letter of Credit Facility Security Documents, the First Lien Notes Documents, and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Priority Lien Debt and any security documents in respect thereof (other than any security documents that do not secure Priority Lien Obligations).

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of or in connection with Priority Lien Debt together with Hedging Obligations and the Cash Management Obligations, in each case to the extent that such Obligations are secured by Priority Liens (it being understood and agreed that “Priority Lien Obligations” shall include any claims of subrogation of the SVF Obligor or any other person to the extent that the SVF Obligor (as defined in the Letter of Credit Facility) or such person funds, pays, prepays, reimburses or cash collateralizes the Letter of Credit Facility). For the avoidance of doubt, Hedging Obligations shall only constitute Priority Lien Obligations to the extent that such Hedging Obligations are secured under the terms of the Letter of Credit Facility and related security documents. Notwithstanding any other provision in this Second Lien Exchangeable Notes Indenture, the term “Priority Lien Obligations” will include accrued interest, fees, costs, premiums, and other charges Incurred under the Letter of Credit Facility, the First Lien Indenture and the First Lien Note Documents, and the other Priority Lien Documents, whether Incurred before or after commencement of an Insolvency or Liquidation Proceeding, and whether or not allowable in an Insolvency or Liquidation Proceeding. To the extent that any payment with respect to the Priority Lien Obligations (whether by or on behalf of the Company or any Guarantor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Priority Lien Representative” means:

(1)	in the case of the First Lien Notes, the First Lien Notes Trustee;

(2)

in the case of the Letter of Credit Facility, the Senior Tranche Administrative Agent (or other Person designated by the Senior Tranche Administrative Agent or other successor thereto in such capacity in accordance with the Letter of Credit Facility) or the Junior Tranche Administrative Agent (to the extent the Junior Tranche Administrative Agent is the controlling agent under the Letter of Credit Facility); and

(3)

in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who (a) is appointed as a Priority Lien Representative (for purposes related to the administration of the security documents with respect to such Series of Priority Lien Obligations) pursuant to the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, together with its successors in such capacity, and (b) has become a party to the Pari Passu Intercreditor Agreement as a “Parity Lien Representative” by a joinder in the form required under the Pari Passu Intercreditor Agreement.

“Priority Lien Secured Parties” means, at any time, (i) each holder of First Lien Notes, each Priority Lien Collateral Agent, the First Lien Notes Trustee, each lender, holder, agent, Issuing Creditor or L/C Participant (each as defined in the Letter of Credit Facility) under the Letter of Credit Facility or other Series of Priority Lien Debt and (ii) the SVF Obligor or any other person, to the extent the SVF Obligor or such other person is subrogated to the rights of the Letter of Credit Facility Secured Parties (it being understood that the exercise by the SVF Obligor of any right of subrogation, reimbursement, contribution or any other right to enforce any remedy against the Company and the Guarantors shall be subject to Section 2.14(b) of the Letter of Credit Facility).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 or September 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Reference Date” means April 30, 2018.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) all or a portion of any Indebtedness existing on the Issue Date or Incurred in compliance with this Second Lien Exchangeable Notes Indenture (including additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by an Officer of the Company), defeasance costs, accrued interest (including, for the avoidance of doubt, payment-in-kind interest) and fees and expenses in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Second Lien Exchangeable Notes or if such Indebtedness is Priority Lien Debt or Parity Lien Debt, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Second Lien Exchangeable Notes or if such Indebtedness is Restricted Debt, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Second Lien Exchangeable Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by an Officer of the Company), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Second Lien Exchangeable Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Second Lien Exchangeable Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means that certain registration rights agreement (as amended or otherwise modified from time to time), dated as of May 5, 2023, by and among WeWork Inc. and certain investors thereto.

“Required First Lien Noteholders” means, at any time, the holders of a majority in aggregate principal amount of each Series of First Lien Notes outstanding.

“Required Parity Lien Debtholders” has the meaning set forth in the Collateral Agency Agreement.

“Restricted Debt” means (i) the Existing Unsecured Notes, (ii) any Junior Lien Debt and (iii) any other Indebtedness of the Issuers or a Guarantor that is not Secured Indebtedness (including Indebtedness in respect of Subordinated Obligations).

“Responsible Officer” means, when used with respect to the Trustee or the Collateral Agent, any officer within the corporate trust department of the Trustee or the Collateral Agent, as applicable, having direct responsibility for the administration of this Second Lien Exchangeable Notes Indenture, the Security Document or the First Lien/Second Lien/Third Lien Intercreditor Agreement, as applicable, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SBG” means SoftBank Group Corp. and its Affiliates (excluding, for the avoidance of doubt, WeWork Inc. and its Subsidiaries) or any of their successors or assigns.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Second Lien Exchangeable Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Second Lien Exchangeable Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Exchangeable Notes” means the Company’s 11.000% Second Lien Exchangeable Senior Secured PIK Notes due 2027.

“Second Lien Exchangeable Notes Indenture” means this Second Lien Exchangeable Notes Indenture as amended, supplemented, restated or otherwise modified from time to time.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Notes, the Second Lien Note Guarantees, the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement.

“Second Lien Note Guarantees” means, individually, any Guarantee of payment of the Second Lien Notes and the Company’s other Obligations under the Second Lien Indenture by a Guarantor pursuant to the terms of the Second Lien Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Second Lien Indenture” means that certain Second Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Company, the Co-Obligor, the guarantors listed therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, supplemented, restated or otherwise modified from time to time, relating to the Second Lien Notes.

“Second Lien Notes” means the Company’s 11.000% Second Lien Senior Secured PIK Notes due 2027 issued pursuant to the Second Lien Indenture.

“Second Priority Lien” means the Liens on the Collateral securing the Second Priority Lien Debt pursuant to the Second Priority Lien Documents.

“Secured Debt Documents” means the Priority Lien Documents, the Parity Lien Documents, the Third Priority Lien Documents and the Junior Lien Documents.

“Secured Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing, in each case secured by a Lien. For the avoidance of doubt, “Secured Indebtedness” shall not include Indebtedness described in clause (5) of the definition thereof or any Guarantees in respect thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Collateral Agency Agreement, each joinder agreement required by the Collateral Agency Agreement, and all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Article 12.

“Senior L/C Tranche” means the facility in respect of the aggregate Senior Tranche L/C Commitments and L/C Exposure of the Senior Tranche L/C Participants (each as defined in the Letter of Credit Facility as in effect on the date hereof).

“Senior Tranche Administrative Agent” means Goldman Sachs International Bank, together with its affiliates, as the administrative agent for the Senior Tranche Issuing Creditors and the Senior Tranche L/C Participants (each as defined in the Letter of Credit Facility as in effect on the date hereof) under the Letter of Credit Facility, and as shared collateral agent with respect to the SVF Collateral and the WeWork Collateral for the Senior Tranche Issuing Creditors, the Senior Tranche L/C Participants, the Junior Tranche Issuing Creditor and the Junior Tranche L/C Participants (each as defined in the Letter of Credit Facility as in effect on the date hereof), together with any of its permitted successors and assigns.

“Series” means (a) with respect to the Priority Lien Secured Parties, Parity Lien Secured Parties, Third Priority Lien Secured Parties or secured parties in respect of any Junior Lien Debt, as applicable, each of (i) the Letter of Credit Facility Secured Parties (in their capacities as such); it being understood and agreed that the Letter of Credit Facility Secured Parties (in their capacities as such) in respect of the Senior L/C Tranche, together with the Letter of Credit Facility Secured Parties (in their capacities as such) in respect of the Junior L/C Tranche, collectively, shall constitute one Series for all purposes hereunder, (ii) the First Lien Notes Secured Parties, (iii) the Parity Lien Secured Parties and (iv) the Third Priority Lien Secured Parties and (b) with respect to any Priority Lien Obligations, Parity Lien Obligations, Third Priority Lien Obligations or Junior Lien Obligations, as applicable, each of (i) the Letter of Credit Facility Obligations; it being understood and agreed that the Letter of Credit Facility Obligations in respect of the Senior L/C Tranche, together with the Letter of Credit Facility Obligations in respect of the Junior L/C Tranche, collectively, shall constitute one Series for all purposes hereunder, (ii) the Obligations owing in respect of the First Lien Notes Documents, (iii) the Parity Lien Obligations, and (iv) the Third Priority Lien Obligations.

“Series II First Lien Notes” means the “Series II First Lien Notes” as defined in the First Lien Indenture.

“Series III First Lien Notes” means the “Series III First Lien Notes” as defined in the First Lien Indenture.

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Parity Lien Debt” means, severally, the Second Lien Exchangeable Notes, the Second Lien Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, any series of Indebtedness and other Obligations under each of the Letter of Credit Facility and the First Lien Indenture and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Series of Secured Debt” means each Series of Priority Lien Debt, each Series of Parity Lien Debt, each Series of Third Priority Lien Debt and each Series of Junior Lien Debt.

“Settlement Method” means, with respect to any exchange of Second Lien Exchangeable Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company with respect to such exchange.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Dollar Amount” means the maximum cash amount per $1,000 exchange amount of Second Lien Exchangeable Notes to be received upon exchange as specified (or deemed specified) in the Settlement Notice related to any exchanged Second Lien Exchangeable Notes.

“Specified Hedge Agreement” means any Hedge Agreement in respect of interest rates or currency exchange rates entered into by the Company or any Guarantor and any Person that is a lender under a Debt Facility or an affiliate of such lender at the time such Hedge Agreement is entered into.

“Specified Real Estate Finance Guarantees” means guarantees not constituting Indebtedness, indemnity obligations and other contingent obligations with respect to: (a) performance obligations, (b) environmental liabilities and (c) matters which are commonly referred to as “bad-boy acts” or “recourse carve-outs” in the real estate lending industry, including, without limitation: fraud; gross negligence; willful misconduct; waste; interference with exercise of remedies; misrepresentation; misapplication or misappropriation of funds (including, without limitation, insurance proceeds or condemnation awards); undisclosed liabilities; employee-related liabilities; failure to satisfy governmental rules; commencement of a voluntary bankruptcy filing or similar proceeding by the applicable primary obligor; commencement of an involuntary bankruptcy filing or similar proceeding against the applicable primary obligor; tax assessments and claims; failure to obtain or preserve expected tax attributes; failure to comply with restrictions on sale, transfer or other disposition of assets; failure to comply with negative pledge requirements; failure to vacate premises after termination of a lease; and failure to comply with special purpose entity or bankruptcy remote requirements.

“Stated Maturity” means, with respect to any security or installment of interest or principal on any series of Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated pursuant to its terms in right of payment to the Second Lien Exchangeable Notes.

“Subsidiary” of any Person means:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or any combination thereof); and

(2) any partnership, limited liability company or similar entity (a) the sole general partner, the managing general partner or the sole managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“SVF Obligor” means the Partnership, acting by the Manager or the Jersey General Partner (each as defined in the Credit Agreement) in its capacity as general partner, as the case may be.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Lien Exchangeable Note Documents” means the Third Lien Exchangeable Notes Indenture, the Third Lien Exchangeable Notes, the Third Lien Exchangeable Note Guarantees, the Third Priority Lien Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement.

“Third Lien Exchangeable Note Guarantees” means, individually, any Guarantee of payment of the Third Lien Exchangeable Notes and the Company’s other Obligations under the Third Lien Exchangeable Notes Indenture by a Guarantor pursuant to the terms of the Third Lien Exchangeable Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Third Lien Exchangeable Notes” means the Company’s 12.000% Third Lien Exchangeable Senior Secured PIK Notes due 2027.

“Third Lien Exchangeable Notes Indenture” means that certain Third Lien Exchangeable Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Company, the Co-Obligor, the guarantors listed therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, supplemented, restated or otherwise modified from time to time, relating to the Third Lien Exchangeable Notes.

“Third Lien Intercreditor Agreement” means the Intercreditor Agreement among the Third Priority Lien Collateral Agent, the Third Lien Notes trustee, any other the Junior Lien Collateral Agent, the Third Lien Exchangeable Notes trustee, the Company, the Guarantors and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Third Lien Indenture.

“Third Lien Indenture” means that certain Third Lien Senior Secured PIK Notes Indenture, dated as of May 5, 2023, by and among the Company, the Co-Obligor, the guarantors listed therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent, as amended, supplemented, restated or otherwise modified from time to time, relating to the Third Lien Notes.

“Third Lien Note Documents” means the Third Lien Notes Indenture, the Third Lien Notes, the Third Lien Note Guarantees, the Third Priority Lien Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement.

“Third Lien Note Guarantees” means, individually, any Guarantee of payment of the Third Lien Notes and the Company’s other Obligations under the Third Lien Indenture by a Guarantor pursuant to the terms of the Third Lien Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Third Lien Notes” means the Company’s 12.000% Third Lien Senior Secured PIK Notes due 2027 issued pursuant to the Third Lien Indenture.

“Third Priority Lien” means the Liens on the Collateral securing the Third Priority Lien Debt pursuant to the Third Priority Lien Documents.

“Third Priority Lien Collateral Agency Agreement” means the collateral agency agreement with respect to the Third Lien Notes among the Company, the Guarantors, the Third Priority Lien Collateral Agent, the Third Priority Lien Trustee, and the other Third Priority Lien Representatives from time to time party thereto.

“Third Priority Lien Collateral Agent” means the collateral agent under the Third Lien Notes and the Third Lien Exchangeable Notes.

“Third Priority Lien Debt” means:

(1) the Third Lien Notes issued on the Issue Date and Third Lien Note Guarantees thereof;

(2) the Third Lien Exchangeable Notes and Third Lien Exchangeable Note Guarantees thereof; and

(3) any other Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries) of the Company or any Guarantor that is (i) secured equally and ratably with the Third Lien Notes or any other Third Priority Lien Debt by a Third Priority Lien, (ii) permitted to be Incurred and so secured under Section 4.09 and Section 4.10, (iii) permitted to be Incurred and so secured under each applicable Priority Lien Document, Parity Lien Document, Third Priority Lien Document, Third Priority Lien Document and Junior Lien Document, and (iv) has a final maturity equal to or later than, and a weighted Average Life to Stated Maturity equal to or greater than, the final maturity of the Third Lien Notes; provided that, in the case of any Indebtedness referred to in clause (3) of this definition:

(a)

on or before the date on which such Indebtedness is Incurred by the Company or any Guarantor, such Indebtedness is designated by the Company, in an officers’ certificate delivered to each Third Priority Lien Representative and the Third Priority Lien Collateral Agent, as “Third Priority Lien Debt” for the purposes of the Third Lien Indenture and the Third Priority Lien Collateral Agency Agreement; provided, further, that no Series of Secured Debt may be designated as both “Parity Lien Debt” and “Priority Lien Debt”or “Third Priority Lien Debt” or “Junior Lien Debt” (or any combination of the four);

(b)

the Third Priority Lien Representative of such Third Priority Lien Debt (other than additional notes issued under the same indenture as the Third Lien Notes, if any) shall have executed and delivered an Additional Secured Debt Designation (as defined in the Third Priority Lien Collateral Agency Agreement) on behalf of itself and all holders of such Indebtedness; and

(c)

all requirements set forth in the Third Priority Lien Collateral Agency Agreement as to the confirmation, grant or perfection of the Third Priority Lien Collateral Agent’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (3) will be conclusively established if the Company delivers to the Third Priority Lien Collateral Agent an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Third Priority Lien Debt”).

“Third Priority Lien Documents” means, collectively, the Third Lien Note Documents, the Third Lien Exchangeable Note Documents and any additional indenture, supplemental indenture, credit agreement or other agreement governing each other Series of Third Priority Lien Debt and the Third Lien Security Documents (other than any security documents that do not secure Third Priority Lien Obligations).

“Third Priority Lien Obligations” means Third Priority Lien Debt and all other Obligations in respect thereof.

“Third Priority Lien Representative” means:

(1) in the case of the Third Lien Notes, the Third Priority Lien Trustee;

(2) in the case of the Third Lien Exchangeable Notes, the trustee for the Third Lien Exchangeable Notes; or

(3) in the case of any other Series of Third Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Third Priority Lien Debt who (a) is appointed as a Third Priority Lien Representative (for purposes related to the administration of the applicable security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Third Priority Lien Debt, together with its successors in such capacity, and (b) has become a party to the Third Priority Lien Collateral Agency Agreement as a “Third Priority Lien Representative” by a joinder in the form required under the Third Priority Lien Collateral Agency Agreement.

“Third Priority Lien Secured Parties” means, at any time, the holders of the Third Lien Notes, the holders of the Third Lien Exchangeable Notes, Third Priority Lien Trustee, trustee of the Third Lien Exchangeable Notes and the Third Priority Lien Collateral Agent (for each of the Third Lien Notes and Third Lien Exchangeable Notes).

“Third Priority Lien Trustee” means, at any time, the trustee under the Third Lien Notes.

“Total Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing. For the avoidance of doubt, “Total Indebtedness” shall not include Indebtedness described in clause (5) of the definition thereof or any Guarantees in respect thereof.

“Trading Day” means a day during which trading in the shares of Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the shares of Common Stock are listed for trading and the Last Reported Sale Price for the shares of Common Stock is available.

“Transaction Expenses” means any fees, costs, premium, original issue discount and expenses (including all legal, accounting and other professional fees, costs and expenses) Incurred or paid by the Company or any Restricted Subsidiary associated or in connection with the Transactions, including any fees, costs, premium, original issue discount and expenses associated with payments or distributions to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto).

“Transactions” means, collectively, the transactions described under “Summary––The Transactions” in the Offering Memorandum, the payment of Transaction Expenses and the consummation of any other transaction in connection with the foregoing.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States, as trustee, until a successor replaces it in accordance with the applicable provisions of this Second Lien Exchangeable Notes Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means (1) WeWork Capital Advisors LLC, 1 Ariel Way Tenant Limited, ARK Investment Group Holdings LLC and (2) in addition:

(a) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided in Section 4.13; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Unrestricted Subsidiary Asset Disposition” means (i) any direct or indirect sale, lease (other than a lease entered into in the ordinary course of business (whether or not consistent with past practice)), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of an Unrestricted Subsidiary or WeWork Japan GK (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by any Unrestricted Subsidiary or WeWork Japan GK, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be an Unrestricted Subsidiary Asset Disposition:

(1) a disposition of assets by an Unrestricted Subsidiary (other than a disposition of WeWork Japan GK or any of its assets) to an Unrestricted Subsidiary;

(2) a disposition of Cash Equivalents in the ordinary course of business (whether or not consistent with past practice);

(3) a disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business (consistent with past practice);

(4) a disposition of obsolete, surplus, damaged or worn-out assets or assets that are no longer useful in the conduct of the business of the Unrestricted Subsidiary;

(5) the sale or issuance of Capital Stock by an Unrestricted Subsidiary to the Company or to a Restricted Subsidiary;

(6) dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $10.00 million;

(7) the creation of a Lien and dispositions in connection with Liens (other than, in the case of WeWork Japan GK, dispositions in connection with Liens with a Fair Market Value in excess of $10.00 million);

(8) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (whether or not consistent with past practice) or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(9) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business (whether or not consistent with past practice) which do not materially interfere with the business of the Unrestricted Subsidiary, taken as a whole;

(10) foreclosure on, or condemnation or expropriation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(11) the unwinding of any Hedging Obligations or Cash Management Obligations;

(12) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/ sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements;

(13) dispositions of property consisting of tenant improvements at a location in connection with the termination of the lease for such location or cessation of operations at such location; and

(14) a disposition of assets by WeWork Japan GK or any of its subsidiaries to WeWork Japan GK or any of its other Subsidiaries.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“WeWork Inc.” means WeWork Inc., a Delaware corporation, and its successors and assigns.

“Wholly Owned Net Cash” means unrestricted cash held by WeWork Inc., the Company or any Restricted Subsidiaries, in the form of United States dollars, Canadian dollars, Pounds Sterling, Yen, Euros, any national currency of any Participating Member State of the EMU, Swiss Franc and any other currency, in the ordinary course of business and not for speculative purposes; provided, the foregoing shall exclude any cash held by joint ventures, cash held by WeWork Greater China Holding Company B.V., cash held by LATAM CO B.V. and WeWork Japan GK, cash held by entities that do not form part of consolidated financial statements of WeWork Inc., including for the avoidance of doubt, Ampa Ltd. and WeWork India Management Private Limited, cash posted as collateral pursuant to an LC Facility and cash held at variable interest entities.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02. Other Definitions.

Term	Defined in Section
“4(a)(2) Global Note”	2.1(b) of Appendix A
“4(a)(2) Notes”	2.1(a) of Appendix A
“Affiliate Transaction”	4.14(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.16(c)
“Asset Disposition Offer Amount”	Section 3.09(b)
“Asset Disposition Offer Period”	Section 3.09(b)
“Asset Disposition Purchase Date”	Section 3.09(b)
“Authentication Order”	2.02(c)
“Automatic Exchange”	2.2(i) of Appendix A
“Automatic Exchange Date”	2.2(i) of Appendix A
“Automatic Exchange Notice”	2.2(i) of Appendix A
“Automatic Exchange Notice Date”	2.2(i) of Appendix A
“balance sheet date”	4.06(f)
“Cash Settlement”	13.03(a)
“Change of Control Offer”	4.15(a)
“Change of Control Payment”	4.15(a)
“Change of Control Payment Date”	4.15(b)
“Clause A Distribution”	13.06(c)
“Clause B Distribution”	13.06(c)
“Clause C or Clause D Distribution”	13.06(c)
“Clearstream”	1.1(a) of Appendix A
“Combination Settlement”	13.03(a)

Term	Defined in Section
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.2(e) of Appendix A
“Designation”	4.13(a)
“Directing Holder”	6.01(b)
“Distributed Property”	13.06(c)
“Distribution Compliance Period”	1.1(a) of Appendix A
“ERISA Legend”	2.2(e) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01(a)
“Exchange Agent”	2.03(a)
“exchange amount”	13.03(a)
“exchange consideration”	13.03(a)
“Exchange Date”	13.02
“Excess Proceeds”	4.16(c)
“Existing Bank Facility Debt”	4.09(d)
“Expiration Date”	Section 1.04(j)
“Fully Participating Holder”	9.02(h)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“ICA Legend”	2.2(e) of Appendix A
“Legal Defeasance”	8.02(a)
“Mandatory Exchange”	13.04(b)(i)
“Mandatory Exchange Date”	13.04(b)(ii)
“Mandatory Exchange Event”	13.04(a)
“Mandatory Exchange Notice”	13.04(b)
“Merger Event”	13.11
“Noteholder Direction”	6.01(b)
“Notice”	14.13
“OID Notes Legend”	2.2(e) of Appendix A
“Offer Notice”	9.02(h)
“Paying Agent”	2.03(a)
“PDF”	14.15
“Physical Settlement”	13.03(a)
“PIK Notes”	2.01(a)
“Position Representation”	6.01(b)
“QIB”	1.1(a) of Appendix A
“Received Dividend”	13.06
“Reference Property”	13.11
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Restricted Notes Legend”	2.2(e) of Appendix A

Term	Defined in Section
“Restricted Payment”	4.08(a)
“Revocation”	4.13(a)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Second Lien Exchangeable Note Register”	2.03(a)
“Settlement Amount”	13.03(c)
“Settlement Notice”	13.03(b)
“Specified Courts”	14.07
“Spin-Off”	13.06(c)
“Successor Company”	5.01(d)
“Successor Guarantor”	5.01(f)
“Successor Parent”	5.01(a)
“Third-Party Exchange Election”	13.15
“Top-Up Notice”	9.02(h)
“Trigger Event”	13.06(c)
“Trustee”	7.07(f)
“unit of Reference Property”	13.11
“Unrestricted Global Note”	1.1(a) of Appendix A
“Unrestricted Subsidiary”	4.13(a)
“Valuation Period”	13.06(c)
“Verification Covenant”	6.01(b)

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or Section 1.02 has the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Second Lien Exchangeable Notes Indenture;

(7) the words “herein,” “hereof” and other words of similar import refer to this Second Lien Exchangeable Notes Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Second Lien Exchangeable Notes Indenture; and

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines;

(12) references to “principal amount” of Second Lien Exchangeable Notes include any increase in the principal amount of outstanding Second Lien Exchangeable Notes (including as a result of a PIK Payment).

Section 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Second Lien Exchangeable Notes Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Second Lien Exchangeable Note, shall be sufficient for any purpose of this Second Lien Exchangeable Notes Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Second Lien Exchangeable Notes shall be proved by the Second Lien Exchangeable Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Second Lien Exchangeable Note shall bind every future Holder of the same Second Lien Exchangeable Note and the Holder of every Second Lien Exchangeable Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Second Lien Exchangeable Note.

(e) The Company may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Second Lien Exchangeable Notes Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Company may also choose not to set a record date for, and the provisions of this clause (e) shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Second Lien Exchangeable Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this clause (e), the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 14.01.

(f) The Trustee or the Company may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this clause (f), the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Second Lien Exchangeable Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this clause (f), the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder, as applicable, in the manner set forth in Section 14.01.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Second Lien Exchangeable Note may do so with regard to all or any part of the principal amount of such Second Lien Exchangeable Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this clause (g) shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Second Lien Exchangeable Notes Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Second Lien Exchangeable Notes Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Second Lien Exchangeable Notes in the manner set forth in Section 14.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

Section 1.05. No Incorporation by Reference of Trust Indenture Act.

This Second Lien Exchangeable Notes Indenture is not qualified under the Trust Indenture Act, and the Trust Indenture Act shall not apply to or in any way govern the terms of this Second Lien Exchangeable Notes Indenture. As a result, no provisions of the Trust Indenture Act are incorporated into this Second Lien Exchangeable Notes Indenture unless expressly incorporated pursuant to this Second Lien Exchangeable Notes Indenture.

ARTICLE 2

THE SECOND LIEN EXCHANGEABLE NOTES

Section 2.01. Form and Dating; Terms.

(a) Provisions relating to the Initial Notes, Additional Notes, PIK Notes and any other Second Lien Exchangeable Notes issued under this Second Lien Exchangeable Notes Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Second Lien Exchangeable Notes Indenture. The Second Lien Exchangeable Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Second Lien Exchangeable Notes Indenture. The Second Lien Exchangeable Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company, the Co-Obligor or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Second Lien Exchangeable Note shall be dated the date of its authentication. The Second Lien Exchangeable Notes shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Second Lien Exchangeable Notes shall constitute, and are hereby expressly made, a part of this Second Lien Exchangeable Notes Indenture, and the Company, the Co-Obligor, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Second Lien Exchangeable Notes Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Second Lien Exchangeable Note conflicts with the express provisions of this Second Lien Exchangeable Notes Indenture, the provisions of this Second Lien Exchangeable Notes Indenture shall govern and be controlling.

The Second Lien Exchangeable Notes shall be subject to repurchase by the Company pursuant to an Asset Disposition Offer as provided in Section 4.16 or a Change of Control Offer as provided in Section 4.15, and otherwise as not prohibited by this Second Lien Exchangeable Notes Indenture. The Second Lien Exchangeable Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes may be created and issued from time to time by the Company as permitted hereunder without notice to or consent of any Holders. In connection with any PIK Payment, the Company is entitled, without the consent of the Holders (and without regard to any restrictions or limitations set forth under Section 4.09 and Section 4.10), to increase the aggregate principal amount of an outstanding Global Note or to issue Global Notes or Definitive Notes under this Second Lien Exchangeable Notes Indenture having the same terms as the Second Lien Exchangeable Notes issued on the Issue Date, subject to the terms of Exhibit A, in the amount of the applicable PIK Payment (“PIK Notes”). Additional Notes and PIK Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes.

Subject to compliance with Section 4.09 and Section 4.10 herein, the Company may from time to time and without notice to or consent of any Holders, issue Additional Notes having identical terms and conditions as the Second Lien Exchangeable Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue; provided that if any Additional Notes are not fungible with the Second Lien Exchangeable Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN from the Second Lien Exchangeable Notes. Any Additional Notes shall be issued with the benefit of a supplemental indenture to this Second Lien Exchangeable Notes Indenture and will be part of the same issue as the Second Lien Exchangeable Notes that the Company is currently offering and will vote on all matters as a single series with the Second Lien Exchangeable Notes.

Section 2.02. Execution and Authentication.

(a) At least one Officer shall execute the Second Lien Exchangeable Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Second Lien Exchangeable Note no longer holds that office at the time a Second Lien Exchangeable Note is authenticated, the Second Lien Exchangeable Note shall nevertheless be valid.

(b) A Second Lien Exchangeable Note shall not be entitled to any benefit under this Second Lien Exchangeable Notes Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Second Lien Exchangeable Note has been duly authenticated and delivered under this Second Lien Exchangeable Notes Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt (i) of an Authentication Order, authenticate and deliver any Additional Notes or PIK Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes or PIK Notes issued hereunder or (ii) a written order of the Company, increase the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment in the amount set forth in such order.

(d) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Second Lien Exchangeable Notes. An authenticating agent may authenticate Second Lien Exchangeable Notes whenever the Trustee may do so. Each reference in this Second Lien Exchangeable Notes Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e) The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $187,500,000, (b) subject to the terms of this Second Lien Exchangeable Notes Indenture, Additional Notes or PIK Notes, (c) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Second Lien Exchangeable Notes Indenture. Such order shall specify the amount of the Second Lien Exchangeable Notes to be authenticated, the date on which the original issue of Second Lien Exchangeable Notes is to be authenticated and whether the Second Lien Exchangeable Notes are to be Initial Notes, Additional Notes, PIK Notes or other Unrestricted Global Notes. Notwithstanding anything to the contrary herein, only an Authentication Order shall be delivered to the Trustee and no Officer’s Certificate or Opinion of Counsel shall be required to be delivered in connection with any PIK Payment (whether by an issuance of PIK Notes or by an increase in the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment).

Section 2.03. Registrar, Paying Agent and Exchange Agent.

(a) The Company shall maintain an office or agency where Second Lien Exchangeable Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Second Lien Exchangeable Notes may be presented for payment (“Paying Agent”) or for exchange for Common Stock (the “Exchange Agent”). The Registrar shall keep a register of the Second Lien Exchangeable Notes (“Second Lien Exchangeable Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The term “Exchange Agent” includes any additional exchange agent. The Company may change any Paying Agent, Registrar or Exchange Agent without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Second Lien Exchangeable Notes Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Exchange Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or Exchange Agent.

(b) The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent, Registrar and Exchange Agent for the Second Lien Exchangeable Notes and to act as Custodian with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money and PIK Notes in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal of, premium, if any, and interest on any of the Second Lien Exchangeable Notes, deposit with a Paying Agent cash and, if applicable, PIK Notes sufficient to pay such amount, such cash and, if applicable, PIK Notes to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash or PIK Notes held by such Paying Agent for the payment of principal of, premium, if any, and interest on, the Second Lien Exchangeable Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money, or deliver all PIK Notes, held by it to the Trustee. The Company at any time may require a Paying Agent to pay all cash, or deliver all PIK Notes, held by it to the Trustee. Upon payment over, or delivery, to the Trustee, a Paying Agent shall have no further liability for the cash or PIK Notes, as the case may be. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all cash held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Second Lien Exchangeable Notes. Notwithstanding anything in this Second Lien Exchangeable Notes Indenture to the contrary, any PIK Payment in the form of an increase in the aggregate principal amount of an outstanding Global Note made in accordance with Section 4.01 shall be deemed to comply with this Section 2.04.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) The Second Lien Exchangeable Notes shall be issued in registered form and shall be transferable only upon the surrender of a Second Lien Exchangeable Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.15, 4.16, 9.04, 13.02 or 13.04).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company and Co-Obligor, evidencing the same debt, and entitled to the same benefits under this Second Lien Exchangeable Notes Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Second Lien Exchangeable Note during a period beginning at the opening of business 15 days before the day of any selection of Second Lien Exchangeable Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Second Lien Exchangeable Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Second Lien Exchangeable Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Second Lien Exchangeable Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Second Lien Exchangeable Note, the Trustee, any Agent and the Company shall deem and treat the Person in whose name any Second Lien Exchangeable Note is registered as the absolute owner of such Second Lien Exchangeable Note for the purpose of receiving payment of principal of, premium, if any, and (subject to the Record Date provisions of the Second Lien Exchangeable Notes) interest on such Second Lien Exchangeable Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Second Lien Exchangeable Note at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Second Lien Exchangeable Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Second Lien Exchangeable Notes may be exchanged for other Second Lien Exchangeable Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Second Lien Exchangeable Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07. Replacement Second Lien Exchangeable Notes.

If a mutilated Second Lien Exchangeable Note is surrendered to the Trustee or if a Holder claims that its Second Lien Exchangeable Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Second Lien Exchangeable Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Second Lien Exchangeable Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, indemnity or security must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Second Lien Exchangeable Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Second Lien Exchangeable Note. Every replacement Second Lien Exchangeable Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Second Lien Exchangeable Notes Indenture equally and proportionately with all other Second Lien Exchangeable Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Second Lien Exchangeable Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Second Lien Exchangeable Note, pay such Second Lien Exchangeable Note.

Section 2.08. Outstanding Second Lien Exchangeable Notes.

(a) The Second Lien Exchangeable Notes outstanding at any time are all the Second Lien Exchangeable Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Second Lien Exchangeable Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Second Lien Exchangeable Note; provided that Second Lien Exchangeable Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of this Section 2.08.

(b) If a Second Lien Exchangeable Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Second Lien Exchangeable Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Second Lien Exchangeable Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Second Lien Exchangeable Notes payable or to be redeemed or purchased on that date, then on and after that date such Second Lien Exchangeable Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

(e) For the avoidance of doubt, unless represented by PIK Notes, the aggregate principal amount outstanding under any Second Lien Exchangeable Note (as reflected in the books and records of the Depositary and the Trustee) shall include any increase in the aggregate principal amount of the applicable Global Notes as a result of a PIK Payment.

Section 2.09. Treasury Notes.

In determining whether the Holders of the requisite principal amount of Second Lien Exchangeable Notes have concurred in any direction, waiver or consent, Second Lien Exchangeable Notes beneficially owned by the Company, or by any Affiliate of the Company (other than SBG), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Second Lien Exchangeable Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Second Lien Exchangeable Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Second Lien Exchangeable Notes and that the pledgee is not the Company or any obligor upon the Second Lien Exchangeable Notes or any Affiliate of the Company (other than SBG) or of such other obligor.

Section 2.10. Temporary Second Lien Exchangeable Notes.

Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Second Lien Exchangeable Notes. Temporary Second Lien Exchangeable Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Second Lien Exchangeable Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Second Lien Exchangeable Notes. Holders and beneficial holders, as the case may be, of temporary Second Lien Exchangeable Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Second Lien Exchangeable Notes under this Second Lien Exchangeable Notes Indenture.

Section 2.11. Cancellation.

The Company at any time may deliver Second Lien Exchangeable Notes to the Trustee for cancellation. The Registrar, Paying Agent and Exchange Agent shall forward to the Trustee any Second Lien Exchangeable Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar, the Paying Agent or the Exchange Agent and no one else shall cancel all Second Lien Exchangeable Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Second Lien Exchangeable Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Second Lien Exchangeable Notes shall, upon the written request of the Company, be delivered to the Company. Except as otherwise provided in this Second Lien Exchangeable Notes Indenture, the Company may not issue new Second Lien Exchangeable Notes to replace Second Lien Exchangeable Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest.

(a) If the Company defaults in a payment of interest on the Second Lien Exchangeable Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Second Lien Exchangeable Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Second Lien Exchangeable Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Second Lien Exchangeable Note delivered under this Second Lien Exchangeable Notes Indenture upon registration of transfer of or in exchange for or in lieu of any other Second Lien Exchangeable Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Second Lien Exchangeable Note so delivered.

Section 2.13. CUSIP and ISIN Numbers.

The Company may use CUSIP or ISIN numbers (if then generally in use) for the Second Lien Exchangeable Notes and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Second Lien Exchangeable Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Second Lien Exchangeable Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.14. PIK Interest.

As further set forth in Sections 1 and 2 of Exhibit A, interest on the Second Lien Exchangeable Notes shall be partially payable in the form of PIK Interest on the then-outstanding principal amount of Second Lien Exchangeable Notes. In connection with a PIK Payment in respect of the Second Lien Exchangeable Notes, the Company will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.09 and Section Section 4.10), either increase the aggregate principal amount of an outstanding Global Note or issue PIK Notes under this Second Lien Exchangeable Notes Indenture. Pursuant to this Section 2.14 and Section 1 of Exhibit A, and as further set forth in Section 4.01 and Section 2 of Exhibit A, on the applicable Record Date, the Company shall deliver to the Trustee (i) a written order of the Company to increase the aggregate principal amount of an outstanding Global Note as a result of such PIK Payment in the amount set forth in such order or (ii) PIK Notes duly executed by the Company together with an Authentication Order pursuant to Section 2.02 requesting the authentication of such PIK Notes by the Trustee. On any Interest Payment Date on which the Company makes a PIK Payment by increasing the aggregate principal amount of an outstanding Global Note, the Trustee, or the Depositary at the direction of the Trustee, shall increase the outstanding aggregate principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded down to the nearest whole dollar, for the relevant interest period on the principal amount of such Global Note, to the credit of the Holders on the relevant Record Date and an adjustment will be made on the register maintained with the Registrar with respect to such Global Note to reflect such increase and thereafter shall be part of the outstanding principal amount of the Second Lien Exchangeable Notes for all purposes of this Second Lien Exchangeable Notes Indenture, the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement. On any Interest Payment Date on which the Company makes a PIK Payment by issuing PIK Notes, the principal amount of such PIK Notes issued to any Holder, for the relevant interest period as of the relevant Record Date for such Interest Payment Date, will be rounded down to the nearest whole dollar. For the avoidance of doubt, following the increase in the aggregate principal amount of any outstanding Global Note as a result of a PIK Payment, such Global Note will bear interest on such increased aggregate principal amount from and after the date of such PIK Payment at the rate applicable to the Second Lien Exchangeable Notes in the manner set forth on Exhibit A. Any PIK Notes issued in the form of Definitive Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date at the rate applicable to the Second Lien Exchangeable Notes in the manner set forth on Exhibit A. All Second Lien Exchangeable Notes issued pursuant to a PIK Payment will mature on August 15, 2027 and will be governed by, and subject to the terms, provisions and conditions of, this Second Lien Exchangeable Notes Indenture and shall have the same terms as the Second Lien Exchangeable Notes issued on the Issue Date, subject to the terms of Exhibit A. Any certificated PIK Notes will be issued with the description “THIS IS A PIK NOTE” on the face of such PIK Note, but shall be treated for all purposes under this Second Lien Exchangeable Notes Indenture with the same rights and obligations as the Second Lien Exchangeable Notes.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee.

If the Company elects to redeem Second Lien Exchangeable Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, such notice and an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Second Lien Exchangeable Note or Section of this Second Lien Exchangeable Notes Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Second Lien Exchangeable Notes to be redeemed and (4) the redemption price, if then ascertainable.

Section 3.02. Selection of Second Lien Exchangeable Notes to Be Redeemed or Purchased.

(a) If less than all of the then outstanding Second Lien Exchangeable Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Second Lien Exchangeable Notes to be redeemed or purchased in compliance with the requirements of the principal national securities exchange on which the Second Lien Exchangeable Notes are listed or, if the Second Lien Exchangeable Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate in accordance with the applicable procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Second Lien Exchangeable Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Second Lien Exchangeable Notes not previously called for redemption or purchase or surrendered for exchange.

(b) The Trustee shall promptly notify the Company in writing of the Second Lien Exchangeable Notes selected for redemption or purchase and, in the case of any Second Lien Exchangeable Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. If any Second Lien Exchangeable Note selected for partial redemption is surrendered for a Holder-elected exchange in part after such selection, the portion of the Second Lien Exchangeable Notes surrendered for such Holder-elected exchange shall be deemed (so far as may be possible) to be the portion not selected for redemption. Second Lien Exchangeable Notes and portions of Second Lien Exchangeable Notes selected shall be in amounts of $1.00 or integral multiples of $1.00; provided that no Second Lien Exchangeable Notes of $1.00 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Second Lien Exchangeable Notes Indenture that apply to Second Lien Exchangeable Notes called for redemption or purchase also apply to portions of Second Lien Exchangeable Notes called for redemption or purchase.

(c) After the redemption date or purchase date, upon surrender of a Second Lien Exchangeable Note to be redeemed or purchased in part only, a new Second Lien Exchangeable Note or Second Lien Exchangeable Notes in principal amount equal to the unredeemed or unpurchased portion of the original Second Lien Exchangeable Note, representing the same Indebtedness to the extent not redeemed or not purchased, shall be issued in the name of the Holder of the Second Lien Exchangeable Notes upon cancellation of the original Second Lien Exchangeable Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03. Notice of Redemption.

(a) Subject to Section 3.09, the Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) notices of redemption of Second Lien Exchangeable Notes not less than 15 days but not more than 60 days before the redemption date to each Holder whose Second Lien Exchangeable Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11. As set forth in Section 3.07(c), notices of redemption may be conditional.

(b) The notice shall identify the Second Lien Exchangeable Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Second Lien Exchangeable Note is to be redeemed in part only, the portion of the principal amount of that Second Lien Exchangeable Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Second Lien Exchangeable Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Second Lien Exchangeable Notes Indenture, interest on Second Lien Exchangeable Notes called for redemption ceases to accrue on and after the redemption date;

(7) that a Holder of a Second Lien Exchangeable Note to be redeemed has the right to exchange such Second Lien Exchangeable Note pursuant to Section 13.01 until the close of business on the Scheduled Trading Day prior to the redemption date unless the Company fails to pay the redemption price (in which case a Holder may exchange such Second Lien Exchangeable Note until the redemption price has been paid or duly provided for);

(8) the “exchange amount” on the Scheduled Trading Day prior to the redemption date applicable to each $1,000 principal amount of a Second Lien Exchangeable Note;

(9) the Exchange Rate on the Scheduled Trading Day prior to the redemption date;

(10) the Settlement Method then in effect;

(11) the paragraph or subparagraph of the Second Lien Exchangeable Notes or Section of this Second Lien Exchangeable Notes Indenture pursuant to which the Second Lien Exchangeable Notes called for redemption are being redeemed;

(12) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Second Lien Exchangeable Notes; and

(13) if applicable, any condition to such redemption.

(c) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), such notice and an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Second Lien Exchangeable Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(c)). The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Second Lien Exchangeable Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Second Lien Exchangeable Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Second Lien Exchangeable Notes or portions of Second Lien Exchangeable Notes called for redemption.

Section 3.05. Deposit of Redemption or Purchase Price.

(a) No later than 11:00 a.m. (New York City time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Second Lien Exchangeable Notes to be redeemed or purchased on that date. The Paying Agent shall promptly mail to each Holder whose Second Lien Exchangeable Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Second Lien Exchangeable Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Second Lien Exchangeable Notes or the portions of Second Lien Exchangeable Notes called for redemption or purchase. If a Second Lien Exchangeable Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Second Lien Exchangeable Note will be paid on such redemption or purchase date to the Person in whose name such Second Lien Exchangeable Note is registered at the close of business on such Record Date. If any Second Lien Exchangeable Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a) interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Second Lien Exchangeable Notes and in Section 4.01.

Section 3.06. Second Lien Exchangeable Notes Redeemed or Purchased in Part.

Upon surrender of a Second Lien Exchangeable Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Second Lien Exchangeable Note equal in principal amount to the unredeemed or unpurchased portion of the Second Lien Exchangeable Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Second Lien Exchangeable Note shall be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. It is understood that, notwithstanding anything in this Second Lien Exchangeable Notes Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Second Lien Exchangeable Note.

Section 3.07. Optional Redemption.

(a) At any time and from time to time on or after the Issue Date, the Company may redeem the Second Lien Exchangeable Notes (including any Additional Notes and any PIK Notes issued after the Issue Date), at its option, in whole or in part, upon notice pursuant to Section 3.03, at a redemption price equal to 101.0% of the aggregate principal amount of the Second Lien Exchangeable Notes to be redeemed, plus accrued and unpaid interest (including PIK Interest), if any, to but not including the applicable redemption date.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

(c) Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Section 3.08. Mandatory Redemption; Open Market Purchases.

(a) The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Second Lien Exchangeable Notes.

(b) For the avoidance of doubt, the Company may acquire Second Lien Exchangeable Notes by means other than a redemption or repurchase, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Second Lien Exchangeable Notes Indenture.

Section 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.16, the Company is required to commence an Asset Disposition Offer, the Company will follow the procedures specified below.

(b) The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Second Lien Exchangeable Notes and, if applicable, Parity Lien Obligations (on a pro rata basis, if applicable) required to be offered for purchase pursuant to Section 4.16 (the “Asset Disposition Offer Amount”), or, if less than the Asset Disposition Offer Amount of Second Lien Exchangeable Notes (and, if applicable, Parity Lien Obligations) has been so validly tendered, all Second Lien Exchangeable Notes and Parity Lien Obligations validly tendered in response to the Asset Disposition Offer. Payment for any Second Lien Exchangeable Notes so purchased will be made in the same manner as interest payments on the Second Lien Exchangeable Notes are made.

(c) If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid on the Asset Disposition Purchase Date to the Person in whose name a Second Lien Exchangeable Note is registered at the close of business on such Record Date.

(d) Upon the commencement of an Asset Disposition Offer, the Company shall mail a notice to each of the Holders or otherwise deliver such notice in accordance with the applicable procedures of the Depositary, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Second Lien Exchangeable Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Parity Lien Obligations. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that an Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.16 and the expiration time of the Asset Disposition Offer Period;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date; and

(3) the procedures, determined by the Company, consistent with this Second Lien Exchangeable Notes Indenture that a Holder must follow in order to have its Second Lien Exchangeable Notes repurchased.

(e) On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary or as otherwise provided in Section 4.16(c), the Asset Disposition Offer Amount of Second Lien Exchangeable Notes and Parity Lien Obligations or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Second Lien Exchangeable Notes and Parity Lien Obligations so tendered, in the case of the Second Lien Exchangeable Notes, in integral multiples of $1.00; provided that if, following repurchase of a portion of a Second Lien Exchangeable Note, the remaining principal amount of such Second Lien Exchangeable Note outstanding immediately after such repurchase would be less than $1.00, then the portion of such Second Lien Exchangeable Note so repurchased shall be reduced so that the remaining principal amount of such Second Lien Exchangeable Note outstanding immediately after such repurchase is $1.00. The Company shall deliver, or cause to be delivered, to the Trustee the Second Lien Exchangeable Notes so accepted and an Officer’s Certificate directing the Trustee to cancel the applicable Second Lien Exchangeable Notes and stating the aggregate principal amount of Second Lien Exchangeable Notes or portions thereof so accepted and that such Second Lien Exchangeable Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

(f) The Paying Agent shall promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each tendering Holder an amount equal to the purchase price of the Second Lien Exchangeable Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and if less than all of the Second Lien Exchangeable Notes tendered are purchased pursuant to the Asset Disposition Offer, the Company will promptly issue a new Second Lien Exchangeable Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail (or otherwise deliver in accordance with the applicable procedures of Depositary) (or cause to be transferred by book-entry) such new Second Lien Exchangeable Note to such Holder (it being understood that, notwithstanding anything in this Second Lien Exchangeable Notes Indenture to the contrary, only an Authentication Order and no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Second Lien Exchangeable Note) in a principal amount equal to any unpurchased portion of the Second Lien Exchangeable Note surrendered; provided that each such new Second Lien Exchangeable Note will be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Second Lien Exchangeable Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

(g) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Second Lien Exchangeable Notes Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Second Lien Exchangeable Notes Indenture by virtue of any conflict.

(h) Other than as specifically provided in this Section 3.09 or Section 4.16, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Second Lien Exchangeable Notes.

(a) The Company shall pay, or cause to be paid, the principal of, premium, if any, cash interest and PIK Interest on, the Second Lien Exchangeable Notes on the dates and in the manner provided in the Second Lien Exchangeable Notes and shall pay or deliver, as applicable, any Settlement Amounts thereon, in each case on the dates and in the manner provided in the Second Lien Exchangeable Notes and in this Second Lien Exchangeable Notes Indenture. Principal, premium, if any, and cash interest and Settlement Amounts on any Second Lien Exchangeable Notes shall be considered paid or delivered, as applicable, on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 a.m. (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and cash interest then due and all Settlement Amounts on the Second Lien Exchangeable Notes. PIK Interest will be considered paid on the date due if prior to such date the Trustee has received (i) a written order of the Company to increase the aggregate principal amount of an outstanding Global Note as a result of a PIK Payment in the amount set forth in such order or (ii) PIK Notes duly executed by the Company together with an Authentication Order pursuant to Section 2.02 requesting the authentication of such PIK Notes by the Trustee as of such Interest Payment Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) The Company shall pay cash interest (excluding PIK Interest) (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable cash interest rate (after giving effect to Section 6.02(d), but excluding the PIK Interest rate) on the Second Lien Exchangeable Notes to the extent lawful; it shall pay cash interest (excluding PIK Interest) (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Second Lien Exchangeable Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate additional offices or agencies where the Second Lien Exchangeable Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03. [Reserved].

Section 4.04. Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Second Lien Exchangeable Notes Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05. Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate or limited liability company existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory) of the Company and its Restricted Subsidiaries to conduct business; provided that the Company shall not be required to preserve any such right, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06. Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide to the Holders the following reports:

(1) within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2023), an annual report containing substantially all the information that would have been required to be contained in an annual report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm; provided that such annual report shall not be required to contain information required by Items 9A (controls and procedures), 10 (directors, executive officers and corporate governance) and 11 (executive compensation) of Form 10-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter in which the Issue Date occurs), quarterly reports with respect to the most recent fiscal quarter and year-to-date period containing substantially all the information that would have been required to be contained in a quarterly report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s discussion and analysis of financial condition and results of operations” section and unaudited quarterly financial statements prepared in accordance with GAAP; provided that such quarterly report shall not be required to contain the information required by Part I, Item 4 of Form 10-Q (controls and procedures); and

(3) within ten Business Days after the occurrence of each event that would have been required to be reported under Items 2.01 (Completion of Acquisition or Disposition of Assets), 2.06 (Material Impairments), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) and 5.01 (Changes in Control of Registrant) in a current report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all the information that would have been required by the foregoing items of Form 8-K to be contained in a current report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act;

provided that, for the avoidance of doubt, in each of the reports delivered pursuant to clause (1) or (2) above, the Company shall set forth a calculation of Adjusted EBITDA; provided, further, however, that, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports (a) shall not be required to comply with Section 302 or 404 of the Sarbanes-Oxley Act of 2002 or related Items 307 and 308 of Regulation S-K promulgated by the SEC or Item 601 of Regulation S-K (with respect to exhibits), (b) shall not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals) or Item 10(e) of Regulation S-K (relating to non-GAAP financial measures), (c) shall not be required to contain the disclosure contemplated by Rule 13-01 or Rule 13-02 of Regulation S-X promulgated by the SEC or a separate financial footnote for Guarantors and Non-Guarantor Subsidiaries contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC, (d) shall not be required to comply with Section 3-09 of Regulation S-X to the extent that the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries (and with respect to any financial statements required to be delivered under this clause (d), notwithstanding any law, rule or regulation that would require that some or all of such financial statements be audited, the Company may nonetheless deliver unaudited financial statements to satisfy such requirement) and (e) shall not be required to comply with Section 3-05 of Regulation S-X to the extent that the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries (and with respect to any financial statements required to be delivered under this clause (e), notwithstanding any law, rule or regulation that would require that some or all of such financial statements be audited, the Company may nonetheless deliver unaudited financial statements to satisfy such requirement).

(b) In addition, to the extent not satisfied by the foregoing, for so long as any Second Lien Exchangeable Notes are outstanding, the Company shall furnish to Holders and to prospective purchasers of the Second Lien Exchangeable Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this clause (b) and the preceding clause (a) of this Section 4.06 may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, bona fide prospective purchasers of the Second Lien Exchangeable Notes (which prospective purchasers will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act)), securities analysts and market making institutions that certify their status as such to the reasonable satisfaction of the Company and who agree to treat such information as confidential.

(c) The Company will be permitted to satisfy its obligations under this covenant with respect to financial information relating to the Company (including, for the avoidance of doubt, the obligation to provide a calculation of Adjusted EBITDA) by furnishing financial information relating to any Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(d) Notwithstanding anything to the contrary set forth above, if the Company or any Parent Entity has furnished the Holders of Second Lien Exchangeable Notes or filed with the SEC the reports described in the preceding paragraphs with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with the provisions of this covenant.

(e) In addition, no later than fifteen Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to Section 4.06(a)(1) or 4.06(a)(2) above, the Company or any Parent Entity shall also hold live quarterly conference calls with the opportunity to ask questions of the Company or such Parent Entity, as applicable (it being understood that such quarterly conference call may be the same conference call as that held for Company’s or, as applicable, any Parent Entity’s equity investors, debt investors or analysts). Prior to the date such conference call is to be held, the Company, or, as applicable, the applicable Parent Entity shall issue a press release to the appropriate U.S. wire services or otherwise announce such quarterly conference call for the benefit of the Holders, beneficial owners of the Second Lien Exchangeable Notes, bona fide prospective purchasers of the Second Lien Exchangeable Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and include information on how to access such quarterly conference call.

(f) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, held more than 10.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) or accounted for more than 10.00% of consolidated total revenue of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ended on the balance sheet date, then the annual and quarterly financial information required by Section 4.06(a) shall include a reasonably detailed presentation, as determined in good faith by the Company, of selected financial metrics (which metrics will be selected by the Company in its sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s discussion and analysis of financial condition and results of operations” section.

(g) To the extent any information is not provided within the time periods specified in this Section 4.06 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default that has not become an Event of Default with respect thereto shall be deemed to have been cured.

(h) Delivery of the reports, information and documents in accordance with this Section 4.06 shall satisfy the Company’s obligation to make such delivery, but, in the case of the Trustee, such delivery shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Second Lien Exchangeable Notes Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report, and the Trustee shall have no duty to participate in or monitor any conference calls.

Section 4.07. Compliance Certificate.

(a) The Company will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Second Lien Exchangeable Notes Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Second Lien Exchangeable Notes Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Second Lien Exchangeable Notes Indenture, the Company will promptly (which shall be within 30 days following the date on which the Company becomes aware of such Default or receives notice of such Default, as applicable) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

Section 4.08. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Equity Interests of the Company (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Equity Interests of the Company or any direct or indirect parent company of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Restricted Debt, other than Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) above (other than any exception thereto) shall be referred to as a “Restricted Payment”).

(b) Section 4.08(a) shall not prohibit:

(1) any Restricted Payment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that any such Restricted Payment made pursuant to this clause (1) shall not be used to purchase, repurchase, redeem, defease or otherwise acquire or retire Restricted Debt;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Restricted Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of Restricted Debt that is permitted to be Incurred pursuant to Section 4.09 and Section 4.10 and constitutes Refinancing Indebtedness in respect of such acquired or retired Restricted Debt;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4) to the extent required by the terms of any Restricted Debt, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Restricted Debt (a) at a purchase price not greater than 101% of the principal amount of such Restricted Debt in the event of a Change of Control or (b) at a purchase price not greater than 100% of the principal amount thereof in the event of an Asset Disposition; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 4.15 or 4.16 with respect to the Second Lien Exchangeable Notes and has completed the repurchase or redemption of all Second Lien Exchangeable Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.08;

(6) the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any existing or former directors, employees, management, consultants, advisors or service providers of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements approved by the Board of Directors of the Company; provided that such repurchases, redemptions or other acquisitions pursuant to this clause shall not exceed $30.00 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $60.00 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Reference Date; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Reference Date; less

(c) the amount of any Restricted Payments made since the Reference Date with the Net Cash Proceeds described in clauses (a) and (b) of this clause (6);

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Second Lien Exchangeable Notes Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(8) repurchases of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights to purchase Capital Stock or other convertible or exchangeable securities if such Equity Interests represent all or portion of the exercise price thereof or in connection with the exercise or vesting of stock options, warrants or other rights to the extent necessary to pay withholding taxes related to such exercise or vesting;

(9) any payment to the holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares;

(10) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries;

(11) tax distributions in an aggregate amount not to exceed the amount required to be distributed pursuant to Section 4.2 of the Partnership Agreement (disregarding for this purpose any limitations on such tax distributions imposed by reference to any credit limitation or financing agreement, and excluding any tax distributions arising from income (if any) attributable to the Exchange Offers); provided that any such amounts distributed to any Parent Entity (as defined in the Partnership Agreement) and (i) not used to pay a tax liability or (ii) to the extent used to pay a tax liability, ultimately refunded to any such Parent Entity (as defined in the Partnership Agreement) by the applicable taxing authority, and, in each case, required to be contributed to the Partnership pursuant to Section 4.2 of the Partnership Agreement, shall be contributed to the Company;

(12) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Restricted Debt (a) in an aggregate purchase price not to exceed $30.00 million; provided, that the purchase price of any such Restricted Debt shall not exceed 60.0% of the principal amount thereof; or (b) with Capital Stock of any Parent Entity or using any Net Cash Proceeds from any Equity Offering of Capital Stock of any Parent Entity (x) at any time prior to the date that is 60 days prior to the Stated Maturity of such Restricted Debt, at a purchase price of any such Restricted Debt, or for Capital Stock of any Parent Entity with a value, that does not exceed 60.0% of the principal amount thereof or (y) at any time on or after 60 days prior to the Stated Maturity of such Restricted Debt; and

(13) the issuance of Capital Stock of the Company or any Parent Entity or other securities or property (i) following a merger event or other Change of Control or (ii) upon conversion or exchange of the Third Lien Exchangeable Notes, provided, that, for the avoidance of doubt, for purposes of this clause (13), property shall not consist of cash or Cash Equivalents;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (12) hereunder, no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

(d) To the extent any cash or any other property is paid or distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests of the Company or upon any other acquisition or retirement of any such Indebtedness of the Company or any of its Restricted Subsidiaries for an amount based on the value of such Equity Interests, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment under Section 4.08(a)(2) and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be a Restricted Payment under Section 4.08(a)(3) if such Indebtedness is a Restricted Debt. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount shall be deemed to be a Restricted Payment under Section 4.08(a)(2).

(e) For the purpose of determining compliance with this Section 4.08, in the event that a Restricted Payment meets the criteria of more than one of the clauses above under Section 4.08(b) or one or more of the clauses in the definition of “Permitted Investment,” the Company, in its sole discretion, shall be permitted to classify such Restricted Payment and may later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.08 and will be entitled to divide the amount and type of such Restricted Payment among more than one of such clauses under this Section 4.08 and the definition of “Permitted Investment.” A Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.08, including the definition of “Permitted Investment.”

Section 4.09. Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness).

(b) Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount outstanding which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (1) and then outstanding, including any Refinancing Indebtedness in respect thereof, does not exceed (i) $1,012.5 million plus (ii) any PIK Interest or other payment-in-kind interest thereon (or the principal amount of any Refinancing Indebtedness in respect of Indebtedness that was Incurred under this clause (1));

(2) Indebtedness of the Company or any Restricted Subsidiary Incurred under the Letter of Credit Facility in an aggregate principal amount not to exceed $1,520.0 million; provided, that such Indebtedness shall be available solely (i) with respect to the issuance and creation of letters of credit to third parties to secure performance obligations of WeWork Inc., the Company, any Restricted Subsidiary or Unrestricted Subsidiary; (ii) in a manner otherwise consistent with past practice with respect to borrowings under the Senior L/C Tranche; or (iii) with respect to the Junior L/C Tranche (as defined in the Letter of Credit Facility), in the amount outstanding as of the Issue Date; provided, further, that (x) newly issued letters of credit after the Issue Date shall not be issued to the Company or any of its Subsidiaries or Affiliates and (y) letters of credit under the Letter of Credit Facility may not be extended or otherwise modified if, as a result of such extension or modification (including any successive extension or modification), such Indebtedness would have a term in excess of one year. For the avoidance of doubt, the amount pursuant to this clause (2) shall not be reduced by a reduction of commitment or Indebtedness Incurred under the LC Facility after the Issue Date;

(3) the Existing Unsecured Notes (including any related guarantees) and all other Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date or Incurred pursuant to any commitment outstanding on the Issue Date (in each case, other than Indebtedness Incurred under clauses (1), (2), (20), (21), Error! Reference source not found., (23) and (24) of this Section 4.09(b));

(4) Guarantees by (a) the Company or any Guarantor of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of this Second Lien Exchangeable Notes Indenture; provided that in the event such Indebtedness that is being Guaranteed is subordinated in right of payment to the Second Lien Exchangeable Notes or the Note Guarantee, then the Guarantee shall be subordinated to the same extent as the Indebtedness being Guaranteed and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Second Lien Exchangeable Notes Indenture;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Second Lien Exchangeable Notes;

(b) if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(c) (i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(6) Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary; provided, however,

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Preferred Stock by such Subsidiary (and, if applicable, may be Incurred pursuant to clause (16) of this Section 4.09(b));

(7) Acquired Indebtedness; provided, however, that at the time of such Incurrence, on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be equal to or lower than such ratio immediately prior to such Incurrence;

(8) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (whether or not consistent with past practice) and not for speculative purposes;

(9) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase, lease, construction or improvement of such property, plant or equipment, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9), and any Guarantees by the Company or any Restricted Subsidiary of any of the foregoing, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, shall not exceed $120.00 million;

(10) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business (whether or not consistent with past practice);

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary; provided that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(13) the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under clauses (2), (3), (7), (13), (20), (21), Error! Reference source not found., (23) and (24) of this Section 4.09(b); provided, that in the case of clause (2), such Refinancing Indebtedness (x) shall either (i) provide that the Collateral Agent is the “controlling agent” in the pari passu intercreditor agreement or (ii) include the same credit support by SVF Obligor on terms that are no less favorable than the Letter of Credit Facility in effect as of the Issue Date insofar as the terms relate to any obligation of the SVF Obligor or any other SBG entity to prepay, reimburse or cash collateralize the obligations of the Company and the SVF Obligor under the Credit Agreement in accordance with Sections 11.1 or 11.2 of the Credit Agreement or the Parent Indemnity, and (y) solely with respect to any Refinancing Indebtedness that serves to refund or refinance the Junior L/C Tranche (as defined in the Credit Agreement), such Refinancing Indebtedness may in the form of loans (it being understood and agreed that the Senior L/C tranche may be refunded or refinanced solely with commitments under a new letter of credit facility that complies with the term of clause (2)); provided, further, that in the case of clauses (3), (20), (21), Error! Reference source not found., (23) and (24) such Refinancing Indebtedness shall be on terms that are not materially less favorable to the rights of Holders of the Second Lien Exchangeable Notes than such Indebtedness as in effect on the Issue Date, as determined by the Company in good faith;

(14) Indebtedness of the Company or its Restricted Subsidiaries to lessors or Affiliates of lessors of office facilities leased by the Company or such Restricted Subsidiary to finance tenant improvements at such office facility;

(15) (a) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current and former employees of the Company and its Restricted Subsidiaries Incurred in the ordinary course of business (whether or not consistent with past practice); (b) guarantees of Indebtedness of directors, officers, employees, agents and advisors of the Company or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes (whether or not consistent with past practice); and (c) Indebtedness evidenced by promissory notes issued to former or current directors, officers, employees or consultants (or their transferees, estates or beneficiaries under their estates) of the Company or any of its Restricted Subsidiaries in lieu of any cash payment;

(16) Preferred Stock of a Non-Guarantor Subsidiary; provided that such Preferred Stock (a) does not provide by its terms for any cash payment on or prior to the date that is 91 days after the earlier of the final maturity date of the Second Lien Exchangeable Notes or the date the Second Lien Exchangeable Notes are no longer outstanding and (b) does not constitute Disqualified Stock;

(17) in addition to the items referred to in this Section 4.09, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (17) and then outstanding, including any Indebtedness of the Company or a Restricted Subsidiary that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (17), shall not exceed $120.00 million, provided that any Indebtedness Incurred by Non-Guarantor Subsidiaries pursuant to this clause (17) (i) shall not exceed $60.00 million and (ii) either (x) shall not be Secured Indebtedness or (y) shall be Junior Lien Debt;

(18) [reserved];

(19) without duplication, all premiums (if any), interest, including interest payable in kind, fees, expenses, charges and additional or contingent interest on any obligations permitted pursuant to any other clause under this Section 4.09;

(20) the Second Lien Exchangeable Notes in an aggregate amount not to exceed the Second Lien Exchangeable Notes issued on the Issue Date and he Note Guarantees related thereto, plus any PIK Interest thereon;

(21) the Third Lien Notes issued on the Issue Date and Third Lien Note Guarantees thereof, plus any payment-in-kind interest thereon;

(22) the Second Lien Notes issued on the Issue Date and Second Lien Note Guarantees thereof, plus any payment-in-kind interest thereon;

(23) the Third Lien Exchangeable Notes, in an aggregate principal amount outstanding not to exceed $269.625 million, Third Lien Exchangeable Note Guarantees thereof, plus any payment-in-kind interest thereon; and

(24) Additional Notes or Parity Lien Debt issued in exchange for any Existing Unsecured Notes following the Issue Date in an aggregate principal amount outstanding not to exceed 60.0% of the aggregate principal amount of Existing Unsecured Notes exchanged therefor, plus any payment-in-kind interest thereon.

(c) Notwithstanding anything to the contrary in this Second Lien Exchangeable Notes Indenture, the Company shall not be permitted to Incur additional Indebtedness after the Issue Date under Section 4.09(b) (i) if the proceeds thereof are used, directly or indirectly, to refinance any Restricted Debt unless such Indebtedness will be subordinated in right of payment to the Second Lien Exchangeable Notes to at least the same extent as such Restricted Debt, (ii) that is incremental Priority Lien Debt (other than, for the avoidance of doubt, any Series II First Lien Notes or Series III First Lien Notes Incurred on a “delayed draw” basis pursuant to clause (1) of the preceding paragraph and Indebtedness otherwise Incurred pursuant to clauses (1) or (2) of the preceding paragraph and Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (2) of the preceding paragraph permitted to be Incurred hereunder), (iii) that is incremental Parity Lien Debt (other than Indebtedness Incurred pursuant to clauses Error! Reference source not found. and (24) of the preceding paragraph and Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clauses (20), Error! Reference source not found. and (24) of the preceding paragraph permitted to be Incurred hereunder) or (iv) that is incremental Third Priority Lien Indebtedness that is pari passu to the Third Priority Lien Debt (other than Indebtedness Incurred pursuant to clause (23) of the preceding paragraph and Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clauses (21) and (23) of the preceding paragraph permitted to be Incurred hereunder).

(d) For purposes of determining compliance with this Section 4.09:

(1) except as set forth below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness under Section 4.09(b), the Company, in its sole discretion, shall classify such item of Indebtedness on the date of Incurrence and may later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09 and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 4.09(b);

(2) notwithstanding clause (1) above, the First Lien Notes and any payment-in-kind interest thereon, and any Refinancing Indebtedness in respect thereof, shall be deemed to have been Incurred under Section 4.09(b)(1) of this covenant and may not later be reclassified (including, for the avoidance of doubt, the Series II First Lien Notes and Series III First Lien Notes to be Incurred on a “delayed draw” basis after the Issue Date);

(3) notwithstanding clause (1) above, all Indebtedness outstanding on the Issue Date under the Letter of Credit Facility (collectively, “Existing Bank Facility Debt”) shall be deemed to have been Incurred under Section 4.09(b)(2) and may not later be reclassified;

(4) an item of Indebtedness need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09;

(5) if obligations in respect of letters of credit or surety or performance bonds are Incurred pursuant to a Debt Facility under clause (1) of Section 4.09(b) and relate to other Indebtedness, then such letters of credit or surety or performance bonds shall be treated as Incurred pursuant to clause (1) of Section 4.09(b), as the case may be, and such other Indebtedness shall not be included;

(6) except as provided in clause (4) of this Section 4.09(d), Guarantees of, or obligations in respect of letters of credit or surety or performance bonds relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(7) the accrual of interest, the accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, shall not be deemed to be an Incurrence of Indebtedness pursuant to this Section 4.09.

(e) Pursuant to an Officer’s Certificate delivered to the Trustee, the Company or a Restricted Subsidiary may elect to treat all or any portion of the commitment to provide any Indebtedness (including with respect to any revolving loan commitment) as being Incurred at the time of such commitment, or, with respect to the Existing Bank Facility Debt, on the Issue Date, in which case any subsequent Incurrence of Indebtedness that is the subject of such commitment shall not be deemed to be an Incurrence at such subsequent time. Such Indebtedness shall be deemed to be outstanding for purposes of calculating the Consolidated Leverage Ratio, as applicable, for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

(f) The Company shall not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness (including Acquired Indebtedness) of the Company or such Guarantor, as the case may be, unless such Indebtedness is subordinated in right of payment to the Second Lien Exchangeable Notes or such Guarantor’s Guarantee, as the case may be, on substantially identical terms as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be; provided, however, that no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or having a junior Lien priority. For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10. Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien securing any Indebtedness on any of its property or assets (including Equity Interests of Subsidiaries), whether owned on the Issue Date or acquired after that date, unless:

(1) in the case of Liens secured by the Collateral (i) such Lien expressly has a Lien priority junior to the Liens securing the Third Lien Notes and the related Third Lien Note Guarantees; or (ii) such Lien is a Permitted Lien; or

(2) in the case of Liens on any asset or property that is not Collateral, (i) the Second Lien Exchangeable Notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with or are secured (a) on a junior basis to, in the case such Lien secures any Priority Lien Debt, or (b) on a senior basis to, in the case such Lien secures any Indebtedness junior in Lien priority to the Second Lien Exchangeable Notes or any Subordinated Obligation the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien or (ii) such Lien is a Permitted Lien.

(b) Any Lien created for the benefit of Holders pursuant to this Section 4.10 shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, the Trustee or the Collateral Agent, upon the release and discharge of each of the related Liens described in clauses (1) and (2) of Section 4.10(a), as applicable.

Section 4.11. Future Guarantors.

(a) The Company shall cause each Restricted Subsidiary that is or from time to time becomes a borrower under the Bank Facility or that Guarantees the Obligations under the Bank Facility, the First Lien Notes and the Third Lien Notes or that (x) Guarantees other Indebtedness of the Company or any Restricted Subsidiary or (y) Incurs any Indebtedness (other than intercompany Indebtedness owing to the Company or its Subsidiaries), in each case exceeding (i) $10.00 million in aggregate principal amount or (ii) together with all other Restricted Subsidiaries that do not Guarantee the Second Lien Exchangeable Notes, $100.00 million in aggregate principal amount outstanding at any one time, to execute and deliver to the Trustee a supplemental indenture to this Second Lien Exchangeable Notes Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Second Lien Exchangeable Notes on a senior basis and all other Obligations under this Second Lien Exchangeable Notes Indenture.

(b) The obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Bank Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Second Lien Exchangeable Notes Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(c) Each Note Guarantee shall be released in accordance with Section 10.06.

Section 4.12. Limitation on Restrictions on Distribution From Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Equity Interests shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.12(a)).

(b) Section 4.12(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the Bank Facility, First Lien Notes or the Existing Unsecured Notes and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2) the Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees, the Security Documents, the First Lien/Second Lien/Third Lien Intercreditor Agreement, the First Lien Indenture, the First Lien Security Documents, the First Lien Notes, the First Lien Note Guarantees, the Second Lien Indenture, the Second Lien Notes, the Second Lien Note Guarantees, the Third Lien Indenture, the Third Lien Notes, the Third Lien Note Guarantees, the Third Lien Exchangeable Notes Indenture, the Third Lien Exchangeable Notes and related guarantees;

(3) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Company or any Restricted Subsidiary (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or merged, consolidated or amalgamated with and into the Company or Restricted Subsidiary, whichever is applicable;

(4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.12(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.12(b) on the Issue Date or the date such Person was acquired, merged, consolidated or amalgamated with and into the Company or any Restricted Subsidiary, whichever is applicable;

(5) in the case of Section 4.12(a)(3), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6) purchase money obligations and Capitalized Lease Obligations permitted under this Second Lien Exchangeable Notes Indenture, in each case that impose encumbrances or restrictions of the nature described in Section 4.12(a)(3) on the property so acquired;

(7) any agreement for the sale or other disposition of all or a portion of the Capital Stock or assets of a Restricted Subsidiary with customary restrictions on distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business (whether or not consistent with past practice) or restrictions on cash or other deposits permitted under Section 4.10 or arising in connection with any Permitted Liens;

(9) any provisions in leases, subleases, licenses, sublicenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business (whether or not consistent with past practice);

(10) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, approval, license, permit or similar restriction;

(11) any provisions in joint venture agreements and other similar agreements relating to joint ventures entered into in the ordinary course of business (whether or not consistent with past practice);

(12) restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis; and

(13) other Indebtedness Incurred or Preferred Stock permitted to be Incurred pursuant to Section 4.09; provided that, in the good faith judgment of the Company, (x) the encumbrances and restrictions in such Indebtedness are not materially more restrictive, taken as a whole, than those contained in this Second Lien Exchangeable Notes Indenture or (y) such encumbrance or restriction is no materially more disadvantageous to the holders of the Second Lien Exchangeable Notes than is customary in comparable financings (as determined in the good faith judgment of the Company) and such encumbrance or restriction will not materially impair the Company’s ability to make principal or interest payments on the Second Lien Exchangeable Notes when due.

Section 4.13. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Second Lien Exchangeable Notes Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Designation;

(2) the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated);

(3) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(i) to subscribe for additional Capital Stock of such Subsidiary; or

(ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

(5) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the Designation and must comply with Section 4.08.

(b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(1) no Default or Event of Default has occurred and is continuing after giving effect to such Revocation;

(2) The Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be better than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation; and

(3) all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Second Lien Exchangeable Notes Indenture.

(c) Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

(d) A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Second Lien Exchangeable Notes Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Section 4.14. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.00 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, when taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate, as determined by the Company in good faith; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.00 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) Section 4.14(a) shall not apply to:

(1) any transaction between the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries (or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(2) Restricted Payments permitted to be made pursuant to Section 4.08 or Permitted Investments;

(3) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreements or any similar arrangements entered into in the ordinary course of business (whether or not consistent with past practice) or approved by the Board of Directors of the Company;

(4) the payment of reasonable fees to, and indemnities and reimbursements provided on behalf of, current, future or former officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(5) loans, advances or Guarantees (or cancellation of loans, advances or Guarantees) to current, future or former officers, directors, employees or consultants of the Company or any Restricted Subsidiary that, in each case, are approved by a majority of the disinterested members of the Board of Directors of the Company;

(6) transactions effected pursuant to any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not, in the good faith judgment of the Company, materially more disadvantageous to the Holders, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not, in the good faith judgment of the Company, materially more disadvantageous to the Holders, when taken as a whole, than the terms of the applicable agreement in effect on the date of such acquisition or merger;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Second Lien Exchangeable Notes Indenture;

(9) any grant, issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(10) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained by the Company or the relevant Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate;

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company, where such Affiliates receive the same consideration as non-Affiliates in such transaction;

(12) transactions with any joint venture in which the Company or any Restricted Subsidiary holds or acquires an ownership interest in the ordinary course of business (whether or not consistent with past practice) so long as the terms of any such transactions, in the good faith judgment of the Company, are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than they are to the other joint venture partners;

(13) [reserved];

(14) any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates; and

(15) (i) investments by Affiliates in securities or loans of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses Incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans.

Section 4.15. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Second Lien Exchangeable Notes pursuant to Section 3.07, the Company shall make an offer to purchase all of the Second Lien Exchangeable Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Second Lien Exchangeable Notes plus accrued and unpaid interest, if any, to but not including the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on a Record Date to receive any interest due on the Change of Control Payment Date (as defined below).

(b) Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Second Lien Exchangeable Notes pursuant to Section 3.07, the Company shall mail a notice of such Change of Control Offer to each Holder or otherwise deliver notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made, the expiration time for such Change of Control Offer (which shall be no earlier than 10 days nor later than the earlier of 60 days from the date (A) such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC and (B) of consummation of the applicable Change of Control) and that all Second Lien Exchangeable Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Second Lien Exchangeable Notes plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of Holders of record on the applicable Record Date to receive interest due on the Change of Control Payment Date);

(2) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with this Second Lien Exchangeable Notes Indenture, that a Holder must follow in order to have its Second Lien Exchangeable Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Second Lien Exchangeable Notes or portions of Second Lien Exchangeable Notes (in integral multiples of $1.00) properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Second Lien Exchangeable Note, the remaining principal amount of such Second Lien Exchangeable Note outstanding immediately after such repurchase would be less than $1.00, then the portion of such Second Lien Exchangeable Note so repurchased shall be reduced so that the remaining principal amount of such Second Lien Exchangeable Note outstanding immediately after such repurchase is $1.00;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Second Lien Exchangeable Notes or portions of Second Lien Exchangeable Notes so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Second Lien Exchangeable Notes so accepted together with an Officer’s Certificate directing the Trustee to cancel the applicable Second Lien Exchangeable Notes and stating the aggregate principal amount of Second Lien Exchangeable Notes or portions of Second Lien Exchangeable Notes being purchased by the Company in accordance with the terms of this Section 4.15.

(c) The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Second Lien Exchangeable Notes so tendered the Change of Control Payment for such Second Lien Exchangeable Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) (or cause to be transferred by book entry) to each Holder a new Second Lien Exchangeable Note (it being understood that, notwithstanding anything in this Second Lien Exchangeable Notes Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate, only an Authentication Order, shall be required for the Trustee to authenticate and mail or deliver such new Second Lien Exchangeable Note) equal in principal amount to any unpurchased portion of the Second Lien Exchangeable Notes surrendered, if any; provided that each such new Second Lien Exchangeable Note will be in a minimum principal amount of $1.00 or integral multiples of $1.00 in excess thereof.

(d) If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Second Lien Exchangeable Note is registered at the close of business on such Record Date.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Second Lien Exchangeable Notes Indenture applicable to a Change of Control Offer made by the Company and purchases all Second Lien Exchangeable Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) To the extent that the provisions of any securities laws or regulations conflict with provisions of this Second Lien Exchangeable Notes Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Second Lien Exchangeable Notes Indenture by virtue of the conflict.

Section 4.16. Asset Dispositions.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the requirement in this clause (2) shall not apply to (x) any Asset Swap or (y) the sale or issuance by a Foreign Subsidiary of Equity Interests in the ordinary course of business (whether or not consistent with past practice) to directors, employees, management, consultants or advisors of such Foreign Subsidiary in connection with agreements to compensate such persons approved by a majority of the disinterested members of the Board of Directors of such Foreign Subsidiary.

For the purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(1) any liabilities (as shown on the Company’s consolidated balance sheet, or if Incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet if such Incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Company in good faith) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Second Lien Exchangeable Notes or the Note Guarantees) that are assumed by the transferee of any such assets in writing or are otherwise extinguished in connection with the transactions relating to such Asset Disposition and from which the Company and all Restricted Subsidiaries no longer have any obligations with respect to such liabilities or are indemnified against further liabilities;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary in such Asset Disposition that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 90 days following the closing of such Asset Disposition; and

(3) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value that, when taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (3) that is at that time outstanding, does not exceed $25.00 million (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Within 350 days from the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or any Restricted Subsidiary as follows:

(1) to repay (i) Indebtedness constituting Priority Lien Obligations; (ii) Second Lien Exchangeable Notes or other Parity Lien Obligations through open market purchases or by redemption;

(2) up to $600.00 million in the aggregate to invest in Additional Assets or to make capital expenditures in or that are useful in a Permitted Business; or

(3) any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2) or (3) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Second Lien Exchangeable Notes Indenture; provided, further, that in the case of clause (2) above, a binding commitment to invest in Additional Assets or to make a capital expenditure shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 90 days of the end of such 350-day period and such Net Available Cash is actually applied in such manner within 90 days from the end of such 350-day period.

(c) Following the completion of any asset disposition offer for or other mandatory repayment of Priority Lien Obligations, any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.16(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.00 million, the Company shall be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding Parity Lien Obligations, to all holders of such Parity Lien Obligations, to purchase the maximum aggregate principal amount of Second Lien Exchangeable Notes and any such Parity Lien Obligations that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the Asset Disposition Purchase Date) in accordance with the procedures set forth in this Second Lien Exchangeable Notes Indenture or the agreements governing the Parity Lien Obligations, as applicable, in the case of the Second Lien Exchangeable Notes in integral multiples of $1.00; provided that if, following repurchase of a portion of a Second Lien Exchangeable Note, the remaining principal amount of such Second Lien Exchangeable Note outstanding immediately after such repurchase would be less than $1.00, then the portion of such Second Lien Exchangeable Note so repurchased shall be reduced so that the remaining principal amount of such Second Lien Exchangeable Note outstanding immediately after such repurchase is $1.00. The Company shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of this Second Lien Exchangeable Notes Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Second Lien Exchangeable Notes and Parity Lien Obligations validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds in any manner not otherwise prohibited by this Second Lien Exchangeable Notes Indenture. If the aggregate principal amount of Second Lien Exchangeable Notes and Parity Lien Obligations validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Second Lien Exchangeable Notes and such Parity Lien Obligations to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Second Lien Exchangeable Notes and Parity Lien Obligations; provided that the selection of such Parity Lien Obligations shall be made pursuant to the terms of such Parity Lien Obligations. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Asset Swaps unless, at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(e) To the extent that the provisions of any securities laws or regulations conflict with provisions of this Second Lien Exchangeable Notes Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Second Lien Exchangeable Notes Indenture by virtue of any conflict.

Section 4.17. [Reserved].

Section 4.18. Maintenance of Property; Insurance.

Other than with respect to the transactions permitted pursuant to Section 4.16 and Sale/Leaseback Transactions permitted by this Second Lien Exchangeable Notes Indenture, the Company shall and shall cause each of its Restricted Subsidiaries to (A) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (B) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

Section 4.19. After-Acquired Collateral.

(a) From and after the Issue Date, if the Company, the Co-Obligor or any Guarantor creates any additional security interest upon any property or asset required to constitute Collateral to secure any Parity Lien Debt other than the Second Lien Exchangeable Notes on a second priority basis (subject to Permitted Liens), it shall concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the Second Lien Exchangeable Notes and the other Obligations under this Second Lien Exchangeable Notes Indenture.

(b) The Company shall cause each Restricted Subsidiary, upon execution and delivery to the Trustee of a supplemental indenture substantially in the form of Exhibit C hereto, to become a party to the Security Documents, as applicable, and to execute and file all documents and instruments necessary (as determined by the Company) to grant to the Collateral Agent, for the benefit of the Holders, the Trustee and the Collateral Agent, a perfected security interest in the Collateral of such Restricted Subsidiary, in each case solely to the extent required by this Second Lien Exchangeable Notes Indenture and the Security Documents.

Section 4.20. Limitation on Material Intellectual Property Dispositions.

Without the prior written consent of the Required First Lien Noteholders, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including, but not limited to, the purchase, sale, lease or exchange of any property or asset, the making of any Restricted Payment or Investment or the disposition of any assets) with any Unrestricted Subsidiary, partnership, joint venture or similar entity (i) in the form of transferring legal title to, or licensing on an exclusive basis, as applicable, intellectual property that, at the time of making such transaction, constitutes Material Intellectual Property or (ii) in furtherance of the Incurrence or refinancing of Indebtedness for borrowed money of the Company or its Restricted Subsidiaries.

Section 4.21. Asset Dispositions by Unrestricted Subsidiaries and WeWork Japan GK.

In the event that an Unrestricted Subsidiary or WeWork Japan GK makes any Unrestricted Subsidiary Asset Disposition, the Company and its Restricted Subsidiaries shall, subject to applicable law, use their reasonable best efforts to cause the net cash proceeds of such disposition to be transferred or contributed to the Company or any Restricted Subsidiary. An Unsecured Subsidiary Asset Disposition shall constitute an Asset Disposition hereunder as of the date to the extent applicable net cash proceeds are transferred or contributed to the Company or a Restricted Subsidiary (as applicable) and shall be subject to the restrictions and obligations set forth under Section 4.16(c). If any net cash proceeds from an Unrestricted Subsidiary Asset Disposition with respect to assets of WeWork Japan GK or its subsidiaries are not transferred or contributed to the Company or any Restricted Subsidiary, the amount set forth in Section 4.16(b)(2) shall be reduced by the amount of such net cash proceeds.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) WeWork Inc. shall not consolidate with or merge with or into or wind up into (whether or not the WeWork Inc. is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of WeWork Inc., taken as a whole, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Parent”) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Successor Parent (if other than the WeWork) expressly assumes all of the obligations of the WeWork Inc. under the Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) WeWork Inc. or, if applicable, the Successor Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with this Second Lien Exchangeable Notes Indenture.

(b) The Successor Parent will succeed to, and be substituted for, WeWork Inc. under this Second Lien Exchangeable Notes Indenture, the Parent Guarantee and the Second Lien Exchangeable Notes, as applicable, and WeWork Inc. will automatically be released and discharged from its obligations under this Second Lien Exchangeable Notes Indenture, the Parent Guarantee and the Second Lien Exchangeable Notes, as applicable.

(c) Notwithstanding the foregoing, WeWork Inc. may consolidate with or merge with or into the Company or any other Guarantor that is a Domestic Subsidiary.

(d) The Company shall not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Second Lien Exchangeable Notes is a corporation organized or existing under such laws;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Second Lien Exchangeable Notes, this Second Lien Exchangeable Notes Indenture and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be better than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor (unless it is the other party to the transactions described above, in which case Section 5.01(f)(1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes and the Security Documents; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with this Second Lien Exchangeable Notes Indenture.

(e) Notwithstanding clauses (3) and (4) of Section 5.01(d):

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary provided that such surviving Restricted Subsidiary shall be a Domestic Subsidiary; and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(f) The Company shall not permit any Guarantor that is a Subsidiary of the Company to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1) (a) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state thereof or the District of Columbia or the laws under which such Guarantor was formed;

(b) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, its Note Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Second Lien Exchangeable Notes Indenture; or

(2) in the event the transaction results in the release of the Restricted Subsidiary’s Note Guarantee under clause (1)(A) of Section 10.06(a), the transaction is made in compliance with Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Second Lien Exchangeable Notes Indenture needs to be applied in accordance therewith at such time).

(g) Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to a Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Guarantor and such resulting entity shall be a Domestic Subsidiary.

(h) For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

Section 5.02. Successor Entity Substituted.

Upon any consolidation, merger, winding up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company or the Guarantor, as the case may be, shall be released from its obligations under this Second Lien Exchangeable Notes Indenture and the Second Lien Exchangeable Notes or its Note Guarantee, as the case may be, and the Successor Company or the Successor Guarantor, as the case may be, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Second Lien Exchangeable Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Second Lien Exchangeable Note when due, continued for 30 days;

(2) default in the payment of principal or premium, if any, on any Second Lien Exchangeable Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(4) failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under Section 4.15 or Section 4.16 (in each case, other than a failure to purchase Second Lien Exchangeable Notes, which constitutes an Event of Default under clause (2) above);

(5) failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes or the Note Guarantees;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed (which, for the avoidance of doubt, shall not include Indebtedness described in clause (5) of the definition thereof or Non-Recourse Debt) by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness;

(ii) results in the acceleration of such Indebtedness prior to its maturity; or

(iii) is caused by any Event of Default under the Letter of Credit Facility or any other Material Indebtedness following the expiration of the grace period provided thereunder,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.00 million or more (or its foreign currency equivalent);

(7) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final, non-appealable judgments aggregating in excess of $50.00 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company, as determined by the Company in good faith, has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(8) (i) the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts generally as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Second Lien Exchangeable Notes Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Second Lien Exchangeable Notes Indenture or its Note Guarantee (other than by release of any such Guarantee as contemplated by the terms of this Second Lien Exchangeable Notes Indenture);

(10) unless such Liens have been released in accordance with the provisions of Article 12, the Security Documents or the First Lien/Second Lien/Third Lien Intercreditor Agreement, the Liens in favor of the Holders with respect to any Collateral having a Fair Market Value in excess of $60.00 million cease to be valid or enforceable and such Default continues for 30 days, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any security interest with respect to any Collateral having a Fair Market Value in excess of $60.00 million is invalid or unenforceable (except as contemplated by the terms of this Second Lien Exchangeable Notes Indenture, the Security Documents or the First Lien/Second Lien/Third Lien Intercreditor Agreement) and, in the case of any Guarantor, the Company shall fail to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions;

(11) failure by the Company or any Guarantor to comply for 60 days after notice as provided below or such longer period as may be provided in the Security Documents with its other agreements contained in the Security Documents, in each case, except for a failure that would not be material to the Holders and would not materially affect the value of the Collateral taken as a whole;

(12) the parties to the Credit Agreement waive or permanently forbear from exercising rights or remedies, or amend or modify any term or provision of the Credit Documents or the Parent Indemnity, that obligate the SVF Obligor or any other SBG entity to prepay, reimburse or cash collateralize the obligations of the Company and the SVF Obligor under the Credit Agreement in accordance with Sections 11.1 or 11.2 of the Credit Agreement or the Parent Indemnity without the written consent of the Required Parity Lien Debtholders; or

(13) failure by the Company to comply with its obligation to exchange the Second Lien Exchangeable Notes in accordance with the terms of this Second Lien Exchangeable Notes Indenture upon exercise of a Holder’s exchange right, and such default continues for five (5) Business Days.

(b) A Default under clauses (4) and (5) of Section 6.01(a) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Second Lien Exchangeable Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4) and (5) of Section 6.01(a) after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Second Lien Exchangeable Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Second Lien Exchangeable Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(c) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Second Lien Exchangeable Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Second Lien Exchangeable Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Second Lien Exchangeable Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default. The Trustee shall have no liability or responsibility to any Person for acting (or refraining from acting) in reliance on an Officer’s Certificate.

(d) Notwithstanding anything in Section 6.01(b) and Section 6.01(c)to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

(e) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Second Lien Exchangeable Notes Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no responsibility or liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction or in connection with any Position Representation or Verification Covenant or in connection with any information set forth therein.

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(8)) occurs and is continuing, the Trustee, upon its actual notice of such Event of Default, by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the Second Lien Exchangeable Notes then outstanding by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Second Lien Exchangeable Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(b) In case an Event of Default described in Section 6.01(a)(8) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Second Lien Exchangeable Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) In the event of a declaration of acceleration of the Second Lien Exchangeable Notes because an Event of Default described in Section 6.01(a)(6) has occurred and is continuing, the declaration of acceleration of the Second Lien Exchangeable Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to Section 6.01(a)(6) shall be remedied or cured by the Company or a Restricted Subsidiary (including through a discharge of such Indebtedness) or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2) (A) the annulment of the acceleration of the Second Lien Exchangeable Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal of, premium, if any, or interest on, the Second Lien Exchangeable Notes that became due solely because of the acceleration of the Second Lien Exchangeable Notes, have been cured or waived.

(d) Upon the occurrence and during the continuation of an Event of Default described in Section 6.01(a)(1) or (2), the Issuers will be required to pay cash interest on overdue installments of principal and interest at 2.000% per annum in excess of the cash interest rate.

(e) Upon the Second Lien Exchangeable Notes becoming due and payable upon any Event of Default, whether automatically or by declaration, such Second Lien Exchangeable Notes (together with accrued and unpaid interest thereon) will immediately become due and payable (the date thereof, the “Relevant Date”) and the redemption premium that would have been payable upon an optional redemption of the Second Lien Exchangeable Notes on the Relevant Date as set forth under Section 3.07 shall also be immediately due and payable on the Relevant Date.

(f) Without limiting the generality of the foregoing, it is understood and agreed that if the Second Lien Exchangeable Notes are accelerated as a result of any Event of Default described in Section 6.01(a)(8), any premium with respect to an optional redemption of the Second Lien Exchangeable Notes will also be due and payable as though the Second Lien Exchangeable Notes were optionally redeemed and shall constitute part of the Second Lien Exchangeable Notes obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each holder as the result of the early redemption and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Second Lien Exchangeable Notes (and/or this Second Lien Exchangeable Notes Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Issuer expressly agrees (to the fullest extent it may lawfully do so) that:

(1) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel;

(2) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made;

(3) there has been a course of conduct between holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and

(4) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to holders to purchase the Second Lien Exchangeable Notes.

(g) The Holders of a majority in principal amount of the outstanding Second Lien Exchangeable Notes may waive all past Defaults and Events of Default (except with respect to nonpayment of principal, premium or interest) and rescind any acceleration with respect to the Second Lien Exchangeable Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on, the Second Lien Exchangeable Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee or Collateral Agent may pursue any available remedy to collect the payment of principal of, premium, if any, and interest on, the then outstanding Second Lien Exchangeable Notes or to enforce the performance of any provision of such Second Lien Exchangeable Notes, this Second Lien Exchangeable Notes Indenture or the Security Documents, subject to the First Lien/Second Lien/Third Lien Intercreditor Agreement.

(b) The Trustee or the Collateral Agent may maintain a proceeding even if it does not possess any of the Second Lien Exchangeable Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder of a Second Lien Exchangeable Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

(a) The Holders of a majority in principal amount of the outstanding Second Lien Exchangeable Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal of, premium, if any, or interest on, any Second Lien Exchangeable Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected,

provided that, subject to Section 6.02, the Holders of a majority in principal amount of the then outstanding Second Lien Exchangeable Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Second Lien Exchangeable Notes Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

The Holders of a majority in principal amount of the outstanding Second Lien Exchangeable Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee and the Collateral Agent. However, the Trustee or the Collateral Agent, as applicable may refuse to follow any direction that conflicts with law, this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Security Documents, the First Lien/Second Lien/Third Lien Intercreditor Agreement or any Note Guarantee, or that would involve the Trustee or the Collateral Agent in personal liability.

Section 6.06. Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Second Lien Exchangeable Notes Indenture or the Second Lien Exchangeable Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the Second Lien Exchangeable Notes then outstanding have made a written request to the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee and/or Collateral Agent security or indemnity reasonably satisfactory to the Trustee and/or Collateral Agent against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Second Lien Exchangeable Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Second Lien Exchangeable Notes Indenture, the contractual right of any Holder to receive payment of principal of, premium, if any, and interest on, its Second Lien Exchangeable Note, on or after the respective due dates expressed or provided for in such Second Lien Exchangeable Note (including in connection with an Asset Disposition Offer or a Change of Control Offer) and to exchange the Second Lien Exchangeable Notes for the consideration and in the manner specified in Article 13, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or waived without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Second Lien Exchangeable Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the then outstanding Second Lien Exchangeable Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Second Lien Exchangeable Notes Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Co-Obligor, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Second Lien Exchangeable Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel) and the Holders of the Second Lien Exchangeable Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Second Lien Exchangeable Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel, and any other amounts due to the Trustee or the Collateral Agent hereunder. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel, and any other amounts due to the Trustee and the Collateral Agent hereunder out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Second Lien Exchangeable Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities.

Subject to the terms of the First Lien/Second Lien/Third Lien Intercreditor Agreement and the Security Documents, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1) to the Trustee and the Collateral Agent, any other Agent and their respective agents and attorneys for amounts due hereunder or under the Security Documents, including payment of all reasonable compensation, expenses and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2) to Holders for amounts due and unpaid on the Second Lien Exchangeable Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Second Lien Exchangeable Notes for principal, premium, if any, and interest, respectively; and

(3) to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder in the manner set forth in Section 14.01.

Section 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Second Lien Exchangeable Notes Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Second Lien Exchangeable Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Second Lien Exchangeable Notes Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Second Lien Exchangeable Notes Indenture and the Trustee need perform only those duties that are specifically set forth in this Second Lien Exchangeable Notes Indenture and no others, and no implied covenants or obligations shall be read into this Second Lien Exchangeable Notes Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Second Lien Exchangeable Notes Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Second Lien Exchangeable Notes Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein) and shall not be liable or responsible for any calculations hereunder or for any information used in any calculations.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Second Lien Exchangeable Notes Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes and the Note Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Second Lien Exchangeable Notes Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Second Lien Exchangeable Notes Indenture.

(e) Unless otherwise specifically provided in this Second Lien Exchangeable Notes Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) None of the provisions of this Second Lien Exchangeable Notes Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default or be required to act based on any event unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder, including the Collateral Agent and each Agent, except that the standard of care for the Collateral Agent shall be “gross negligence and willful misconduct.”

(j) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Second Lien Exchangeable Notes Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive rights of the Trustee to do things enumerated in this Second Lien Exchangeable Notes Indenture shall not be construed as duties.

(m) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Second Lien Exchangeable Notes.

Section 7.03. Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Second Lien Exchangeable Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. The Collateral Agent and any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 and Section 7.10.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Second Lien Exchangeable Notes Indenture or the Second Lien Exchangeable Notes, it shall not be accountable for the Company’s use of the proceeds from the Second Lien Exchangeable Notes or any money paid to the Company or upon the Company’s direction under any provision of this Second Lien Exchangeable Notes Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Second Lien Exchangeable Notes or any other document in connection with the sale of the Second Lien Exchangeable Notes or pursuant to this Second Lien Exchangeable Notes Indenture other than its certificate of authentication on the Second Lien Exchangeable Notes.

Section 7.05. Notice of Defaults.

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee will mail to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders.

Section 7.06. Compensation and Indemnity.

(a) The Company, the Co-Obligor and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Second Lien Exchangeable Notes Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses Incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Company reasonable notice of any expenditure not in the ordinary course of business.

(b) The Company, the Co-Obligor and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor and their respective officers, directors, employees and agents harmless against, any and all loss, damage, claims, liability or expense (including reasonable and documented attorneys’ fees and expenses and court costs) Incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Second Lien Exchangeable Notes Indenture against the Company, the Co-Obligor or any Guarantor (including this Section 7.06)) or defending itself against any claim whether asserted by any Holder, the Company, the Co-Obligor or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable and documented fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by the Trustee through the Trustee’s own willful misconduct or negligence as finally adjudicated by a court of competent jurisdiction.

(c) The obligations of the Company, the Co-Obligor and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Second Lien Exchangeable Notes Indenture or the earlier resignation or removal of the Trustee, Collateral Agent or any Agent.

(d) To secure the payment obligations of the Company, the Co-Obligor and the Guarantors in this Section 7.06, the Trustee shall have a senior claim to which the Second Lien Exchangeable Notes are hereby made subordinate on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Second Lien Exchangeable Notes. Such claim shall survive the satisfaction and discharge of this Second Lien Exchangeable Notes Indenture.

(e) When the Trustee Incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07. Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Second Lien Exchangeable Notes may remove the Trustee by so notifying the Trustee and the Company in writing at least 30 days prior to such removal. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Second Lien Exchangeable Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Second Lien Exchangeable Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Second Lien Exchangeable Notes Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee. The retiring or removed Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

(f) As used in this Section 7.07, the term “Trustee” shall also include the Collateral Agent and each Agent.

Section 7.08. Successor Trustee by Merger, etc.

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such organization or entity shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 7.09. Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Second Lien Exchangeable Notes Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.10. Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

Section 7.11. Limitation on Duty of Trustee and the Collateral Agent in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession or control if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(b) The Trustee and the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on their respective part hereunder or under the Security Documents, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Subject to Section 7.01 of this Second Lien Exchangeable Notes Indenture, the Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Second Lien Exchangeable Notes Indenture, the First Lien/Second Lien/Third Lien Intercreditor Agreement, or the Security Documents by the Company or the Guarantors. The Trustee and the Collateral Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from the Company or any Guarantor or any counsel, accountant, appraiser or other expert or adviser, whether retained or employed by the Company or any Guarantor or the Trustee or the Collateral Agent, in relation to any matter arising in the administration of this Second Lien Exchangeable Notes Indenture, the First Lien/Second Lien/Third Lien Intercreditor Agreement or the Security Documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Second Lien Exchangeable Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Second Lien Exchangeable Notes Indenture, all outstanding Second Lien Exchangeable Notes and Note Guarantees and the Liens on the Collateral securing the Second Lien Exchangeable Notes and the Note Guarantees will be automatically released and the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement shall cease to be of further effect on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the then outstanding Second Lien Exchangeable Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Second Lien Exchangeable Notes Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on, the then outstanding Second Lien Exchangeable Notes when such payments are due, solely out of the trust created pursuant to this Second Lien Exchangeable Notes Indenture referred to in Section 8.04;

(2) the Company’s obligations with respect to the Second Lien Exchangeable Notes concerning issuing temporary Second Lien Exchangeable Notes, registration of Second Lien Exchangeable Notes, mutilated, destroyed, lost or stolen Second Lien Exchangeable Notes and the maintenance of an office or agency for payment and money for Second Lien Exchangeable Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Company’s exercise of its Legal Defeasance option, payment of the then outstanding Second Lien Exchangeable Notes may not be accelerated because of an Event of Default with respect to such Second Lien Exchangeable Notes.

(c) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under any or all (within the Company’s sole discretion) of the covenants contained in Sections 3.09, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19 and 4.20 and clause (4) of Section 5.01(d) with respect to the then outstanding Second Lien Exchangeable Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and such Second Lien Exchangeable Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to this Second Lien Exchangeable Notes Indenture and the outstanding Second Lien Exchangeable Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Second Lien Exchangeable Notes Indenture and such Second Lien Exchangeable Notes shall be unaffected thereby. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, all Liens on the Collateral securing the Second Lien Exchangeable Notes and the Note Guarantees shall be released and the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement shall cease to be of further effect.

(b) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(a)(3) that resulted solely from the failure of the Company to comply with Section 5.01(a)(4), Section 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(5) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(6), Section 6.01(a)(7), Section 6.01(a)(8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), Section 6.01(a)(9), Section 6.01(a)(10), Section 6.01(a)(11) or Section 6.01(a)(12), in each case, shall not constitute an Event of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Second Lien Exchangeable Notes:

(1) the Company must irrevocably deposit with the Trustee for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Second Lien Exchangeable Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Second Lien Exchangeable Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company shall have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Second Lien Exchangeable Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Second Lien Exchangeable Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(6) the Company shall have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Second Lien Exchangeable Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (5) above).

Section 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Second Lien Exchangeable Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal of, premium, if any, and interest on, the Second Lien Exchangeable Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the judgment of the Board of Directors of the Company expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Second Lien Exchangeable Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Second Lien Exchangeable Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on, any Second Lien Exchangeable Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Guarantors, the Trustee and the Collateral Agent may amend this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees, the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees or the Security Documents in accordance with Article 5;

(3) provide for or facilitate the issuance of uncertificated Second Lien Exchangeable Notes in addition to or in place of certificated Second Lien Exchangeable Notes; provided that the uncertificated Second Lien Exchangeable Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) comply with the rules of any applicable depositary;

(5) add guarantors with respect to the Second Lien Exchangeable Notes or release a Guarantor from its obligations under its Note Guarantee or this Second Lien Exchangeable Notes Indenture, in each case, in accordance with the applicable provisions of this Second Lien Exchangeable Notes Indenture, including adding additional provisions to affect the guarantee of any additional foreign guarantor, including related to any limitation thereof;

(6) add Collateral to secure the Second Lien Exchangeable Notes and the Note Guarantees, release Collateral from any Liens securing the Second Lien Exchangeable Notes and the Note Guarantees, in each case when permitted, required or automatically effected by this Second Lien Exchangeable Notes Indenture, the Security Documents or the First Lien/Second Lien/Third Lien Intercreditor Agreement, and to modify the Security Documents or the First Lien/Second Lien/Third Lien Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Priority Lien Obligations or other permitted obligations, as applicable under the First Lien/Second Lien/Third Lien Intercreditor Agreement pursuant to the terms of this Second Lien Exchangeable Notes Indenture or subordinate the Liens securing creditors of other Obligations to the Liens on the Collateral securing the Second Lien Exchangeable Notes and the Note Guarantees;

(7) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(8) make any change that does not adversely affect the legal rights under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes or the Note Guarantees of any Holder in any material respect;

(9) evidence and provide for the acceptance of an appointment under this Second Lien Exchangeable Notes Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Second Lien Exchangeable Notes Indenture;

(10) to provide for exchange rights of Holders if any Merger Event occurs or otherwise comply with the provisions of this Second Lien Exchangeable Notes Indenture in the event of a Merger Event;

(11) to remove the Company’s option to select one or more of the Settlement Method with regard to exchanges of Second Lien Exchangeable Notes in accordance with the terms of the Second Lien Exchangeable Notes Indenture;

(12) to adjust the Exchange Rate in accordance with the terms of the Second Lien Exchangeable Notes Indenture; or

(13) make any amendment to the provisions of this Second Lien Exchangeable Notes Indenture relating to the transfer and legending of Second Lien Exchangeable Notes as permitted by this Second Lien Exchangeable Notes Indenture, including, without limitation, to facilitate the issuance and administration of the Second Lien Exchangeable Notes or, if Incurred in compliance with this Second Lien Exchangeable Notes Indenture, Additional Notes; provided, however, that (A) compliance with this Second Lien Exchangeable Notes Indenture as so amended would not result in Second Lien Exchangeable Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Second Lien Exchangeable Notes.

(b) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 14.02, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Second Lien Exchangeable Notes Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Second Lien Exchangeable Notes Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Second Lien Exchangeable Notes Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Second Lien Exchangeable Notes Indenture, the form of which is attached as Exhibit C, and delivery of an Officer’s Certificate, except as provided in Section 5.01(c).

Section 9.02. With Consent of Holders.

(a) Except as provided in Section 9.01 and this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees, the Security Documents and the First Lien/Second Lien/Third Lien Intercreditor Agreement with the consent of the Holders of a majority in principal amount of the Second Lien Exchangeable Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Second Lien Exchangeable Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Second Lien Exchangeable Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees, the Security Documents or the First Lien/Second Lien/Third Lien Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the Second Lien Exchangeable Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Second Lien Exchangeable Notes). Section 2.08 and Section 2.09 shall determine which Second Lien Exchangeable Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 14.02, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Second Lien Exchangeable Notes Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder, no amendment, supplement or waiver under this Section 9.02 may (with respect to any Second Lien Exchangeable Notes held by a non-consenting Holder):

(1) reduce the principal amount of Second Lien Exchangeable Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Second Lien Exchangeable Note;

(3) reduce the principal of or extend the Stated Maturity of any Second Lien Exchangeable Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Second Lien Exchangeable Notes (except a rescission of acceleration of the Second Lien Exchangeable Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Second Lien Exchangeable Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the principal of or change the fixed maturity of any Second Lien Exchangeable Note or alter the provisions with respect to the redemption of the Second Lien Exchangeable Notes (other than provisions relating to Section 4.15 and Section 4.16);

(6) make any Second Lien Exchangeable Note payable in a currency other than that stated in the Second Lien Exchangeable Note;

(7) modify the contractual right of any Holder to receive payment of principal of, premium, if any, or interest on, such Holder’s Second Lien Exchangeable Notes on or after the due dates therefor or to receive payment or delivery of Common Stock, together with cash in lieu thereof in respect of any accrued and unpaid interest, due upon exchange of such Holder’s Second Lien Exchangeable Notes, on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Second Lien Exchangeable Notes;

(8) make any change in the amendment or waiver provisions which require each Holder’s consent;

(9) modify the Note Guarantees in any manner adverse to the Holders; or

(10) make any change in the provisions governing the application of proceeds from sales of Collateral in the First Lien/Second Lien/Third Lien Intercreditor Agreement or this Second Lien Exchangeable Notes Indenture that would adversely affect the Holders.

Without the consent of the Holders of at least 90% aggregate principal amount of Second Lien Exchangeable Notes then outstanding, no amendment, supplement or waiver under this Section 9.02 may (i) subordinate the Liens on the Collateral securing the Second Lien Exchangeable Notes to Liens securing Parity Lien Debt or Junior Lien Debt or (ii) make any changes to, or modify, the ranking of the Second Lien Exchangeable Notes in a manner that adversely affects Holders’ right to payment.

For the avoidance of doubt, neither the Trustee nor the Collateral Agent shall enter into any intercreditor arrangement that would serve to either (A) subordinate or permit the subordination of the Liens on any Collateral securing the Second Lien Exchangeable Notes to the Liens securing any other Indebtedness that is Parity Lien Debt or Junior Lien Debt or (B) subordinate or permit the subordination of the right of payment of the Second Lien Exchangeable Notes to the right of payment of any other Indebtedness, in each case, without the prior written consent of at least 90% aggregate principal amount of Second Lien Exchangeable Notes then outstanding.

In addition, without the consent of Holders of at least 66.67% in aggregate principal amount of Second Lien Exchangeable Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens under this Second Lien Exchangeable Notes Indenture and the Security Documents with respect to the Second Lien Exchangeable Notes.

(f) In determining whether the Holders of the requisite principal amount of Second Lien Exchangeable Notes have concurred in any direction, waiver or consent, Second Lien Exchangeable Notes beneficially owned by the Company, or by any Affiliate of the Company (other than SBG), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Second Lien Exchangeable Notes that a responsible officer of the Trustee actually knows are so owned shall be so disregarded. Second Lien Exchangeable Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Second Lien Exchangeable Notes and that the pledgee is not the Company or any obligor upon the Second Lien Exchangeable Notes or any Affiliate of the Company (other than SBG) or of such other obligor.

(g) A consent to any amendment, supplement or waiver of this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes or the Note Guarantee by any Holder given in connection with a tender of such Holder’s Second Lien Exchangeable Notes shall not be rendered invalid by such tender.

Section 9.03. Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Second Lien Exchangeable Note is a continuing consent by the Holder of a Second Lien Exchangeable Note and every subsequent Holder of a Second Lien Exchangeable Note or portion of a Second Lien Exchangeable Note that evidences the same debt as the consenting Holder’s Second Lien Exchangeable Note, even if notation of the consent is not made on any Second Lien Exchangeable Note. However, any such Holder of a Second Lien Exchangeable Note or subsequent Holder of a Second Lien Exchangeable Note may revoke the consent as to its Second Lien Exchangeable Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04. Notation on or Exchange of Second Lien Exchangeable Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Second Lien Exchangeable Note thereafter authenticated. The Company in exchange for all Second Lien Exchangeable Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Second Lien Exchangeable Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Second Lien Exchangeable Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 14.02, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Second Lien Exchangeable Notes Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal of, premium, if any, and interest on, the Second Lien Exchangeable Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Second Lien Exchangeable Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under the Second Lien Exchangeable Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

and (2) in case of any extension of time of payment or renewal of any Second Lien Exchangeable Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clause (1) and (2) above, to the limitation set forth in Section 10.02, collectively, the “Guaranteed Obligations”. Failing payment by the Company when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree (to the extent permitted by applicable law) that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Second Lien Exchangeable Notes or this Second Lien Exchangeable Notes Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture, or pursuant to Section 10.06.

(c) Each of the Guarantors also agrees (to the extent permitted by applicable law), jointly and severally, to pay any and all costs and expenses (including reasonable and documented attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations Guaranteed hereby until payment in full of all obligations Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations Guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Second Lien Exchangeable Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Second Lien Exchangeable Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Second Lien Exchangeable Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Second Lien Exchangeable Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Second Lien Exchangeable Notes Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03. Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Second Lien Exchangeable Notes Indenture shall be executed on behalf of such Guarantor.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Second Lien Exchangeable Notes.

(c) If a Person whose signature is on this Second Lien Exchangeable Notes Indenture no longer holds that office at the time the Trustee authenticates the Second Lien Exchangeable Note, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Second Lien Exchangeable Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Second Lien Exchangeable Notes Indenture on behalf of the Guarantors.

(e) If required by Section 4.11, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Second Lien Exchangeable Notes Indenture or the Second Lien Exchangeable Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Second Lien Exchangeable Notes Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee, upon:

(1) (A) in the case of a Guarantor that is a Subsidiary, any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation, winding up, dissolution, liquidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of this Second Lien Exchangeable Notes Indenture, including, if applicable, Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Second Lien Exchangeable Notes Indenture needs to be applied in accordance therewith at such time) and Section 5.01(a);

(B) in the case of a Guarantor that is a Subsidiary, the proper designation of any Guarantor as an Unrestricted Subsidiary; or

(C) the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the discharge of the Company’s obligations under this Second Lien Exchangeable Notes Indenture in accordance with the terms of this Second Lien Exchangeable Notes Indenture; or

(D) in the case of the Parent Guarantee, if the Parent Guarantor ceases to be the direct parent of the Company as a result of a transaction permitted pursuant to this Second Lien Exchangeable Notes Indenture, subject to the assumption of all of the obligations of the Parent Guarantor under this Second Lien Exchangeable Notes Indenture and the applicable Security Documents, in each case, pursuant to supplement indentures or other applicable documents or instruments by the entity that directly owns 100% of the issued and outstanding Equity Interests in the Company; and

(2) the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Second Lien Exchangeable Notes Indenture relating to such transaction or release have been complied with.

(b) At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee.

Section 10.07. Co-Obligor.

(a) Co-Obligor is a co-obligor of the Second Lien Exchangeable Notes, liable for the due and punctual payment of the principal of, premium, if any, and interest on, all of the Second Lien Exchangeable Notes.

(b) Co-Obligor and the Company, as co-obligors, shall be unconditionally jointly and severally liable for the due and punctual payment of the principal of, and interest on, all of the Second Lien Exchangeable Notes, and for all Notes Obligations under this Second Lien Exchangeable Notes Indenture and in connection with the Second Lien Exchangeable Notes.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

(a) This Second Lien Exchangeable Notes Indenture will be discharged, and will cease to be of further effect as to all Second Lien Exchangeable Notes issued thereunder, and all Liens on the Collateral securing the Second Lien Exchangeable Notes and the Note Guarantees shall be released and the Security Documents shall cease to be of further effect and the First Lien/Second Lien/Third Lien Intercreditor Agreement shall cease to be of further effect with respect to the Collateral Agent, Trustee, Holders and Obligations owed to them in respect of this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes and the Security Documents, when either:

(1) all Second Lien Exchangeable Notes that have been authenticated and delivered (except lost, stolen or destroyed Second Lien Exchangeable Notes that have been replaced or paid and Second Lien Exchangeable Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2) (A) all Second Lien Exchangeable Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Second Lien Exchangeable Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under this Second Lien Exchangeable Notes Indenture; and

(C) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Second Lien Exchangeable Notes at maturity or the redemption date, as the case may be.

(b) In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Second Lien Exchangeable Notes Indenture, if money shall have been deposited with the Trustee pursuant to Section 11.01(a)(2)(A), the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02. Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Second Lien Exchangeable Notes and this Second Lien Exchangeable Notes Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Second Lien Exchangeable Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Second Lien Exchangeable Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

COLLATERAL

Section 12.01. Security Documents.

(a) The payment of the Obligations, including payment of the principal of and interest and premium on, if any, the Second Lien Exchangeable Notes when due, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and the performance of all other Obligations of the Company, the Co-Obligor and the Guarantors under this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents and will be secured by the Security Documents hereafter delivered as required or permitted by this Second Lien Exchangeable Notes Indenture.

Section 12.02. Further Assurances.

(a) The Company will, and will cause the Co-Obligor and each Guarantor to, and the Co-Obligor and each Guarantor will, execute any and all documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, mortgages and/or amendments or continuations thereto and other documents), in each case, that may be required under the Security Documents, the relevant Intercreditor Agreements, or any applicable law, or which the Collateral Agent may reasonably request to (i) ensure the creation, perfection and priority of the Liens created or intended to be created under the Security Documents and (ii) to the extent required by the Security Documents, continue and maintain the security interest created by the Security Documents in the Collateral as a second lien perfected security interest, subject only to Liens permitted by this Second Lien Exchangeable Notes Indenture (including Permitted Liens) and the relevant Intercreditor Agreements, in each case, at the expense of the Company, the Co-Obligor or the relevant Guarantor.

(b) The Company will, and will cause the Co-Obligor and each Guarantor to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as may be necessary or as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Security Documents and Intercreditor Agreements, in each case, except as otherwise provided in the Security Documents and Intercreditor Agreements.

Section 12.03. Collateral Agent.

In addition to the rights, protections and indemnities set forth herein, the Collateral Agent shall have all the rights and protections provided in the Security Documents and Intercreditor Agreements.

Section 12.04. Authorization of Actions to Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Security Document and each Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Second Lien Exchangeable Notes Indenture, authorizes and directs the Collateral Agent to enter into the Security Documents and Intercreditor Agreements to which it is a party, appoints the Collateral Agent as its collateral agent and authorizes and empowers the Collateral Agent to bind the Holders of Notes as set forth in the Security Documents and the Intercreditor Agreements to which it is a party and to perform its obligations and exercise its rights and powers thereunder.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed to the Trustee under the Security Documents and the Intercreditor Agreements and, subject to the terms of the Security Documents or the Intercreditor Agreements, to make further distributions of such funds to the Holders of Notes according to the provisions of this Second Lien Exchangeable Notes Indenture and the Second Lien Exchangeable Notes.

(c) Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee may (but shall not be obligated to) without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions to:

(1) enforce any of the terms of the Security Documents or the Intercreditor Agreements to which the Collateral Agent or Trustee is a party; or

(2) collect and receive payment of any and all Obligations with respect to the Second Lien Exchangeable Notes.

(d) Subject to the Intercreditor Agreements and at the Company’s sole cost and expense, the Trustee is authorized and empowered (but shall not be obligated) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as may be expedient to protect or enforce the Liens with respect to the Collateral or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreements or this Second Lien Exchangeable Notes Indenture, and such suits and proceedings as may be expedient, at the Company’s sole cost and expense, to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 12.05. Release of Collateral

(a) Subject in all respects to the Intercreditor Agreements, the liens on and security interests in any property and other assets of the Company, the Co-Obligor or any Guarantor shall be automatically released and terminated, in whole or in part, as applicable, including in the Collateral from the Liens securing the Second Lien Exchangeable Notes and the Note Guarantees, under any of the following circumstances:

(1) upon satisfaction and discharge of the Second Lien Exchangeable Notes Indenture pursuant to Section 11.01;

(2) a legal defeasance or covenant defeasance under Article 8 hereof;

(3) upon payment in full in cash and Discharge of all Second Lien Exchangeable Notes outstanding under this Second Lien Exchangeable Notes Indenture and all other Obligations that are outstanding, due and payable under this Second Lien Exchangeable Notes Indenture and the other Note Documents at the time the Second Lien Exchangeable Notes are paid in full in cash and discharged (other than contingent indemnity obligations for which no claim has been made);

(4) subject to the First Lien/Second Lien/Third Lien Intercreditor Agreement, as to any Collateral of the Company or a Guarantor that ceases to be a Guarantor, or as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Guarantor, including as a result of a Guarantor ceasing to be a Guarantor, in a transaction or other circumstance to the extent not prohibited under Section 4.16 hereof at the time of such sale, transfer or other disposition and solely to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Agent’s Liens upon the Collateral will not be released if the sale or disposition is subject to Article 5;

(5) as described in Article 9 hereof;

(6) subject to the First Lien/Second Lien/Third Lien Intercreditor Agreement, in the case of a Guarantor that is released from its Note Guarantee with respect to the Second Lien Exchangeable Notes, the release of the property and assets of such Guarantor;

(7) to the extent required by the provisions of the Collateral Agency Agreement or the provisions of the First Lien/Second Lien/Third Lien Intercreditor Agreement;

(8) subject to the First Lien/Second Lien/Third Lien Intercreditor Agreement, such property or asset is or becomes Excluded Property (as defined in the Security Documents); or

(9) as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction.

(b) Upon the release of a Guarantor from its Note Guarantee or the Company and the Co-Obligor from its obligations as referenced in this Section 12.05, such Guarantor or the Company and the Co-Obligor, and the property and assets of such Guarantor or the Company and Co-Obligor, shall be automatically and unconditionally released from its obligations under the Security Documents.

(c) At the cost and written request of the Company, the Collateral Agent shall execute and deliver instruments to evidence any release under this Section 12.05, upon receipt of an Officer’s Certificate, stating that all conditions precedent in this Second Lien Exchangeable Notes Indenture, the Second Lien Exchangeable Notes, the Security Documents and the Intercreditor Agreements, as applicable, have been complied with. Neither the Trustee nor the Collateral Agent shall be liable for any release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or Intercreditor Agreement to the contrary, the Trustee and the Collateral Agent shall not be under any obligation to execute and deliver any instruments of release, satisfaction or termination, unless and until it receives such Officer’s Certificate.

Section 12.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company, the Co-Obligor or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company, the Co-Obligor or a Guarantor or of any officer or officers thereof required by the provisions of this Article 12.

Section 12.07. Release upon Termination of Company’s Obligations.

In the event that (i) a satisfaction and discharge of the Second Lien Exchangeable Notes Indenture occurs pursuant to Section 11.01, (ii) all the Obligations under the Notes and the Note Guarantees have been satisfied and discharged by the payment in full of the Company’s obligations under the Notes, this Second Lien Exchangeable Notes Indenture and the Security Documents (other than contingent indemnity obligations for which no claim has been made), or (iii) a discharge of this Second Lien Exchangeable Notes Indenture occurs under Article 8 or a legal defeasance or covenant defeasance of this Second Lien Exchangeable Notes Indenture occurs under Article 8, the Trustee shall, upon the request of the Company, deliver to the Company and the Collateral Agent a notice provided to it stating that the Trustee, on behalf of the Holders, disclaims any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold Liens in the Collateral on behalf of the Trustee, and the Trustee shall (and direct the Collateral Agent to) do or cause to be done, at the Company’s sole cost and expense, all acts reasonably requested by the Company to release such Liens as soon as is reasonably practicable.

ARTICLE 13

EXCHANGE OF SECOND LIEN EXCHANGEABLE NOTES

Section 13.01. Exchange Privilege

(a) Subject to the conditions and upon compliance with the provisions of this Article 13, each Holder shall have the right, at such Holder’s option, to surrender for exchange all or any portion (if the portion to be exchanged is $1.00 principal amount or an integral multiple thereof) of its Second Lien Exchangeable Notes with the Company at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the final maturity date of the Second Lien Exchangeable Notes. Upon exchange of Second Lien Exchangeable Notes, such Holder shall be entitled to receive from the Company the amounts and types of consideration due upon exchange specified in Section 13.03 based on the applicable Exchange Rate then in effect and the exchange amount for the Second Lien Exchangeable Notes being exchanged on the applicable Exchange Date. The Exchange Rate in effect at any time shall be subject to adjustment in the manner set forth herein.

(b) The Second Lien Exchangeable Notes may not be exchanged after the close of business on the second Scheduled Trading Day immediately preceding the final maturity date of the Second Lien Exchangeable Notes.

Section 13.02. Exercise of Exchange Privilege

(a) Before any Holder of a Second Lien Exchangeable Note shall be entitled to exchange such Second Lien Exchangeable Note or any portion thereof having a principal amount of $1.00 or an integral multiple thereof pursuant to Section 13.01, such Holder shall (i) in the case of a Global Note, surrender such Second Lien Exchangeable Notes for exchange by transferring such Second Lien Exchangeable Note to the Exchange Agent through the facilities of the Depositary and comply with the applicable exchange procedures of the Depositary in effect at that time, and furnish appropriate endorsements, and transfer documents if required by the Company or the Exchange Agent, and, if required, pay all taxes or duties, if any, as set forth in Section 13.10 and (ii) in the case of a Definitive Note, (A) complete and manually sign and deliver an irrevocable written notice to the Exchange Agent in the Form of Notice of Exchange set forth in Exhibit D hereto (or a facsimile thereof) at the office of the Exchange Agent and shall state in writing therein the exchange amount of Second Lien Exchangeable Notes to be exchanged and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of

Common Stock, if any, to be delivered upon settlement of the exchange obligation to be registered, (B) surrender such Second Lien Exchangeable Notes, duly endorsed to the Company or in blank (and, if required, accompanied by appropriate endorsements and transfer documents), at the office of the Exchange Agent, (C) if required, pay all transfer or similar taxes, if any, as set forth in Section 13.10 and (D) if required, pay funds equal to interest payable on the next Interest Payment Date as set forth in Section 13.04(f). The Company shall pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of Common Stock upon exchange of the Second Lien Exchangeable Notes, unless the tax is due because the Holder requires that such shares of Common Stock or any portion of the Second Lien Exchangeable Notes not exchanged be issued in a name other than the Holder’s name, in which case the Holder shall pay the tax. The “Exchange Date” (in the case of Holder-elected exchange pursuant to Section 13.01) is the first Business Day on which the Holder of a Second Lien Exchangeable Note has satisfied all of the applicable requirements for exchange of such Second Lien Exchangeable Note set forth in this Section 13.02(a).

If a Holder of a Second Lien Exchangeable Note has submitted such Second Lien Exchangeable Note for purchase upon an Offer to Purchase in accordance with this Second Lien Exchangeable Notes Indenture, such Holder may not surrender such Second Lien Exchangeable Note for exchange until the Holder validly withdraws its election prior to the consummation of such Offer to Purchase in accordance with the terms thereof. For the avoidance of doubt, any Second Lien Exchangeable Notes submitted for purchase pursuant to an Offer to Purchase and not validly withdrawn by the Holder and not repurchased pursuant to the Offer to Purchase may be submitted for exchange in accordance with this Article 13 following the applicable consummation of such Offer to Purchase.

(b) A Holder may exchange fewer than all of such Holder’s Second Lien Exchangeable Notes so long as the Second Lien Exchangeable Notes exchanged have a principal amount of $1.00 or an integral multiple thereof. In case any Definitive Note shall be surrendered for partial exchange, the Company shall execute and the Trustee shall, upon receipt of an Officer’s Certificate, authenticate and deliver to or (subject to Section 13.10) upon the written order of the Holder of the Second Lien Exchangeable Note so surrendered, without charge to such Holder, a new Definitive Note or Definitive Notes in authorized denominations in an exchange amount equal to the unexchanged portion of the surrendered Definitive Notes.

Section 13.03. Settlement of Exchange Privilege

(a) Upon exchange of any Second Lien Exchangeable Note pursuant to Section 13.02 or Section 13.04, the Company will satisfy its exchange obligation by paying or delivering, as the case may, to each such exchanging Holder, in respect of the principal amount of Second Lien Exchangeable Notes being exchanged (and including any accrued and unpaid PIK interest) (the “exchange amount”), either (i) solely cash (“Cash Settlement”), (ii) shares of Common Stock (together with cash in respect of any accrued and unpaid interest) (“Physical Settlement”), after giving effect to any rounding in accordance with Section 13.05 or (iii) a combination of cash in a particular Specified Dollar Amount and shares of Common Stock, if any (“Combination Settlement), after giving effect to any rounding in accordance with Section 13.05.

(b) Subject to any restrictions in this Second Lien Exchangeable Notes Indenture and the Company’s other Indebtedness, the Company will have the right to elect the Settlement Method and (if applicable) the Specified Dollar Amount applicable to any exchange of a Second Lien Exchangeable Note on any Exchange Date, provided that,

(i) the Company shall always use the same Settlement Method and Specified Dollar Amount, if applicable, for all exchanges occurring on any given Exchange Date and for all exchanges on any Exchange Date on or after the Final Settlement Method Election Date;

(ii) the Company shall initially be deemed to have elected Physical Settlement;

(iii) if the Company elects (subject to Section 13.09) a different Settlement Method and/or to set or reset the Specified Dollar Amount for any Exchange Date, the Company shall deliver a written notice (the “Settlement Notice”) of the relevant Settlement Method and/or Specified Dollar Amount, and the effective date of such Settlement Method and/or Specified Dollar Amount (which shall be no earlier than the Business Day preceding the date on which the Settlement Notice is delivered) to the Holders, the Trustee and the Exchange Agent (if not the Trustee) no later than the close of business on the Business Day immediately prior to such Exchange Date;

(iv) if the Company elects to use Combination Settlement and fails to specify a Specified Dollar Amount in the Settlement Notice relating to its election of Combination Settlement, the Company shall be deemed to have elected a Specified Dollar Amount equal to $1,000; and

(v) the Company shall not have the right to change the Settlement Method or the Specified Dollar Amount on or after the Final Settlement Method Election Date.

(c) The amount of cash, if any, and the number of shares of Common Stock, if any, that the Company is required to pay or deliver, as the case may be, in respect of any exchange of Second Lien Exchangeable Notes (the “exchange consideration”) shall be computed as follows:

(i) if the Company elects to satisfy the Company’s exchange obligations through Physical Settlement, the Company shall pay or deliver, as the case may be, to the exchanging Holder in respect of the exchange amount of the Second Lien Exchangeable Notes being exchanged, an amount of Common Stock equal to the product of (i) the quotient of (x) the exchange amount of the Second Lien Exchangeable Notes on the Exchange Date divided by (y) $1,000, times (ii) the Exchange Rate in effect on the Exchange Date, after giving effect to any rounding in accordance with Section 13.05;

(ii) if the Company elects to satisfy the Company’s exchange obligations through Cash Settlement, the Company shall pay to the exchanging Holder in respect of the exchange amount of the Second Lien Exchangeable Notes being exchanged, cash in an amount equal to the product of (i) the quotient of (x) the exchange amount of the Second Lien Exchangeable Notes on the Exchange Date divided by (y) $1,000, times (ii) the sum of the Daily Exchange Values for each of the 20 consecutive Trading Days during the related Observation Period; and

(iii) if the Company elects to satisfy its exchange obligation through Combination Settlement, the Company shall deliver to the exchanging Holder, in respect of the exchange amount of the Second Lien Exchangeable Notes being exchanged, an amount of cash and shares of Common Stock equal to the product of (x) the quotient of the (i) aggregate exchange amount of the Securities being exchanged on the Exchange Date divided by (ii) $1,000, times (y) the sum of the Daily Settlement Amounts for each of the 20 consecutive Trading Days during the related Observation Period, after giving effect to any rounding in accordance with Section 13.05.

(d) Payment or delivery, as the case may be, of the consideration due upon exchange shall be made on the second Business Day after the Exchange Date or on the Mandatory Exchange Date, in the case of a Mandatory Exchange.

(e) Each exchange shall be deemed to have been effected immediately preceding the close of business on the relevant Exchange Date; provided, however, that, in the case of Physical Settlement or Combination Settlement, the Person in whose name any shares of Common Stock shall be issuable upon such exchange shall be treated as the holder of record of such shares as of the close of business on the Exchange Date (in the case of Physical Settlement) or as of the close of business on the last Trading Day of the relevant Observation Period (in the case of Combination Settlement).

(f) Any cash amounts due upon exchange by a Holder of Second Lien Exchangeable Notes surrendered for exchange shall be paid by the Company (or the Company shall cause such cash amounts to be paid) to such Holder, or such Holder’s nominee or nominees. In addition, the Company shall issue, or shall cause to be issued to an exchanging Holder, or such Holder’s nominee or nominees, certificates or a book entry transfer through the Depositary for the full number of any shares of Common Stock due upon exchange (together with any cash in respect of any accrued and unpaid interest).

(g) Upon exchange of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. All Definitive Notes delivered for exchange shall be delivered to the Trustee to be cancelled by or at the direction of the Trustee, which shall dispose of the same as provided in Section 2.11.

(h) Upon exchange, the Company shall pay in cash any accrued and unpaid cash interest on the Second Lien Exchangeable Notes through the Exchange Date, and the exchange amount of Second Lien Exchangeable Notes being exchanged shall be increased to include any PIK interest accrued and unpaid on the Second Lien Exchangeable Notes through the Exchange Date.

Notwithstanding the foregoing, if a Holder exchanges its Second Lien Exchangeable Notes exchanged pursuant to Section 13.01, such that the Exchange Date therefor is after the close of business on a Record Date but prior to the open of business on the immediately following Interest Payment Date, (i) the Holder of such Second Lien Exchangeable Notes at the close of business on such Record Date shall receive the interest payable on such Second Lien Exchangeable Notes on the corresponding Interest Payment Date notwithstanding such exchange; and (ii) for purposes of clause (ii) the definition of “exchange amount,” when used with respect to such Second Lien Exchangeable Notes, such interest shall be deemed paid and no increase to the exchange amount will be made.

Section 13.04. Mandatory Exchange

(a) On or after November 5, 2024, and at any time until the close of business on the second Scheduled Trading Day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, if at any time (i) Wholly Owned Net Cash and Cash Equivalents and availability under Debt Facilities existing on the Issue Date, is greater than $250.0 million; and (ii) the Daily VWAP of the Common Stock for at least twenty (20) Trading Days (whether or not consecutive) during a period of thirty (30) consecutive Trading Days is greater than or equal to 250% of the Common Equity VWAP, then, subject to compliance with Section 13.09, the Company shall exchange all of the then outstanding principal amount of Second Lien Exchangeable Notes for the amounts and types of consideration due upon exchange specified in Section 13.03 based on the applicable Exchange Rate then in effect and the exchange amount for the Second Lien Exchangeable Notes being exchanged on the applicable Exchange Date (a “Mandatory Exchange Event”).

(b) Upon the occurrence of a Mandatory Exchange Event, the Company will send notice of the Mandatory Exchange Event (a “Mandatory Exchange Notice”) to Holders, the Trustee and the Exchange Agent no later than the fifth Business Day following the date of determination of a Mandatory Exchange Event.

Such Mandatory Exchange Notice must state:

(i) that the Second Lien Exchangeable Notes have been called for a mandatory exchange pursuant to this Section 13.04 (a “Mandatory Exchange”);

(ii) the date on which the Mandatory Exchange will occur (the “Mandatory Exchange Date”);

(iii) the current Exchange Rate;

(iv) (A) if the Exchange Date is prior to the Final Settlement Method Election Date, a statement that the Company has the right to elect Cash Settlement, Physical Settlement or Combination Settlement at any time on or prior to the Business Day prior to the Settlement Date or (B) if the Exchange Date is on or after the Final Settlement Method Election Date, the Settlement Method applicable to such Mandatory Exchange;

(v) the name and address of the Trustee and the Exchange Agent; and

(vi) the CUSIP and ISIN numbers, if any, of the Second Lien Exchangeable Notes.

(c) In the event of a Mandatory Exchange in accordance with this Section 13.04, then an Exchange Date will automatically, and without the need for any action on the part of any Holder, the Trustee or the Exchange Agent, be deemed to occur, with respect to each Second Lien Exchangeable Note then outstanding, on the Mandatory Exchange Date. The Mandatory Exchange Date will be a Business Day of the Company’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Company sends the Mandatory Exchange Notice; provided that the Mandatory Exchange Date shall be no later than second Scheduled Trading Day prior to the final maturity date of the Second Lien Exchangeable Notes. On the Mandatory Exchange Date, the Company shall deliver to each Holder exchange consideration calculated as set forth in Section 13.03, whereupon all outstanding Second Lien Exchangeable Notes shall be cancelled and this Second Lien Exchangeable Notes Indenture shall be deemed satisfied and discharged in accordance with Section 11.01.

Section 13.05. Fractions of Shares

The Company shall not issue any fractional share of Common Stock upon exchange of the Second Lien Exchangeable Notes in the case of Physical Settlement or Combination Settlement and shall instead round the number of shares of Common Stock delivered in lieu of any fractional share of Common Stock to the nearest whole share, with any such fraction equal (or greater than) 0.5 being rounded up by one whole share. Neither the Trustee nor the Exchange Agent will have any duty to make any such computation.

Section 13.06. Adjustment of Exchange Rate

The Exchange Rate shall be adjusted, without duplication, from time to time by the Company as follows, except that the Exchange Rate shall not be adjusted if Holders of the Second Lien Exchangeable Notes participate as specified in Section 13.06(o) below in any of the dividends or distributions described in this Section 13.06 (other than (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of shares of Common Stock and solely as a result of holding the Second Lien Exchangeable Notes, without having to exchange their Second Lien Exchangeable Notes as if they held a number of shares of Common Stock equal to the product of (i) the applicable Exchange Rate in effect immediately after the close of business on the date for determination of holders of Common Stock entitled to receive such distribution, times (ii) the quotient of the (x) aggregate principal amount of Second Lien Exchangeable Notes held by such Holders at such time divided by (y) $1,000 (any such dividend or distribution to the holders of Common Stock in which Holders of Second Lien Exchangeable Notes participate, a “Received Dividend”):

(a) If WeWork Inc. issues or otherwise distributes shares of Common Stock exclusively as a dividend or distribution to all or substantially all holders of the shares of Common Stock (other than any Received Dividend), or if WeWork Inc. effects a share split or share combination of the Common Stock, the Exchange Rate shall be adjusted based on the following formula:

ER1 = ER0 x	OS1
OS0

where,

ER0 =

the Exchange Rate in effect immediately preceding the open of business on the “ex” date of such dividend or distribution, or immediately preceding the open of business on the effective date of such share split or share combination, as the case may be;

ER1 =

the new Exchange Rate in effect immediately after the open of business on such “ex” date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =

the number of shares of Common Stock outstanding immediately preceding to the open of business on such “ex” date or immediately preceding to the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 =	the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 13.06(a) shall become effective immediately after the open of business on the “ex” date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (a) is announced or declared but not so paid or made, the Exchange Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Exchange Rate that would then be in effect if such dividend or distribution had not been announced or declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made (other than (i) as a result of a reverse share split, share combination or equivalent action thereto or (ii) with respect to the readjustment of the Exchange Rate as described in the immediately preceding sentence).

For purposes of this Section 13.06, “effective date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(b) If WeWork Inc. distributes to all or substantially all holders of shares of Common Stock any rights or warrants (other than pursuant to a stockholder rights plan) entitling them for a period of not more than 45 days from the record date of such distribution to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the shares of Common Stock on the 10 consecutive Trading Days immediately preceding the date that such distribution was first publicly announced (other than any Received Dividend), the Exchange Rate shall be increased based on the following formula:

ER1 = ER0 x	OS0 + X
OS0 + Y

where,

ER0 =	the Exchange Rate in effect immediately preceding the open of business on the “ex” date for such distribution;

ER1 =	the new Exchange Rate in effect immediately after the open of business on the “ex” date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately preceding the open of business on the “ex” date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y =

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants, divided by the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the date “ex” date for such distribution.

Any increase in the Exchange Rate made under this Section 13.06(b) shall become effective immediately after the open of business on the “ex” date for such distribution.

For purposes of this Section 13.06(b), in determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than such average of Last Reported Sale Prices of the shares of Common Stock, and in determining the aggregate exercise price payable for such shares of Common Stock, there shall be taken into account any consideration received by WeWork Inc. for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Directors. To the extent that any such rights or warrants are not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Exchange Rate shall be decreased, effective as of the time of such expiration, to the Exchange Rate that would then be in effect if such rights or warrants had not been so distributed. If any such dividend or distribution in this clause (b) is announced or declared but not paid or made, the new Exchange Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Exchange Rate that would then be in effect if such dividend or distribution had not been announced or declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made (other than with respect to the readjustment of the Exchange Rate as described in the two immediately preceding sentences).

(c) If WeWork Inc. distributes shares of the Company’s Capital Stock, evidences of WeWork Inc.’s indebtedness, other assets or property of WeWork Inc. or rights or warrants to acquire its Capital Stock or other securities to all or substantially all holders of shares of Common Stock, excluding:

(i) dividends or distributions of shares, or of rights or warrants to purchase or subscribe for shares, of Common Stock as to which the provisions of Section 13.06(a) or Section 13.06(b) shall apply;

(ii) dividends or distributions paid exclusively in cash as to which the provisions of Section 13.06(d) shall apply;

(iii) dividends or distributions of Reference Property pursuant to a Merger Event specified in Section 13.12;

(iv) any distribution constituting a Received Dividend; and

(v) Spin-Offs as to which the provisions set forth below in this Section 13.06(c) shall apply

(any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights or warrants, the “Distributed Property”), then the Exchange Rate shall be increased based on the following formula:

ER1 = ER0 x	SP0
SP0 - FMV

where,

ER0 =	the Exchange Rate in effect immediately preceding the open of business on the “ex” date for such distribution;

ER1 =	the new Exchange Rate in effect immediately after the open of business on the “ex” date for such distribution;

SP0 =

the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the “ex” date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of Common Stock on the “ex” date for such distribution.

Any increase made under the portion of this Section 13.06(c) set forth above shall become effective immediately after the open of business on the “ex” date for such distribution.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Second Lien Exchangeable Note shall receive, at the same time and upon the same terms as holders of shares of Common Stock and solely as a result of holding such Second Lien Exchangeable Note, without having to exchange such Second Lien Exchangeable Note, the amount and kind of Distributed Property that such Holder would have received if such Holder had held a number of shares of Common Stock equal to the product of (i) the Exchange Rate in effect immediately after the close of business on the date for determination of holders of Common Stock entitled to receive such distribution times (ii) the quotient of (x) the aggregate principal amount of such Second Lien Exchangeable Note divided by (y) $1,000, and Section 13.06(o) shall apply to such distribution as if such distribution were a Received Dividend. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 13.06(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the average of Last Reported Sale Prices of the shares of Common Stock over the 10 consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the “ex” date for such distribution. If any such distribution described in this Section 13.06(c) is declared or announced but not paid or made, the new Exchange Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such distribution, to be the Exchange Rate that would then be in effect if such distribution had not been declared or announced. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made (other than with respect to the readjustment of the Exchange Rate as described in the immediately preceding sentence).

With respect to an adjustment pursuant to this Section 13.06(c) where there has been a payment of a dividend or other distribution on the shares of Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of WeWork Inc., that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Exchange Rate shall be increased based on the following formula:

ER1 = ER0 x	FMV + MP0
MP0

where,

ER0 =	the Exchange Rate in effect immediately preceding the end of the Valuation Period;

ER1 =	the new Exchange Rate in effect immediately after the open of business on the end of the Valuation Period;

FMV =

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of shares of Common Stock applicable to one share of Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 of this Second Lien Exchangeable Notes Indenture as if references therein to shares of Common Stock were to such Capital Stock or similar equity interest) over the ten (10) consecutive Trading Day period commencing on (and including) the “ex” date of the Spin-Off (such period, the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of the shares of Common Stock over the Valuation Period.

The increase to the Exchange Rate under the preceding paragraph shall be determined on the last Trading Day of the Valuation Period; provided, however, that (x) in respect of any exchange of Second Lien Exchangeable Notes for which Physical Settlement is applicable, if the relevant Exchange Date occurs during the Valuation Period, in determining the Exchange Rate, references in the preceding paragraph with respect to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed from (and including) the “ex” date of such Spin-Off to (but excluding) such Exchange Date; and (y) in respect of any exchange of Second Lien Exchangeable Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such exchange and within the Valuation Period, in determining the Exchange Rate on such Trading Day, references in the preceding paragraph with respect to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed from (and including) the “ex” date of such Spin-Off to (but excluding) such Exchange Date. If the “ex” date of the Spin-Off is less than 10 Trading Days prior to (and including) the end of the Observation Period with respect to any exchange, references in the preceding paragraph to 10 consecutive Trading Days will be deemed to be replaced, solely with respect to that exchange, with such lesser number of Trading Days as have elapsed from and including the “ex” date for the Spin-Off to (and including) the last Trading Day of such Observation Period.

If any such distribution described in this Section 13.06(c) is declared or announced but not paid or made, the new Exchange Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such distribution, to be the Exchange Rate that would then be in effect if such distribution had not been declared or announced. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made (other than with respect to the readjustment of the Exchange Rate as described in the immediately preceding sentence).

For purposes of this Section 13.06(c) (and subject in all respects to Section 13.06(i)), rights or warrants distributed by WeWork Inc. to all holders of shares of Common Stock entitling them to subscribe for or purchase shares of WeWork Inc.’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 13.06(c) (and no adjustment to the Exchange Rate under this Section 13.06(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exchange Rate shall be made under this Section 13.06(c). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Second Lien Exchangeable Notes Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and “ex” date with respect to new rights or warrants with such rights (in which case the existing rights or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other such event (of the type described in the immediately preceding sentence) with respect thereto that was deemed to effect a distribution of rights or warrants, in each case for which an adjustment to the Exchange Rate under this Section 13.06(c) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Exchange Rate shall be readjusted as if such rights or warrants had not been issued and (y) the Exchange Rate shall then again be readjusted, effective as of the date of such final redemption or purchase, to give effect to such distribution, deemed distribution or Trigger Event or other such event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of shares of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of shares of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Exchange Rate shall be readjusted, effective as of such expiration or termination date, as if such rights and warrants had not been issued.

For purposes of Section 13.06(a), Section 13.06(b), Section 13.06(d) and this Section 13.06(c), if any dividend or distribution to which this Section 13.06(c) or Section 13.06(d) is applicable (other than a Spin-Off) has the same “ex” date as one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 13.06(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights or warrants to which Section 13.06(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.06(c) or Section 13.06(d), as the case may be, is applicable (the “Clause C or D Distribution”) and any Exchange Rate adjustment required by this Section 13.06(c) or Section 13.06(d), as the case may be, with respect to such Clause C or D Distribution shall first be made, and (2) the “ex” date for the Clause B Distribution, if any, shall be deemed to immediately follow the “ex” date for the Clause C or D Distribution and any Exchange Rate adjustment required by Section 13.06(b) with respect to the Clause B Distribution shall then be made immediately after the adjustment pursuant to clause (1), except that, if determined by the Company, any shares of Common Stock that become outstanding as a result of the Clause A Distribution or the Clause B Distribution shall not be deemed to be “outstanding immediately preceding the open of business on the “ex” date” within the meaning of Section 13.06(b), and (3) the “ex” date for the Clause A Distribution, if any, shall be deemed to immediately follow the “ex” date for the Clause C or D Distribution or the Clause B Distribution, as the case may be, and any Exchange Rate adjustment required by Section 13.06(a) with respect to the Clause A Distribution shall then be made immediately after the adjustments pursuant to clauses (1) and (2), except that, if determined by the Company, any shares of Common Stock that become outstanding as a result of the Clause A Distribution shall not be deemed to be “outstanding immediately preceding the open of business on such “ex” date” within the meaning of Section 13.06(a).

(d) If WeWork Inc. distributes any cash dividend or distribution to all or substantially all holders of shares of Common Stock (other than (i) any distribution of Reference Property pursuant to a Merger Event specified in Section 13.12 and (ii) any Received Dividend), the Exchange Rate shall be adjusted based on the following formula:

ER’ = ER0 x	SP0
SP0 – C

where,

ER0 =	the Exchange Rate in effect immediately preceding the open of business on the “ex” date for such dividend or distribution;

ER’ =	the new Exchange Rate in effect immediately after the open of business on the “ex” date for such dividend or distribution;

SP0 =

the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the “ex” date for such dividend or distribution;

C =	the amount of such cash dividend or distribution the Company distributes to one share of Common Stock.

Any increase in the Exchange Rate made under this Section 13.06(d) shall become effective immediately after the open of business on the “ex” date for such dividend or distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Second Lien Exchangeable Note shall receive, at the same time and upon the same terms as holders of shares of Common Stock and solely as a result of holding Second Lien Exchangeable Notes, without having to exchange such Second Lien Exchangeable Note, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the product of (i) the Exchange Rate in effect on the “ex” date for such cash dividend or distribution times (ii) the quotient of (x) the aggregate principal amount of such Second Lien Exchangeable Note divided by (y) $1,000, and Section 13.06(o) shall apply to such dividend or distribution as if such dividend or distribution were a Received Dividend. If any dividend or distribution described in this Section 13.06(d) is announced or declared but not so paid or made, the new Exchange Rate shall be readjusted, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Exchange Rate that would then be in effect if such dividend or distribution had not been announced or declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made (other than with respect to the readjustment of the Exchange Rate as described in the immediately preceding sentence).

(e) If WeWork Inc. or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for shares of Common Stock that is subject to the then applicable tender offer rules under the Exchange Act (other than open market repurchases or an odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the shares of Common Stock over the 10 consecutive Trading Days commencing on (and including) the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exchange Rate shall be increased based on the following formula:

ER1 = ER0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

ER0 =

the Exchange Rate in effect immediately preceding the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

ER1 =

the new Exchange Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =

the number of shares of Common Stock outstanding immediately preceding the date such tender or exchange offer expires (prior to giving effect to the purchase of any shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange pursuant to such tender or exchange offer); and

SP1 =

the average of the Last Reported Sale Prices of the shares of Common Stock over the ten (10) consecutive Trading Day period commencing on (and including) the Trading Day next succeeding the date such tender or exchange offer expires.

The increase in the Exchange Rate under this Section 13.06(e) shall be determined on the last Trading Day of such 10 Trading Day period but shall become effective and be given effect at the close of business on the 10th Trading Day immediately following (and including) the Trading Day next succeeding the date such tender or exchange offer expires; provided, however, that (x) in respect of any exchange of Second Lien Exchangeable Notes for which Physical Settlement is applicable, if the relevant Exchange Date occurs within such 10 Trading Day period, in determining the Exchange Rate, references in the preceding paragraph with respect to 10 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed from (and including) the Trading Day next succeeding the expiration date of such tender or exchange offer to (but excluding) such Exchange Date; and (y) in respect of any exchange of Second Lien Exchangeable Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the Observation Period for such exchange and within such 10 Trading Day period, in determining the Exchange Rate as of such Trading Day, references in the preceding paragraph with respect to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed from (and including) the Trading Day next succeeding the expiration date of such tender or exchange offer to (but excluding) such Trading Day. If the Trading Day next succeeding such expiration date is less than 10 Trading Days prior to (and including) the end of the Observation Period with respect to any exchange, references in the preceding paragraph to 10 consecutive Trading Days shall be deemed to be replaced, solely with respect to that exchange, with such lesser number of Trading Days as have elapsed from (and including) the Trading Day next succeeding the expiration date to (and including) the last Trading Day of such Observation Period.

If WeWork Inc. or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer but WeWork Inc. or Subsidiary is ultimately prevented by applicable law from effecting all or any portion of such purchases or all such purchases are rescinded, the new Exchange Rate shall be decreased, effective as of the date the Board of Directors determines that applicable law so prevents, or rescinds, such purchases, to the Exchange Rate that would be in effect if such tender or exchange offer had not been made or had been made only in respect of such purchases that had been effected. For the avoidance of doubt, if the application of the formula in the preceding paragraph would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made (other than with respect to the readjustment of the Exchange Rate as described in the immediately preceding sentence).

(f) [Reserved].

(g) Notwithstanding this Section 13.06 or any other provision of this Second Lien Exchangeable Notes Indenture or the Second Lien Exchangeable Notes, if an Exchange Rate adjustment becomes effective on any “ex” date as specified in Section 13.06(a) through (e), and either (i) a Holder has exchanged its Second Lien Exchangeable Note for Physical Settlement on an Exchange Date that is on or after such “ex” date and on or prior to the related record date and such Holder would be treated as the record holder of shares of Common Stock as of the related Exchange Date pursuant to Section 13.05(b) based on an adjusted Exchange Rate otherwise becoming effective on such “ex” date or (ii) a Holder has exchanged a Second Lien Exchangeable Note for Combination Settlement with the last Trading Day of the related Observation Period ending on or after such “ex” date and on or prior to the related record date and such Holder would be treated as the record holder of shares of Common Stock as of the last Trading Day of such Observation Period pursuant to Section 13.03(b) based on an adjusted Exchange Rate for such “ex” date, then in the case of (i) and (ii), then, notwithstanding the foregoing Exchange Rate adjustment provisions, the Exchange Rate adjustment otherwise becoming effective on such “ex” date shall not be made for such exchanging Holder; and, instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock such Holder is entitled to receive upon exchange on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(h) Except as stated in this Second Lien Exchangeable Notes Indenture, the Company will not adjust the Exchange Rate for the issuance or acquisition of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. The applicable Exchange Rate will not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on WeWork Inc.’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or restricted stock units or rights (including shareholder appreciation rights) to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by WeWork Inc. or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any right or warrant or exercisable, exchangeable or convertible security not described in this Section 13.06(h) and outstanding as of the Issue Date, including the Third Lien Exchangeable Notes;

(iv) upon the repurchase of any shares of Common Stock pursuant to an odd lot tender offer or an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in Section 13.06(e);

(v) for a change solely in the par value of the shares of Common Stock; or

(vi) for accrued and unpaid interest, if any.

(i) If WeWork Inc. adopts a shareholder rights plan, then upon exchange of the Second Lien Exchangeable Notes, in addition to the shares of Common Stock, if any, Holders will receive from the Company a corresponding amount of rights consistent with the rights distributed by WeWork Inc. to other holders of Common Stock under such rights plan, unless prior to any exchange, the shareholder rights plan expires or terminates or the rights have separated from the shares of Common Stock in accordance with such rights plan, in which case, and only in such case, the Exchange Rate will be adjusted at the time of separation as if WeWork Inc. distributed, to all holders of shares of Common Stock, Distributed Property consisting of such rights as described in Section 13.06(c), subject to readjustment in the event of the expiration, termination or redemption of such rights. A distribution of rights pursuant to a shareholder rights plan will not otherwise trigger an Exchange Rate adjustment pursuant to Section 13.06(b) or (c).

(j) In addition to those adjustments required by subsections (a), (b), (c), (d) and (e) of this Section 13.06, and to the extent permitted by applicable law and applicable listing rules of any U.S. national securities exchange on which the shares of Common Stock are then listed, (i) the Company in its sole discretion from time to time may increase the Exchange Rate by any amount for a period of at least 20 Business Days and (ii) the Company may also (but is not required to) increase the Exchange Rate to avoid or diminish any income tax to holders of shares of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Exchange Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Second Lien Exchangeable Note at its last address appearing on the Second Lien Exchangeable Note Register a notice of the increase at least 15 days prior to the date the increased Exchange Rate takes effect, and such notice shall state the increased Exchange Rate and the period during which it will be in effect.

(k) Adjustments to the Exchange Rate shall be calculated to the nearest one-ten thousandth (1/10,000) of a share.

(l) For purposes of this Section 13.06, (i) the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of WeWork Inc. so long as WeWork Inc. does not make or issue any dividend or distribution on shares of Common Stock held in the treasury of WeWork Inc. but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) the dividend or distribution of any issued shares of Common Stock owned or held by or for the account of WeWork Inc. shall be deemed a dividend or distribution of shares of Common Stock.

(m) For the avoidance of doubt, the closing of the Transactions shall not result in any adjustment of the Exchange Rate, or any other terms of the Second Lien Exchangeable Notes.

(n) Prior to the date for determination of holders of shares of Common Stock entitled to receive a distribution constituting a Received Dividend, the Company shall deliver a written notice to the Trustee that the Company intends to treat such distribution as a “Received Dividend” hereunder. If the Company shall have given such a notice to the Trustee of its intention to treat a distribution as a Received Dividend, the Company and WeWork Inc. shall not permit any tender or exchange offer to which Section 13.06(e) applies to expire on, or on any day within the period of 10 Trading Days ending on (and including) the Trading Day next preceding, such date for determination.

(o) At the same time WeWork Inc. makes a distribution constituting a Received Dividend to holders of Common Stock, the Company shall distribute, to each Person who was the Holder of a Second Lien Exchangeable Note that was outstanding immediately after the close of business on the date for determination of holders of shares of Common Stock entitled to receive such distribution (whether or not such Second Lien Exchangeable Note is outstanding on the date of such distribution), an amount equal to the amount of securities, cash or other assets that would have been receivable upon such distribution by a holder of the number of shares of Common Stock equal to the product of (i) the Exchange Rate in effect at such time times (ii) the quotient of (x) the aggregate principal amount of such Second Lien Exchangeable Note divided by (y) $1,000.

Section 13.07. Adjustments of Prices

Whenever any provision of this Second Lien Exchangeable Notes Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, Daily Exchange Values or the Common Equity VWAP over a span of multiple days (including a Valuation Period and an Observation Period), the Company shall make any adjustments to each that it reasonably determines to be appropriate to account for any adjustment to the Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate (or changes to the market price per share of Common Stock resulting from any such event) where the “ex” date, Effective Date or expiration date, as the case may be, of the event occurs at any time during the period when such Last Reported Sale Prices, Daily VWAPs, Daily Exchange Values or the Common Equity VWAP are to be calculated, without duplication of any adjustment made pursuant to Section 13.06.

Section 13.08. Notice of Adjustments of Exchange Rate

Whenever the Exchange Rate is adjusted as herein provided, the Company shall deliver to the Trustee (and the Exchange Agent if not the Trustee) an Officer’s Certificate setting forth the Exchange Rate, as adjusted, and describing in reasonable detail the facts upon which such adjustment is based. Such certificate shall promptly be filed with the Trustee and with the Exchange Agent (if other than the Trustee), and the Company shall also notify the Holders through the Trustee and the Exchange Agent (if other than the Trustee) of the adjustment. Failure to deliver any such certificate or notice shall not affect the validity of such adjustment.

Section 13.09. Certain Covenants

The Company and WeWork Inc. further agree:

(a) WeWork Inc. shall at all times maintain authorized for issuance and available, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury that are not committed for any other purpose, free from preemptive rights, a number of shares of Common Stock equal to the number of shares of Common Stock required to settle all exchanges occurring on the applicable Exchange Date.

(b) WeWork Inc. shall ensure at all times that all shares of Common Stock to be issued and delivered upon exchange of Second Lien Exchangeable Notes have been duly authorized and validly issued and are fully paid and non-assessable, free of restrictions on transfer and free from all taxes, liens and charges with respect to the issue thereof (other than taxes payable by the Holder in respect of any issuance in a different name as specified in Section 13.10).

(c) If any shares of Common Stock to be issued or delivered upon exchange of Second Lien Exchangeable Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued or delivered upon exchange, WeWork Inc. has secured such registration or obtained such approval, as the case may be.

(d) If on the relevant Exchange Date the Common Stock is listed on any U.S. national securities exchange or automated quotation system, the Common Stock to be issued upon exchange of the Second Lien Exchangeable Notes is listed on such exchange or automated quotation system.

(e) If the Common Stock issuable in exchange for the Second Lien Exchangeable Notes constitute “Registrable Securities” (as defined in the Registration Rights Agreement), in no event shall the Company initiate (i) a redemption for Second Lien Exchangeable Notes at a time when the Second Lien Exchangeable Notes are “in the money” (i.e. the Last Reported Sales Price of the Common Stock during any five (5) of the ten (10) Trading Days immediately preceding the notice of such redemption is higher than the Common Stock price implied by the Exchange Rate then in effect) or (ii) a Mandatory Exchange, if in either case any Common Stock constituting “Registrable Securities” to be delivered by the Company pursuant to an exchange in connection therewith is unable to be sold pursuant to an effective registration statement pursuant to the Registration Rights Agreement.

Section 13.10. Taxes on Exchanges

(a) The Company shall pay any and all documentary, stamp or similar issue or transfer Taxes payable solely in respect of the issuance of shares of Common Stock upon any exchange of Second Lien Exchangeable Notes hereunder; provided, that the Company shall not be required to pay any Tax that is due because the exchanging Holder requests such shares or any portion of Second Lien Exchangeable Notes not exchanged to be issued in a name other than such Holder’s name, in which case the Holder shall pay such Tax and the Exchange Agent shall not deliver the certificates representing or effect a book-entry transfer through the Depositary for the shares of Common Stock being issued or such unexchanged Second Lien Exchangeable Notes in a name other than the Holder’s name until the Trustee receives the amount of any such Tax or duty or the Holder has established to the satisfaction of the Company that such Tax or duty has been paid.

(b) Notwithstanding anything herein to the contrary, each of the Company, the Exchange Agent and any paying agent thereof that has a withholding obligation pursuant to the exchange of any Second Lien Exchangeable Note (without duplication) shall be entitled to deduct and withhold from any amount payable hereunder such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Any amounts that are so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that the amount so required under applicable Tax law to be deducted or withheld from the payment of exchange consideration to an exchanging Holder exceeds the cash payments otherwise payable to such exchanging Holder, each of the Company, the Exchange Agent and any such paying agent thereof that has a withholding obligation pursuant to the exchange of any Second Lien Exchangeable Note is hereby authorized to sell such portion of the exchange consideration otherwise payable to the exchanging Holder as is necessary to provide sufficient funds to the Company or the Exchange Agent (or any such paying agent thereof that has a withholding obligation pursuant to the exchange of any Second Lien Exchangeable Note), as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, the Exchange Agent or any such paying agent thereof that has a withholding obligation pursuant to the exchange of any Second Lien Exchangeable Note shall notify such exchanging Holder of such sale and remit (x) the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such exchanging Holder. Prior to making any deduction or withholding pursuant to this Section 13.10(b), the Company, the Exchange Agent or such paying agent thereof (as applicable) shall use commercially reasonable efforts to provide the exchanging Holder reasonable advance notice and an opportunity to provide any forms or certifications that would reduce or eliminate the potential deduction or withholding and shall cooperate with the exchanging Holder in good faith to reduce or eliminate any such deduction or withholding.

Section 13.11. Notice to Holders Prior to Certain Actions

In case of any:

(a) action by the Company, WeWork Inc. or one of their Subsidiaries that would require an adjustment to the Exchange Rate under Section 13.06;

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of WeWork Inc., the Company or any of their Subsidiaries,

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Second Lien Exchangeable Notes Indenture excluding, for the avoidance of doubt, Section 13.09), the Company shall cause to be filed with the Trustee and the Exchange Agent and to be sent to each Holder at such Holder’s address appearing on the Second Lien Exchangeable Note Register, as promptly as practicable but in any event at least 15 calendar days prior to the applicable date specified in clause (x) or (y) below (or, if the date on which the Company first knows of the applicable date specified in clause (x) or (y) below is later than such applicable date, no more than two Business Days after such date on which the Company first has such knowledge), or, in any such case, prior to such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act, a notice stating (x) the date as of which the holders of record of shares of Common Stock are to be determined for the purpose of such action by WeWork Inc. or one of its Subsidiaries or, in the case of a share split or share combination, the effective date of such share split or share combination or, in the case of a tender or exchange offer, the date on which such tender offer or exchange offer commences, or (y) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and, if applicable, the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such event or the operation of any provision herein consequent on or relating to such event.

If at any time the Company or WeWork Inc. shall cancel any of the proposed transactions for which notice has been given under this Section 13.12 prior to the consummation hereof, the Company shall cause to be filed with the Trustee and the Exchange Agent and to be sent to each Holder at such Holder’s address appearing on the Second Lien Exchangeable Note Register, as promptly as practicable, notice of such cancellation.

Section 13.12. Provision in Case of Merger Event

(a) In the event of:

(i) any recapitalization, reclassification or change of the shares of Common Stock (other than as a result of a stock split or reverse stock split or subdivision or combination involving solely Common Stock);

(ii) any consolidation, merger or combination involving WeWork Inc.;

(iii) any sale, lease or other transfer of the assets of WeWork Inc. substantially as an entirety; or

(iv) any statutory share exchange,

in each case, as a result of which the shares of Common Stock are converted into, or exchanged for, stock, other securities, other property or assets (including cash) or any combination thereof (any such event, a “Merger Event”), then at the effective time of such Merger Event, the right to exchange each $1,000 exchange amount of Second Lien Exchangeable Notes being exchanged based on a number of shares of Common Stock equal to the Exchange Rate will be changed into a right to exchange such exchange amount based on the kind and amount of shares of stock, other securities or other property or assets (including cash) or any combination thereof that a holder of a number of shares of Common Stock equal to the Exchange Rate immediately preceding such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock would have owned or been entitled to receive) upon such Merger Event; and at or prior to the effective time of such Merger Event, the Company, WeWork Inc. (or other Person that becomes the “Successor Parent” pursuant to Section 5.01 as a result of such Merger Event) and any other issuer of securities constituting Reference Property, shall execute and deliver to the Trustee a supplemental indenture in accordance with Section 9.01 providing for such change in the right to exchange each $1,000 exchange amount of Second Lien Exchangeable Notes; provided, however, that, at and after the effective time of such Merger Event (i) any amount payable in cash upon exchange of the Second Lien Exchangeable Notes as set forth under Section 13.03 hereof will continue to be payable in cash, (ii) any shares of Common Stock that the Company would have been required to deliver upon exchange of the Second Lien Exchangeable Notes as set forth under Section 13.03 hereof will instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have owned or been entitled to receive in such Merger Event and (iii) the Daily VWAP and Common Equity VWAP will be calculated based on the value of a unit of Reference Property that a holder of one share of Common Stock would have owned or been entitled to receive in such Merger Event.

If the Merger Event causes a holder of Common Stock to own or receive more than a single type of consideration (determined based in part upon any form of shareholder election), then:

(1) the amount and type of Reference Property that a holder of shares of Common Stock would have owned or been entitled to receive in such Merger Event (and for which the Second Lien Exchangeable Notes will be exchangeable) will be deemed to be the weighted average of the types and amounts of consideration actually owned or received by the holders of shares of Common Stock; and

(2) the unit of Reference Property shall refer to the consideration referred to in clause (1) attributable to one share of Common Stock.

The Company shall notify, in writing, the Holders, the Trustee and the Exchange Agent (if other than the Trustee) of the types and amounts of consideration comprising a unit of Reference Property as soon as practicable after such determination is made.

If the holders of shares of Common Stock own or receive only cash in such Merger Event, then for all exchanges for which the Exchange Date occurs after the effective date of such Merger Event:

(A) the consideration due upon exchange of Second Lien Exchangeable Notes shall be solely cash in an amount equal to the product of (i) the quotient of (x) the exchange amount of the Second Lien Exchangeable Notes being exchanged on the Exchange Date divided by (y) $1,000, times (ii) the Exchange Rate in effect on the Exchange Date, times (iii) the price paid per share of Common Stock in such Merger Event; and

(B) the Company shall satisfy the Company’s exchange obligation by paying cash to converting Holders on the second Business Day immediately following the Exchange Date.

Such supplemental indenture described in the first paragraph of this Section 13.12(a) shall provide for anti-dilution and other adjustments, and covenants for protection of the interests of the Holders of Second Lien Exchangeable Notes, in respect of the Reference Property that the Board of Directors shall determine to be as nearly equivalent as is practicable to the adjustments and covenants provided for in this Article 13 in respect of Common Stock.

(b) When the Company executes and delivers a supplemental indenture pursuant to Section 13.12(a), the Company shall promptly (i) deliver to the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or assets that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent in this Second Lien Exchangeable Notes Indenture to such execution and delivery have been complied with, and (ii) mail notice thereof to each Holder at its last address appearing on the Second Lien Exchangeable Note Register. The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at its address appearing on the Second Lien Exchangeable Note Register provided for in this Second Lien Exchangeable Notes Indenture, within 60 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) Neither the Company nor WeWork Inc. shall become a party to any Merger Event unless its terms are consistent with this Section 13.12. None of the foregoing provisions shall affect the right of a holder of Second Lien Exchangeable Notes to exchange its Second Lien Exchangeable Notes into shares of Common Stock as set forth in Section 13.03 prior to the effective time of such Merger Event.

(d) The above provisions of this Section 13.12 shall similarly apply to successive Merger Events.

(e) Notwithstanding the Exchange Rate adjustment provisions described in Section 13.06(a) through (e), no adjustment to the Exchange Rate shall be made pursuant to such provisions in the event of any dividend, distribution, share split, share combination or issuance upon a Merger Event to which the provisions under this Section 13.12 apply.

Section 13.13. No Voting or Dividend Rights

Except as may be specifically provided for herein, until the exchange record date in respect of the exchange of such Second Lien Exchangeable Note:

(a) no Holder of such Second Lien Exchangeable Note shall have or exercise any rights by virtue hereof as a holder of shares of Common Stock, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of shares of Common Stock or to receive notice of, or attend, meetings or any other proceedings of the holders of shares of Common Stock;

(b) the consent of any such Holder as a holder of shares of Common Stock shall not be required with respect to any action or proceeding of WeWork Inc.;

(c) no such Holder, by reason of the ownership or possession of such Second Lien Exchangeable Note, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of shares of Common Stock prior to, or for which the relevant record date preceded, the exchange record date in respect of the exchange of such Second Lien Exchangeable Note; and

(d) no such Holder shall have any right not expressly conferred hereunder or by applicable law with respect to such Second Lien Exchangeable Note held by such Holder.

For purposes of this Section 13.13, “exchange record date” means, in respect of the exchange of any Second Lien Exchangeable Note, the date specified in Section 13.03(c) upon which the Person in whose name shares of Common Stock are issuable upon exchange of such Second Lien Exchangeable Note shall be treated as the holder of record of such shares of Common Stock upon the exchange of such Second Lien Exchangeable Note.

Section 13.14. No Responsibility of Trustee for Exchange Provisions

(a) The Trustee and any other Exchange Agent shall not at any time be under any duty or responsibility to determine, or be accountable for any failure of the Company to determine, or be deemed to make any representation as to,

(i) the Exchange Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Exchange Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same;

(ii) the validity or value (or the type or amount) of any shares of Common Stock or cash or, after a Merger Event, Reference Property that may at any time be issued or delivered upon the exchange of any Second Lien Exchangeable Note;

(iii) the correctness of any provisions contained in any supplemental indenture entered into pursuant to the first paragraph of Section 13.12(a) relating either to the type or amount of Reference Property receivable by Holders upon the exchange of their Second Lien Exchangeable Notes after any Merger Event or to any adjustment to be made with respect thereto; or

(iv) the applicable Daily VWAP, Common Equity VWAP or Last Reported Sale Price.

(b) Neither the Trustee nor any other Exchange Agent shall at any time be under any duty or responsibility to cause WeWork Inc. to, or be accountable for any failure of WeWork Inc. to, issue, transfer or deliver any shares of Common Stock or cash or, after a Merger Event, Reference Property upon the surrender of any Second Lien Exchangeable Note for the purpose of exchange or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 13.

Section 13.15. Transfer of Notes to be Exchanged to a Third Party for Settlement.

(a) When a Holder surrenders its Second Lien Exchangeable Notes for exchange, the Company may, at its election (a “Third-Party Exchange Election”), direct the Exchange Agent to deliver, on or prior to the first (1st) Trading Day following the Exchange Date, such Second Lien Exchangeable Notes to a financial institution designated by the Company for settlement in lieu of exchange. In order to accept any Second Lien Exchangeable Notes surrendered for exchange, the designated financial institution must agree to timely pay and/or deliver, in exchange for such Second Lien Exchangeable Notes, the applicable exchange obligation. If the Company makes a Third-Party Exchange Election, the Company shall, before the close of business on the first (1st) Trading Day following the relevant Exchange Date, notify in writing the Trustee, the Exchange Agent and the Holder surrendering its Second Lien Exchangeable Notes for exchange that it has made the Third-Party Exchange Election, and the Company shall promptly notify the designated financial institution of the settlement method with respect to such exchange and the relevant deadline for payment and/or delivery of the exchange obligation.

(b) Any Second Lien Exchangeable Notes delivered to the designated financial institution shall remain outstanding. If the designated financial institution agrees to accept any Second Lien Exchangeable Notes for settlement but does not timely pay and/or deliver the required exchange obligation, or if such designated financial institution does not accept the Second Lien Exchangeable Notes for settlement, the Company shall notify in writing the Trustee, the Exchange Agent and the Holder surrendering its Second Lien Exchangeable Notes for exchange, and pay and/or deliver the required exchange obligation, to the exchanging Holder at the time and in the manner required under this Second Lien Exchangeable Notes Indenture as if the Company had not made a Third-Party Exchange Election.

(c) The Company’s designation of a financial institution to which the Second Lien Exchangeable Notes may be submitted for settlement does not require that financial institution to accept any Second Lien Exchangeable Notes (unless the financial institution has separately made an agreement with the Company). The Company may, but shall not be obligated to enter into a separate agreement with any designated financial institution that would compensate it for any such transaction and the Trustee and Exchange Agent shall have no liability or responsibility to any designated financial institution or in connection with any Third Lien Exchangeable Notes transferred or to be transferred to any third party designated financial institution.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices.

(a) Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company, the Co-Obligor or any Guarantor:

c/o WeWork Companies LLC

75 Rockefeller Plaza, 10th Floor

New York, New York 10019

Email: ####

Attention: Chief Legal Officer

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 455-2502

Attention: Sophia Hudson, P.C.; Jennifer L. Lee

Email: ####; ####

if to the Trustee or the Collateral Agent:

U.S. Bank Trust Company, National Association

100 Wall Street, Suite 600 New York,

New York 10005

Fax: (212) 361-6153 or 212-809-4993

Email: ####

Attention: Administrator: WeWork Companies LLC

The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Second Lien Exchangeable Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Second Lien Exchangeable Notes Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Notwithstanding any other provision herein, where this Second Lien Exchangeable Notes Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Second Lien Exchangeable Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Second Lien Exchangeable Notes Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.02. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Second Lien Exchangeable Notes Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.03) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Second Lien Exchangeable Notes Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Second Lien Exchangeable Notes Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Second Lien Exchangeable Notes Indenture, the form of which is attached as Exhibit C.

Section 14.03. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Second Lien Exchangeable Notes Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 14.04. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.05. No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor (other than the Company and the Co-Obligor in respect of the Second Lien Exchangeable Notes and each Guarantor in respect of its Note Guarantee) under the Second Lien Exchangeable Notes, the Note Guarantees or this Second Lien Exchangeable Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Second Lien Exchangeable Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Second Lien Exchangeable Notes.

Section 14.06. Governing Law.

THIS SECOND LIEN EXCHANGEABLE NOTES INDENTURE, THE SECOND LIEN EXCHANGEABLE NOTES, ANY NOTE GUARANTEE AND THE SECURITY DOCUMENTS WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.07. Waiver of Jury Trial; Consent to Jurisdiction.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND LIEN EXCHANGEABLE NOTES INDENTURE, THE SECOND LIEN EXCHANGEABLE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Any legal suit, action or proceeding arising out of or based upon this Second Lien Exchangeable Notes Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 14.08. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Second Lien Exchangeable Notes Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 14.09. No Adverse Interpretation of Other Agreements.

This Second Lien Exchangeable Notes Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Second Lien Exchangeable Notes Indenture.

Section 14.10. Successors.

All agreements of the Company in this Second Lien Exchangeable Notes Indenture and the Second Lien Exchangeable Notes shall bind its successors. All agreements of the Trustee in this Second Lien Exchangeable Notes Indenture shall bind its successors. All agreements of each Guarantor in this Second Lien Exchangeable Notes Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 14.11. Severability.

In case any provision in this Second Lien Exchangeable Notes Indenture or in the Second Lien Exchangeable Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12. Counterpart Originals.

The parties may sign any number of copies of this Second Lien Exchangeable Notes Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13. Electronic Transmission; Electronic Signatures.

The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Section 14.14. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Second Lien Exchangeable Notes Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Lien Exchangeable Notes Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.15. Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Second Lien Exchangeable Notes Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Second Lien Exchangeable Notes Indenture as to the parties hereto and may be used in lieu of the original Second Lien Exchangeable Notes Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 14.16. U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Second Lien Exchangeable Notes Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 14.17. Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Second Lien Exchangeable Notes shall not be a Business Day, then (notwithstanding any other provision of this Second Lien Exchangeable Notes Indenture or of the Second Lien Exchangeable Notes) payment of principal of, premium, if any, or interest on, the Second Lien Exchangeable Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Second Lien Exchangeable Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

Section 14.18. Intercreditor Agreements.

The terms of this Second Lien Exchangeable Notes Indenture are subject to the terms of the First Lien/Second Lien/Third Lien Intercreditor Agreement.

(Signatures on following page)

WEWORK COMPANIES LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer

WW CO-OBLIGOR INC.

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer

[Signature Page to Second Lien Exchangeable Indenture for 11.00% Second Lien Exchangeable Senior Secured PIK Notes due 2027]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

[Signature Page to Second Lien Exchangeable Indenture for 11.00% Second Lien Exchangeable Senior Secured PIK Notes due 2027]

GUARANTORS:

1 BEACON STREET TENANT LLC

1 BELVEDERE DRIVE TENANT LLC

1 GLENWOOD AVE TENANT LLC

1 LINCOLN STREET TENANT LLC

1 MILK STREET TENANT LLC

1 POST STREET TENANT LLC

1 SOUTH DEARBORN STREET TENANT LLC

1 UNION SQUARE WEST HQ LLC

10 EAST 38TH STREET TENANT LLC

10 EAST 40TH STREET HQ LLC

100 BAYVIEW CIRCLE TENANT LLC

100 BROADWAY TENANT LLC

100 S STATE STREET TENANT LLC

100 SUMMER STREET TENANT LLC

10000 WASHINGTON BOULEVARD TENANT LLC

1001 WOODWARD AVE TENANT LLC

1003 EAST 4TH PLACE TENANT LLC

101 EAST WASHINGTON STREET TENANT LLC

101 MARIETTA STREET NORTHWEST TENANT LLC

101 NORTH 1ST AVENUE TENANT LLC

10250 CONSTELLATION TENANT LLC

1031 SOUTH BROADWAY TENANT LLC

10585 SANTA MONICA BOULEVARD TENANT LLC

10845 GRIFFITH PEAK DRIVE TENANT LLC

10885 NE 4TH STREET TENANT LLC

109 S 5TH STREET TENANT LLC

10900 STONELAKE BOULEVARD TENANT LLC

1099 STEWART STREET TENANT LLC

11 PARK PL TENANT LLC

110TH AVENUE NORTHEAST TENANT LLC

110 CORCORAN STREET TENANT LLC

110 WALL MANAGER LLC

1100 15TH STREET NW TENANT LLC

1100 LUDLOW STREET TENANT LLC

1100 MAIN STREET TENANT LLC

1111 BROADWAY TENANT LLC

1111 WEST 6TH STREET TENANT LLC

1114 W FULTON MARKET Q LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

[Signature Page to Second Lien Exchangeable Indenture for 11.00% Second Lien Exchangeable Senior Secured PIK Notes due 2027]

1115 BROADWAY Q LLC

1115 HOWELL MILL ROAD TENANT LLC

1115 W FULTON MARKET Q LLC

115 BROADWAY TENANT LLC

115 EAST 23RD STREET TENANT LLC

1150 SOUTH OLIVE STREET TENANT LLC

1155 PERIMETER CENTER WEST TENANT LLC

1155 WEST FULTON STREET TENANT LLC

1156 6TH AVENUE TENANT LLC

117 NE 1ST AVE TENANT LLC

1175 PEACHTREE TENANT LLC

11801 DOMAIN BLVD TENANT LLC

12 EAST 49TH STREET TENANT LLC

12 SOUTH 1ST STREET TENANT LLC

120 WEST TRINITY PLACE TENANT LLC

1200 17TH STREET TENANT LLC

1200 FRANKLIN AVENUE TENANT LLC

1201 3RD AVENUE TENANT LLC

1201 WILLS STREET TENANT LLC

1201 WILSON BLVD TENANT LLC

12130 MILLENNIUM DRIVE TENANT LLC

1240 ROSECRANS TENANT LLC

125 S CLARK STREET TENANT LLC

125 WEST 25TH STREET TENANT LLC

12655 JEFFERSON BLVD TENANT LLC

128 SOUTH TRYON STREET TENANT LLC

130 5TH AVENUE TENANT LLC

130 MADISON AVENUE TENANT LLC

130 W 42ND STREET TENANT LLC

1305 2ND STREET Q LLC

1330 LAGOON AVENUE TENANT LLC

1333 NEW HAMPSHIRE AVENUE NORTHWEST
TENANT LLC

135 E 57TH STREET TENANT LLC

135 MADISON AVE TENANT LLC

1372 PEACHTREE STREET NE TENANT LLC

1389 PEACHTREE STREET NORTHWEST TENANT LLC

1400 LAVACA STREET TENANT LLC

1410 BROADWAY TENANT LLC

1411 4TH AVENUE TENANT LLC

142 W 57TH STREET TENANT LLC

1430 WALNUT STREET TENANT LLC

1440 BROADWAY TENANT LLC

1448 NW MARKET STREET TENANT LLC

1449 WOODWARD AVENUE TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

[Signature Page to Second Lien Exchangeable Indenture for 11.00% Second Lien Exchangeable Senior Secured PIK Notes due 2027]

145 W 45TH STREET TENANT LLC

1450 BROADWAY TENANT LLC

1453 3RD STREET PROMENADE Q LLC

1455 MARKET STREET TENANT LLC

1460 BROADWAY TENANT LLC

148 LAFAYETTE STREET TENANT LLC

149 5TH AVENUE TENANT LLC

149 MADISON AVENUE TENANT LLC

15 WEST 27TH STREET TENANT LLC

150 4TH AVE N TENANT LLC

152 3RD STREET TENANT LLC

1525 11TH AVE TENANT LLC

1535 BROADWAY TENANT LLC

154 W 14TH STREET TENANT LLC

1547 9TH STREET HQ LLC

1557 WEST INNOVATION WAY TENANT LLC

1560 BROADWAY TENANT LLC

16 EAST 34TH STREET TENANT LLC

160 VARICK STREET TENANT LLC

160 W SANTA CLARA ST TENANT LLC

1600 7TH AVENUE TENANT LLC

1601 ELM STREET TENANT LLC

1601 MARKET STREET TENANT LLC

1601 VINE STREET TENANT LLC

161 AVENUE OF THE AMERICAS TENANT LLC

1615 PLATTE STREET TENANT LLC

1619 BROADWAY TENANT LLC

166 GEARY STREET HQ LLC

1660 LINCOLN STREET TENANT LLC

167 N GREEN STREET TENANT LLC

1700 LINCOLN STREET TENANT LLC

1725 HUGHES LANDING BOULEVARD TENANT LLC

1730 MINOR AVENUE TENANT LLC

17300 LAGUNA CANYON ROAD TENANT LLC

177 E COLORADO BLVD TENANT LLC

1775 TYSONS BOULEVARD TENANT LLC

18 WEST 18TH STREET TENANT LLC

180 GEARY STREET HQ LLC

180 SANSOME STREET TENANT LLC

1814 FRANKLIN ST Q LLC

18191 VON KARMAN AVENUE TENANT LLC

1825 SOUTH GRANT STREET TENANT LLC

1828 WALNUT ST TENANT LLC

183 MADISON AVENUE Q LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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1840 GATEWAY DR TENANT LLC

185 MADISON AVENUE TENANT LLC

18691 JAMBOREE ROAD TENANT LLC

1875 K STREET NW TENANT LLC

1881 BROADWAY HQ LLC

1900 MARKET STREET TENANT LLC

1900 POWELL STREET TENANT LLC

1910 NORTH OLA AVENUE TENANT LLC

1920 MCKINNEY AVE TENANT LLC

195 MONTAGUE STREET TENANT LLC

199 WATER STREET TENANT LLC

2 BELVEDERE DRIVE TENANT LLC

2 EMBARCADERO CENTER TENANT LLC

2 NORTH LASALLE STREET TENANT LLC

20 W KINZIE TENANT LLC

200 BERKELEY STREET TENANT LLC

200 MASSACHUSETTS AVE NW TENANT LLC

200 PORTLAND TENANT LLC

200 SOUTH BISCAYNE BLVD TENANT LLC

200 SOUTH ORANGE AVENUE TENANT LLC

200 SPECTRUM CENTER DRIVE TENANT LLC

201 SPEAR ST TENANT LLC

2031 3RD AVE TENANT LLC

205 HUDSON STREET TENANT LLC

205 NORTH DETROIT STREET TENANT LLC

21 PENN PLAZA TENANT LLC

210 N GREEN PARTNERS LLC

210 N GREEN PROMOTER LLC

2120 BERKELEY WAY TENANT LLC

21255 BURBANK BOULEVARD TENANT LLC

214 WEST 29TH STREET TENANT LLC

22 CORTLANDT STREET HQ LLC

2201 BROADWAY TENANT LLC

221 6TH STREET TENANT LLC

2211 MICHELSON DRIVE TENANT LLC

222 KEARNY STREET TENANT LLC

222 NORTH SEPULVEDA TENANT LLC

222 S RIVERSIDE PLAZA TENANT LLC

2221 PARK PLACE TENANT LLC

2222 PONCE DE LEON BLVD TENANT LLC

225 SOUTH 6TH ST TENANT LLC

225 W 39TH STREET TENANT LLC

229 WEST 36TH STREET TENANT LLC

231 11 TH AVE TENANT LLC

2323 DELGANY STREET TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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24 FARNSWORTH STREET Q LLC

2-4 HERALD SQUARE TENANT LLC

2401 ELLIOTT AVENUE TENANT LLC

2420 17TH STREET TENANT LLC

2425 EAST CAMELBACK ROAD TENANT LLC

245 LIVINGSTON ST Q LLC

25 WEST 45TH STREET HQ LLC

250 E 200 S TENANT LLC

250 PARK AVENUE TENANT LLC

255 GIRALDA AVENUE TENANT LLC

255 GREENWICH STREET TENANT LLC

255 S KING ST TENANT LLC

2600 EXECUTIVE PARKWAY TENANT LLC

2700 POST OAK BLVD. TENANT LLC

27-01 QUEENS PLAZA NORTH TENANT LLC

2755 CANYON BLVD WW TENANT LLC

28 2ND STREET TENANT LLC

28 WEST 44TH STREET HQ LLC

29 WEST 30TH STREET TENANT LLC

30 HUDSON STREET TENANT LLC

30 WALL STREET TENANT LLC

300 MORRIS STREET TENANT LLC

300 PARK AVENUE TENANT LLC

3000 OLYM BOULEVARD TENANT LLC

3000 S ROBERTSON BLVD Q LLC

3001 BISHOP DRIVE TENANT LLC

3090 OLIVE STREET TENANT LLC

31 ST JAMES AVE TENANT LLC

3101 PARK BOULEVARD TENANT LLC

311 W 43RD STREET TENANT LLC

3120 139TH AVENUE SOUTHEAST TENANT LLC

315 EAST HOUSTON TENANT LLC

315 W 36TH STREET TENANT LLC

316 WEST 12TH STREET TENANT LLC

3200 PARK CENTER DRIVE TENANT LLC

3219 KNOX STREET TENANT LLC

3280 PEACHTREE ROAD NE TENANT LLC

33 ARCH STREET TENANT LLC

33 EAST 33RD STREET TENANT LLC

33 IRVING TENANT LLC

330 NORTH WABASH TENANT LLC

3300 N. INTERSTATE 35 TENANT LLC

332 S MICHIGAN TENANT LLC

333 WEST SAN CARLOS TENANT LLC

3365 PIEDMONT ROAD TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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340 BRYANT STREET HQ LLC

345 4TH STREET TENANT LLC

345 WEST 100 SOUTH TENANT LLC

35 EAST 21ST STREET HQ LLC

353 SACRAMENTO STREET TENANT LLC

35-37 36TH STREET TENANT LLC

360 NW 27TH STREET TENANT LLC

3600 BRIGHTON BOULEVARD TENANT LLC

38 WEST 21ST STREET TENANT LLC

385 5TH AVENUE Q LLC

3900 W ALAMEDA AVE TENANT LLC

391 SAN ANTONIO ROAD TENANT LLC

40 WATER STREET TENANT LLC

400 CALIFORNIA STREET TENANT LLC

400 CAPITOL MALL TENANT LLC

400 CONCAR DRIVE TENANT LLC

400 LINCOLN SQUARE TENANT LLC

400 SPECTRUM CENTER DRIVE TENANT LLC

4005 MIRANDA AVE TENANT LLC

401 SAN ANTONIO ROAD TENANT LLC

404 FIFTH AVENUE TENANT LLC

4041 MACARTHUR BOULEVARD TENANT LLC

405 MATEO STREET TENANT LLC

408 BROADWAY TENANT LLC

410 NORTH SCOTTSDALE ROAD TENANT LLC

414 WEST 14TH STREET HQ LLC

415 MISSION STREET TENANT LLC

419 PARK AVENUE SOUTH TENANT LLC

420 5TH AVENUE Q LLC

420 COMMERCE STREET TENANT LLC

424-438 FIFTH AVENUE TENANT LLC

428 BROADWAY TENANT LLC

429 LENOX AVE TENANT LLC

430 PARK AVENUE TENANT LLC

4311 11TH AVENUE NORTHEAST TENANT LLC

433 HAMILTON AVENUE TENANT LLC

437 5TH AVENUE Q LLC

437 MADISON AVENUE TENANT LLC

44 EAST 30TH STREET HQ LLC

44 MONTGOMERY STREET TENANT LLC

44 WALL STREET HQ LLC

448 NORTH LASALLE STREET TENANT LLC

45 WEST 18TH STREET TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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450 LEXINGTON TENANT LLC

460 PARK AVE SOUTH TENANT LLC

460 WEST 50 NORTH TENANT LLC

475 SANSOME ST TENANT LLC

483 BROADWAY TENANT LLC

49 WEST 27TH STREET HQ LLC

490 BROADWAY TENANT LLC

50 W 28TH STREET TENANT LLC

500 11 TH AVE NORTH TENANT LLC

500 7TH AVENUE TENANT LLC

501 BOYLSTON STREET TENANT LLC

501 EAST KENNEDY BOULEVARD TENANT LLC

501 EAST LAS OLAS BLVD TENANT LLC

501 EASTLAKE TENANT LLC

5049 EDWARDS RANCH TENANT LLC

505 MAIN STREET TENANT LLC

505 PARK AVENUE Q LLC

50-60 FRANCISCO STREET TENANT LLC

511 W 25TH STREET TENANT LLC

515 FOLSOM STREET TENANT LLC

515 N STATE STREET TENANT LLC

5161 LANKERSHIM BOULEVARD TENANT LLC

5215 NORTH O’CONNOR BOULEVARD TENANT LLC

524 BROADWAY TENANT LLC

525 BROADWAY TENANT LLC

53 BEACH STREET TENANT LLC

540 BROADWAY Q LLC

545 BOYLSTON STREET Q LLC

546 5TH AVENUE TENANT LLC

550 7TH AVENUE HQ LLC

550 KEARNY STREET HQ LLC

57 E 11TH STREET TENANT LLC

575 5TH AVENUE TENANT LLC

575 LEXINGTON AVENUE TENANT LLC

5750 WILSHIRE BOULEVARD TENANT LLC

5960 BERKSHIRE LANE TENANT LLC

599 BROADWAY TENANT LLC

6 EAST 32ND STREET WW Q LLC

600 B STREET TENANT LLC

600 CALIFORNIA STREET TENANT LLC

600 H APOLLO TENANT LLC

6001 CASS AVENUE TENANT LLC

601 SOUTH FIGUEROA STREET TENANT LLC

606 BROADWAY TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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609 5TH AVENUE TENANT LLC

609 GREENWICH STREET TENANT LLC

609 MAIN STREET TENANT LLC

611 NORTH BRAND BOULEVARD TENANT LLC

615 S. TENANT LLC

625 MASSACHUSETTS TENANT LLC

625 WEST ADAMS STREET TENANT LLC

63 MADISON AVENUE TENANT LLC

65 EAST STATE STREET TENANT LLC

650 CALIFORNIA STREET TENANT LLC

6543 SOUTH LAS VEGAS BOULEVARD TENANT LLC

655 MONTGOMERY ST TENANT LLC

655 NEW YORK AVENUE NORTHWEST TENANT LLC

660 J STREET TENANT LLC

660 NORTH CAPITOL ST NW TENANT LLC

6655 TOWN SQUARE TENANT LLC

67 IRVING PLACE TENANT LLC

6900 NORTH DALLAS PARKWAY TENANT LLC

695 TOWN CENTER DRIVE TENANT LLC

7 WEST 18TH STREET TENANT LLC

700 K STREET NW TENANT LLC

700 SW 5TH TENANT LLC

708 MAIN ST TENANT LLC

71 5TH AVENUE TENANT LLC

71 STEVENSON STREET Q LLC

711 ATLANTIC AVENUE TENANT LLC

725 PONCE DE LEON AVE NE TENANT LLC

7272 WISCONSIN AVENUE TENANT LLC

729 WASHINGTON AVE TENANT LLC

7300 DALLAS PARKWAY TENANT LLC

731 SANSOME STREET TENANT LLC

75 ARLINGTON STREET TENANT LLC

75 E SANTA CLARA STREET TENANT LLC

75 ROCK PLZ TENANT LLC

750 LEXINGTON AVENUE TENANT LLC

750 WHITE PLAINS ROAD TENANT LLC

755 SANSOME STREET TENANT LLC

756 W PEACHTREE TENANT LLC

77 SANDS TENANT LLC

77 SANDS WW CORPORATE TENANT LLC

77 SLEEPER STREET TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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7761 GREENHOUSE RD TENANT LLC

777 6TH STREET NW TENANT LLC

78 SW 7TH STREET TENANT LLC

8 W 40TH STREET TENANT LLC

800 BELLEVUE WAY TENANT LLC

800 MARKET STREET TENANT LLC

800 NORTH HIGH STREET TENANT LLC

801 B. SPRINGS ROAD TENANT LLC

808 WILSHIRE BOULEVARD TENANT LLC

820 18TH AVE SOUTH TENANT LLC

821 17TH STREET TENANT LLC

83 MAIDEN LANE Q LLC

830 BRICKELL PLAZA TENANT LLC

830 NE HOLLADAY STREET TENANT LLC

8305 SUNSET BOULEVARD HQ LLC

8687 MELROSE AVENUE TENANT LLC

8687 MELROSE GREEN TENANT LLC

88 U PLACE TENANT LLC

880 3RD AVE TENANT LLC

881 PEACHTREE STREET NORTHEAST TENANT LLC

8910 UNIVERSITY CENTER LANE TENANT LLC

90 SOUTH 400 WEST TENANT LLC

901 NORTH GLEBE ROAD TENANT LLC

901 WOODLAND ST TENANT LLC

902 BROADWAY TENANT LLC

920 5TH AVE TENANT LLC

920 SW 6TH AVENUE TENANT LLC

9200 TIMPANOGOS HIGHWAY TENANT LLC

925 4TH AVENUE TENANT LLC

925 N LA BREA AVE TENANT LLC

9777 WILSHIRE BOULEVARD Q LLC

980 6TH AVENUE TENANT LLC

9830 WILSHIRE BOULEVARD TENANT LLC

99 CHAUNCY STREET Q LLC

99 HIGH STREET TENANT LLC

BIRD INVESTCO LLC

CITIES BY WE LLC

COMMON DESK DAYMAKER LLC

COMMON DESK HOLDINGS LLC

EUCLID LLC

FIELDLENS LLC

FIVE HUNDRED FIFTH AVENUE HQ LLC

INSURANCE SERVICES BY WEWORK LLC

LEGACY TENANT LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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MAILROOM BAR AT 110 WALL LLC
ONE GOTHAM CENTER TENANT LLC
ONE METROPOLITAN SQUARE TENANT LLC PARKMERCED PARTNER LLC
PLAY BY WEWORK LLC
POWERED BY WE LLC
PROJECT CAESAR LLC
PROJECT STANDBY I LLC
PROLIFIC INTERACTIVE LLC
PXWE FACILITY & ASSET MANAGEMENT SERVICES LLC
SOUTH TRYON STREET TENANT LLC
SPACIOUS TECHNOLOGIES, LLC
THE HUB TENANT LLC
WALTZ MERGER SUB LLC
WE RISE SHELL LLC
WE WORK 154 GRAND LLC
WE WORK 349 5TH AVE LLC
WE WORK MANAGEMENT LLC
WE WORK RETAIL LLC
WEINSURE HOLDCO LLC
WELKIO LLC
WEWORK 156 2ND LLC
WEWORK 175 VARICK LLC
WEWORK 25 TAYLOR LLC
WEWORK 261 MADISON LLC
WEWORK 54 WEST 40TH LLC
WEWORK ASSET MANAGEMENT LLC
WEWORK COMMONS LLC
WEWORK COMPANIES PARTNER LLC
WEWORK CONSTRUCTION LLC
WEWORK HOLDINGS LLC
WEWORK INTERCO LLC
WEWORK LA LLC
WEWORK LABS ENTITY LLC
WEWORK LITTLE WEST 12TH LLC
WEWORK MAGAZINE LLC
WEWORK REAL ESTATE LLC
WEWORK SERVICES LLC
WEWORK SPACE SERVICES LLC
WEWORK WELLNESS LLC
WILDGOOSE I LLC
WW 1010 HANCOCK LLC
WW 107 SPRING STREET LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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WW 11 JOHN LLC
WW 110 WALL LLC
WW 111 WEST ILLINOIS LLC
WW 115 W 18TH STREET LLC
WW 1161 MISSION LLC
WW 120 E 23RD STREET LLC
WW 1328 FLORIDA AVENUE LLC
WW 1550 WEWATTA STREET LLC
WW 1601 FIFTH AVENUE LLC
WW 1875 CONNECTICUT LLC
WW 2015 SHATTUCK LLC
WW 205 E 42ND STREET LLC
WW 210 N GREEN LLC
WW 220 NW EIGHTH AVENUE LLC
WW 222 BROADWAY LLC
WW 2221 SOUTH CLARK LLC
WW 240 BEDFORD LLC
WW 25 BROADWAY LLC
WW 312 ARIZONA LLC
WW 350 LINCOLN LLC
WW 379 W BROADWAY LLC
WW 401 PARK AVENUE SOUTH LLC
WW 5 W 125TH STREET LLC
WW 500 YALE LLC
WW 51 MELCHER LLC
WW 520 BROADWAY LLC
WW 535 MISSION LLC
WW 555 WEST 5TH STREET LLC
WW 5782 JEFFERSON LLC
WW 600 CONGRESS LLC
WW 641 S STREET LLC
WW 718 7TH STREET LLC
WW 745 ATLANTIC LLC
WW 79 MADISON LLC
WW 81 PROSPECT LLC
WW 811 WEST 7TH STREET LLC
WW 85 BROAD LLC
WW 995 MARKET LLC
WW BROOKLYN NAVY YARD LLC
WW BUILDCO LLC
WW ENLIGHTENED HOSPITALITY INVESTOR LLC
WW ONSITE SERVICES AAG LLC
WW ONSITE SERVICES EXP LLC
WW ONSITE SERVICES LLC

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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WW ONSITE SERVICES SFI LLC
WW ONSITE SERVICES SUM LLC
WW PROJECT SWIFT DEVELOPMENT LLC
WW PROJECT SWIFT MEMBER LLC
WW VENDORCO LLC
WWCO ARCHITECTURE HOLDINGS LLC
CD LOCATIONS, LLC
COMMON DESK DE, LLC
COMMON DESK OPERATIONS LLC
COMMON DESK OC, LLC
COMMON DESK WEST 7TH, LLC
COMMON COFFEE LLC
MISSIONU PBC
WEWORK SPACE SERVICES INC.

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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700 NORTH MIAMI TENANT LLC
WEWORK WORKPLACE LLC
CLUBHOUSE TS LLC
WEWORK BRYANT PARK LLC
WW 26 JS MEMBER LLC
WW JOURNAL SQUARE HOLDINGS LLC
WW JOURNAL SQUARE MEMBER LLC
CREATOR FUND MANAGING MEMBER LLC 3003 WOODBRIDGE AVE TENANT LLC
WEWORK INC.

By:	/s/ Andre Fernandez
Name: Andre Fernandez
Title: Chief Financial Officer & Treasurer

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655 15TH STREET NW TENANT LLC 1701 RHODE ISLAND AVENUE NORTHWEST TENANT LLC 80 M STREET SE TENANT LLC

By:	/s/ Pamela Swidler
Name: Pamela Swidler
Title: Secretary

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APPENDIX A

PROVISIONS RELATING TO THE SECOND LIEN EXCHANGEABLE NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Second Lien Exchangeable Notes Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Second Lien Exchangeable Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Second Lien Exchangeable Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Second Lien Exchangeable Note or any predecessor of such Second Lien Exchangeable Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Second Lien Exchangeable Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

Appendix A-1

(b) Other Definitions.

Term:	Defined in Section:
“4(a)(2) Global Notes”	2.1(b)
“4(a)(2) Notes”	2.1(a)
“Agent Members”	2.1(c)
“Automatic Exchange”	2.2(i)
“Automatic Exchange Date”	2.2(i)
“Automatic Exchange Notice”	2.2(i)
“Automatic Exchange Notice Date”	2.2(i)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“ICA Legend”	2.2(e)
“OID Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating.

(a) The Initial Notes issued on the date hereof shall be, and Additional Notes may from time to time be (i) offered and sold by the Company to the initial purchasers thereof in reliance on Section 4(a)(2) of the Securities Act (“4(a)(2) Notes”) and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). PIK Notes may also be considered to be 4(a)(2) Notes, Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. 4(a)(2) Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered PP-1 upward (collectively, the “4(a)(2) Global Note”), the Rule 144A Notes shall be issued initially in the form of one or more permanent global Second Lien Exchangeable Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Second Lien Exchangeable Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Second Lien Exchangeable Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Second Lien Exchangeable Notes Indenture. One or more global Second Lien Exchangeable Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued at the request of the Trustee, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly

Appendix A-2

executed by the Company and authenticated by the Trustee as provided in this Second Lien Exchangeable Notes Indenture to accommodate transfers of beneficial interests in the Second Lien Exchangeable Notes to IAIs subsequent to the initial distribution. Any 4(a)(2) Global Note, Rule 144A Global Note, IAI Global Note, Regulation S Global Note and Unrestricted Global Note is each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Second Lien Exchangeable Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Second Lien Exchangeable Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Second Lien Exchangeable Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Second Lien Exchangeable Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Second Lien Exchangeable Notes Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Second Lien Exchangeable Notes Indenture and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Second Lien Exchangeable Notes Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

Appendix A-3

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Second Lien Exchangeable Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Second Lien Exchangeable Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

Appendix A-4

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Second Lien Exchangeable Notes Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions of Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in a Regulation S Global Note, 4(a)(2) Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) Prior to the expiration of the applicable Distribution Compliance Period, (A) each Regulation S Global Note shall be a temporary global security for purposes of Rules 903 and 904 under the Securities Act, whether or not designated as such on the face of such Second Lien Exchangeable Note, and (B) beneficial ownership interests in such Regulation S Global Note may only be held through Euroclear or Clearstream. During the applicable Distribution Compliance Period, beneficial ownership interests in a Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the

Appendix A-5

U.S. Prior to the expiration of the applicable Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a 4(a)(2) Global Note, Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the applicable Distribution Compliance Period. Upon the expiration of the applicable Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Second Lien Exchangeable Notes Indenture.

(iii) Upon the expiration of the applicable Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a 4(a)(2) Global Note, a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Second Lien Exchangeable Note certificate evidencing the Global Notes and the Definitive Notes (and all Second Lien Exchangeable Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH

Appendix A-6

TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. [IN THE CASE OF 4(a)(2) NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS (I) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3), (7) OR (8) OF REGULATION D UNDER THE SECURITIES ACT), AND AGREES THAT IT WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, TO OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY] [IN THE CASE OF RULE 144A NOTES AND REGULATION S NOTES: THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3), (7) OR (8) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF AT LEAST $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE

Appendix A-7

REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SECOND LIEN EXCHANGEABLE NOTES INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Second Lien Exchangeable Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY (INCLUDING ANY INTEREST THEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL,

Appendix A-8

STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH OF THE FOREGOING, A “PLAN”), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (INCLUDING ANY INTEREST THEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS. ADDITIONALLY, IF ANY PURCHASER OR SUBSEQUENT TRANSFEREE OF THIS SECURITY (INCLUDING ANY INTEREST HEREIN) IS USING ASSETS OF ANY EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO ERISA OR SECTION 4975 OF THE CODE (“ERISA PLAN”) TO ACQUIRE OR HOLD THIS SECURITY, SUCH PURCHASER AND SUBSEQUENT TRANSFEREE WILL, TO THE EXTENT THAT THE FIDUCIARY RULES (AS DEFINED BELOW) ARE IN EFFECT, BE DEEMED TO REPRESENT THAT (I) NONE OF THE COMPANY, THE INITIAL PURCHASER, OR ANY OF THEIR RESPECTIVE AFFILIATES HAS ACTED AS THE ERISA PLAN’S FIDUCIARY, OR HAS BEEN RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE PURCHASER OR TRANSFEREE’S DECISION TO ACQUIRE, HOLD, SELL, EXCHANGE, VOTE OR PROVIDE ANY CONSENT WITH RESPECT TO THE SECURITY AND NONE OF THE COMPANY, THE INITIAL PURCHASER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL AT ANY TIME BE RELIED UPON AS THE ERISA PLAN’S FIDUCIARY WITH RESPECT TO ANY DECISION TO ACQUIRE, CONTINUE TO HOLD, SELL, EXCHANGE, VOTE OR PROVIDE ANY CONSENT WITH RESPECT TO THE SECURITY AND (II) THE DECISION TO INVEST IN THE SECURITY HAS BEEN MADE AT THE RECOMMENDATION OR DIRECTION OF AN “INDEPENDENT FIDUCIARY” (“INDEPENDENT FIDUCIARY”) WITHIN THE MEANING OF U.S. CODE OF FEDERAL REGULATIONS 29 C.F.R. SECTION 2510.3-21(C)(1), AS AMENDED FROM TIME TO TIME (THE “FIDUCIARY RULE”), WHO (A) IS INDEPENDENT OF THE COMPANY AND THE INITIAL PURCHASER; (B) IS CAPABLE OF EVALUATING INVESTMENT RISKS INDEPENDENTLY, BOTH IN GENERAL AND WITH RESPECT TO PARTICULAR TRANSACTIONS AND INVESTMENT STRATEGIES (WITHIN THE MEANING OF THE FIDUCIARY RULE); (C) IS A FIDUCIARY (UNDER ERISA AND/OR SECTION 4975 OF THE CODE) WITH RESPECT TO THE PURCHASER OR TRANSFEREE’S INVESTMENT IN THE SECURITY AND IS RESPONSIBLE FOR EXERCISING INDEPENDENT JUDGMENT IN EVALUATING THE INVESTMENT IN THE SECURITY; (D) IS EITHER (A) A BANK AS DEFINED IN SECTION 202 OF THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED (THE “ADVISERS ACT”), OR SIMILAR INSTITUTION THAT IS REGULATED AND SUPERVISED AND SUBJECT TO PERIODIC EXAMINATION BY A STATE OR FEDERAL AGENCY OF THE UNITED STATES; (B) AN INSURANCE CARRIER WHICH IS QUALIFIED UNDER THE LAWS OF MORE THAN ONE STATE OF THE UNITED STATES TO PERFORM THE SERVICES OF MANAGING, ACQUIRING OR DISPOSING OF ASSETS OF SUCH AN ERISA PLAN; (C) AN INVESTMENT ADVISER REGISTERED UNDER THE ADVISERS ACT OR, IF NOT REGISTERED AS AN INVESTMENT ADVISER UNDER THE ADVISERS ACT BY REASON OF PARAGRAPH (1) OF SECTION 203A OF THE ADVISERS ACT, IS REGISTERED AS AN INVESTMENT ADVISER UNDER THE LAWS OF THE STATE (REFERRED TO IN SUCH PARAGRAPH (1)) IN WHICH IT MAINTAINS

Appendix A-9

ITS PRINCIPAL OFFICE AND PLACE OF BUSINESS; (D) A BROKER DEALER REGISTERED UNDER THE SECURITIES ACT OF 1934, AS AMENDED; AND/OR (E) AN INDEPENDENT FIDUCIARY (NOT DESCRIBED IN CLAUSES (A), (B), (C) OR (D) ABOVE) THAT HOLDS OR HAS UNDER MANAGEMENT OR CONTROL TOTAL ASSETS OF AT LEAST $50 MILLION, AND WILL AT ALL TIMES THAT SUCH PURCHASER OR TRANSFEREE HOLDS THE SECURITY HOLD OR HAVE UNDER MANAGEMENT OR CONTROL TOTAL ASSETS OF AT LEAST $50 MILLION; AND (E) IS AWARE OF AND ACKNOWLEDGES THAT (I) NONE OF THE COMPANY, THE INITIAL PURCHASER, AND ANY OF THE COMPANY’S OR THEIR RESPECTIVE AFFILIATES IS UNDERTAKING TO PROVIDE IMPARTIAL INVESTMENT ADVICE, OR TO GIVE ADVICE IN A FIDUCIARY CAPACITY, IN CONNECTION WITH THE PURCHASER’S OR TRANSFEREE’S INVESTMENT IN THE SECURITY, AND (II) THE COMPANY, THE INITIAL PURCHASER, AND THE COMPANY’S AND THEIR RESPECTIVE AFFILIATES HAVE A FINANCIAL INTEREST IN THE PURCHASER’S OR TRANSFEREE’S INVESTMENT IN THE SECURITY ON ACCOUNT OF THE FEES AND OTHER REMUNERATION WE OR THEY EXPECT TO RECEIVE IN CONNECTION WITH TRANSACTIONS CONTEMPLATED HEREUNDER. NOTWITHSTANDING THE FOREGOING, ANY ERISA PLAN WHICH IS AN INDIVIDUAL RETIREMENT ACCOUNT THAT IS NOT REPRESENTED BY AN INDEPENDENT FIDUCIARY SHALL NOT BE DEEMED TO HAVE MADE THE REPRESENTATION IN CLAUSE(II)(D) ABOVE.

Each Second Lien Exchangeable Note will also bear the following additional legend (“ICA Legend”):

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT, DATED AS OF MAY 5, 2023, AMONG WEWORK COMPANIES LLC, AS THE COMPANY (AS DEFINED THEREIN), THE OTHER GRANTORS (AS DEFINED THEREIN) FROM TIME TO TIME PARTY THERETO, GOLDMAN SACHS INTERNATIONAL BANK, AS AUTHORIZED REPRESENTATIVE FOR THE CREDIT AGREEMENT SECURED PARTIES (AS EACH SUCH TERM IS DEFINED THEREIN), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS AUTHORIZED REPRESENTATIVE FOR THE SENIOR SECURED NOTES SECURED PARTIES (AS DEFINED THEREIN), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS AUTHORIZED REPRESENTATIVE FOR THE SECOND PRIORITY LIEN SECURED PARTIES (AS DEFINED THEREIN), AND U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS AUTHORIZED REPRESENTATIVE FOR THE THIRD PRIORITY LIEN SECURED PARTIES (AS DEFINED THEREIN) (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED AND/OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, THE “INTERCREDITOR AGREEMENT”). EACH HOLDER OF ANY SECOND PRIORITY LIEN OBLIGATIONS, BY ITS ACCEPTANCE OF SUCH SECOND PRIORITY LIEN OBLIGATIONS (I) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (II) AGREES THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (III) AUTHORIZES AND INSTRUCTS THE AUTHORIZED REPRESENTATIVE FOR THE SECOND PRIORITY LIEN SECURED PARTIES ON BEHALF OF EACH SUCH SECOND LIEN SECURED PARTY TO ENTER INTO THE INTERCREDITOR AGREEMENT

Appendix A-10

AS AUTHORIZED REPRESENTATIVE FOR THE SECOND PRIORITY LIEN SECURED PARTIES ON BEHALF OF SUCH SECOND LIEN SECURED PARTY. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE CREDIT AGREEMENT AND HOLDERS UNDER THE SENIOR SECURED NOTES INDENTURE TO EXTEND CREDIT TO THE COMPANY AND SUCH LENDERS AND NOTEHOLDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. ALL CAPITALIZED TERMS USED IN THE FOREGOING PROVISION AND NOT OTHERWISE DEFINED IN THE FOREGOING PROVISION SHALL HAVE THE MEANING ASSIGNED TO SUCH TERMS IN THE INTERCREDITOR AGREEMENT.

Any Second Lien Exchangeable Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS SECOND LIEN EXCHANGEABLE NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS SECOND LIEN EXCHANGEABLE NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE SECOND LIEN EXCHANGEABLE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE SECOND LIEN EXCHANGEABLE NOTE AND (3) THE YIELD TO MATURITY OF THE SECOND LIEN EXCHANGEABLE NOTE. HOLDERS SHOULD CONTACT THE TREASURER OF THE COMPANY AT 75 ROCKEFELLER PLAZA, 10TH FLOOR, NEW YORK, NY 10019.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Second Lien Exchangeable Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Second Lien Exchangeable Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

Appendix A-11

(g) Obligations with Respect to Transfers and Exchanges of Second Lien Exchangeable Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Second Lien Exchangeable Notes Indenture), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.15, 4.16 and 9.04 of this Second Lien Exchangeable Notes Indenture).

(iii) Prior to the due presentation for registration of transfer of any Second Lien Exchangeable Note, the Company, the Trustee, the Paying Agent or the Registrar shall deem and treat the person in whose name a Second Lien Exchangeable Note is registered as the absolute owner of such Second Lien Exchangeable Note for the purpose of receiving payment of principal, premium, if any, and interest on such Second Lien Exchangeable Note and for all other purposes whatsoever, whether or not such Second Lien Exchangeable Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Second Lien Exchangeable Notes issued upon any transfer or exchange pursuant to the terms of this Second Lien Exchangeable Notes Indenture shall evidence the same debt and shall be entitled to the same benefits under this Second Lien Exchangeable Notes Indenture as the Second Lien Exchangeable Notes surrendered upon such transfer or exchange.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Second Lien Exchangeable Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Second Lien Exchangeable Notes or with respect to the delivery to any participant, member, beneficial owner or other Person

Appendix A-12

(other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Second Lien Exchangeable Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Second Lien Exchangeable Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Second Lien Exchangeable Notes Indenture or under applicable law with respect to any transfer of any interest in any Second Lien Exchangeable Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Second Lien Exchangeable Notes Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Automatic Exchange of Beneficial Interests in a Global Note that is a Transfer Restricted Note for Beneficial Interests in an Unrestricted Global Note. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note that is a Transfer Restricted Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after with respect to any Second Lien Exchangeable Note issued on the Issue Date, the later of (A) the Issue Date and (B) the last date on which the Company or any Affiliate of the Company was the owner of such Second Lien Exchangeable Note (or of any other Global Note with the same CUSIP number), (ii) with respect to any Additional Note, if any, the later of (A) the issue date of such Additional Note and (B) the last date on which the Company or any Affiliate of the Company was the owner of such Additional Note (or of any other Global Note with the same CUSIP number) or (iii) with respect to any PIK Note, if any, the later of (A) the issue date of such PIK Note and (B) the last date on which the Company or any Affiliate of the Company was the owner of such PIK Note (or of any other Global Note with the same CUSIP number), or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (I) provide written notice to the Trustee at least seven calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Transfer Restricted Note to the Unrestricted Global Note, which the Company shall have previously otherwise

Appendix A-13

made eligible for exchange with the DTC, (II) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Second Lien Exchangeable Note Register at least seven calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (1) the Automatic Exchange Date, (2) the section of this Second Lien Exchangeable Notes Indenture pursuant to which the Automatic Exchange shall occur, (3) the “CUSIP” number of the Global Note that is a Transfer Restricted Note from which such Holder’s beneficial interests will be transferred and (4) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (III) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Transfer Restricted Notes to be exchanged. At the Company’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Company) to each Holder at such Holder’s address appearing in the Second Lien Exchangeable Note Register. Notwithstanding anything to the contrary in this Section 2.2(i), during the period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.2(i) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate and/or Opinion of Counsel in form reasonably acceptable to the Trustee to the effect that no registration under the Securities Act is required in respect of the Automatic Exchange or re-sales of beneficial interests in such Unrestricted Global Note that are beneficially owned by a holder of beneficial interests therein upon the Automatic Exchange. The Company may request from Holders such information as it reasonably determines is required in order to be able to deliver such Officer’s Certificate. Upon such exchange of beneficial interests pursuant to this Section 2.2(i), the aggregate principal amount of an outstanding Global Note shall be increased (giving effect to, and as increased by, any PIK Payment made thereon by increasing the aggregate principal amount of such Global Note by an amount equal to the PIK Interest payable, rounded down to the nearest whole dollar) or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange and PIK Interest. The Global Note that is a Transfer Restricted Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not

Appendix A-14

appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary or (iii) the Company, in its sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Second Lien Exchangeable Notes Indenture. In addition, any Affiliate of the Company, SBG or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Second Lien Exchangeable Notes Indenture or the Company or Trustee. Notwithstanding anything to the contrary in this Section 2.3, no Regulation S Global Note may be exchanged for a Definitive Note until the end of the Distribution Compliance Period applicable to such Regulation S Global Note and receipt by the Trustee and the Company of any certificates required by either of them pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Second Lien Exchangeable Notes Indenture or the Second Lien Exchangeable Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-15

EXHIBIT A

[FORM OF FACE OF SECOND LIEN EXCHANGEABLE NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Second Lien Exchangeable Notes Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Second Lien Exchangeable Notes Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Second Lien Exchangeable Notes Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Second Lien Exchangeable Notes Indenture.]

[Insert the ICA Legend, if applicable, pursuant to the provisions of the Second Lien Exchangeable Notes Indenture.]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Second Lien Exchangeable Notes Indenture.]

Exh A-1

CUSIP [                 ]

ISIN [                 ]1

[4(a)(2)][RULE 144A][REGULATION S] GLOBAL NOTE

11.000% (5.000% Cash/6.000% PIK) Second Lien Exchangeable Senior Secured PIK Notes due 2027

No. [RA-__] [RS-__] [RIAI-__] [U-__]                                                                                                                   $[______________]

WEWORK COMPANIES LLC

WW CO-OBLIGOR INC.

promises to pay to [●] or registered assigns the principal sum of $[__________] ([__________] Dollars) on August 15, 2027, [as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests in the Global Note attached hereto]2.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

[1]	If applicable.
[2]	To be included in Global Notes only.

Exhibit A-2

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

WEWORK COMPANIES LLC

By:
Name:
Title:

WW CO-OBLIGOR INC.

By:
Name:
Title:

Exhibit A-3

CERTIFICATE OF AUTHENTICATION

This is one of the Second Lien Exchangeable Notes referred to in the within-mentioned Second Lien Exchangeable Notes Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

Exhibit A-4

[Reverse Side of Second Lien Exchangeable Note]

11.000% Second Lien Exchangeable Senior Secured PIK Notes due 2027

Capitalized terms used herein shall have the meanings assigned to them in the Second Lien Exchangeable Notes Indenture referred to below unless otherwise indicated.

1. INTEREST. WeWork Companies LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Second Lien Exchangeable Note at 11.000% per annum, which interest shall be payable partially in cash at the rate of 5.000% per annum (“Cash Interest”), and partially in the form of increased principal amount of the applicable Second Lien Exchangeable Notes (“PIK Interest”) at the rate of 6.000% per annum, until but excluding maturity. The Company shall pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Second Lien Exchangeable Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance; provided that the first Interest Payment Date shall be October 1, 2023. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Second Lien Exchangeable Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Second Lien Exchangeable Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

With respect to the payment of PIK Interest, the Company may elect to either increase by adding PIK Interest to the aggregate principal amount of an outstanding Global Note or issue PIK Notes under the Second Lien Exchangeable Notes Indenture having the same terms as the Second Lien Exchangeable Notes issued on the Issue Date, subject to the terms set forth herein as further set forth in Section 2.14 of the Second Lien Exchangeable Notes Indenture.

The Issuers will pay cash interest on overdue installments of principal and interest at 2.000% per annum in excess of the Cash Interest rate.

2. METHOD OF PAYMENT. The Company shall pay interest on the Second Lien Exchangeable Notes to the Persons who are registered holders of Second Lien Exchangeable Notes at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Second Lien Exchangeable Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Second Lien Exchangeable Notes Indenture with respect to defaulted interest. Principal, premium, if any, cash interest and PIK Interest on the Second Lien Exchangeable Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Second Lien Exchangeable Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Second Lien Exchangeable Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts. PIK Interest will be considered paid on the date due if (i) prior to such date the Trustee has received a written order of the Company to increase the aggregate principal amount of an outstanding Global Note as a result of a PIK

Exhibit A-5

Payment in the amount set forth in such order or (ii) on such date PIK Notes are duly executed by the Company together with an Authentication Order pursuant to Section 2.02 requesting the authentication of such PIK Notes by the Trustee. In connection with a PIK Payment in respect of the Second Lien Exchangeable Notes, the Company will, without the consent of Holders (and without regard to any restrictions or limitations set forth under Section 4.09 and Section 4.10), either increase the aggregate principal amount of an outstanding Global Note or issue PIK Notes under the Second Lien Exchangeable Notes Indenture.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Second Lien Exchangeable Notes Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. SECOND LIEN EXCHANGEABLE NOTES INDENTURE. The Company issued the Second Lien Exchangeable Notes under a Second Lien Senior Secured PIK Exchangeable Notes Indenture, dated as of May 5, 2023 (as amended or supplemented from time to time, the “Second Lien Exchangeable Notes Indenture”), among WeWork Companies LLC, WW Co-Obligor Inc., the Guarantors named therein, the Trustee and the Collateral Agent. This Second Lien Exchangeable Note is one of a duly authorized issue of notes of the Company designated as its 11.000% Second Lien Exchangeable Senior Secured PIK Notes due 2027. The Company shall also be entitled to issue Additional Notes and PIK Notes after the date hereof in accordance with the Second Lien Exchangeable Notes and the Second Lien Exchangeable Notes Indenture. The Second Lien Exchangeable Notes and any Additional Notes or PIK Notes issued under the Second Lien Exchangeable Notes Indenture shall be treated as a single class of securities under the Second Lien Exchangeable Notes Indenture. The Second Lien Exchangeable Notes are subject to the terms described in the Second Lien Exchangeable Notes Indenture. Any term used in this Second Lien Exchangeable Note that is defined in the Second Lien Exchangeable Notes Indenture shall have the meaning assigned to it in the Second Lien Exchangeable Notes Indenture. To the extent any provision of this Second Lien Exchangeable Note conflicts with the express provisions of the Second Lien Exchangeable Notes Indenture, the provisions of the Second Lien Exchangeable Notes Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Second Lien Exchangeable Notes are subject to optional redemption and may be the subject of an Offer to Purchase, as further described in the Second Lien Exchangeable Notes Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Second Lien Exchangeable Notes.

6. EXCHANGE OF SECOND LIEN EXCHANGEABLE NOTES. Subject to the provisions of the Second Lien Exchangeable Notes Indenture, the Holder hereof has the right, at its option, prior to the close of business on the second Scheduled Trading Day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, to exchange this Second Lien Exchangeable Note or any portion thereof that is $1.00 or an integral multiple thereof, for the consideration due upon conversion of this Second Lien Exchangeable Note provided for in the Second Lien Exchangeable Notes Indenture at the Exchange Rate specified in the Second Lien Exchangeable Notes Indenture (as adjusted from time to time as provided in the Second Lien Exchangeable Notes Indenture) and based on the exchange amount of the Second Lien Exchangeable Notes or portion thereof being exchanged.

Subject to the provisions of the Second Lien Exchangeable Notes Indenture, on or after November [5], 2024, and at any time until the close of business on the second Scheduled Trading Day immediately preceding the final maturity date of the Second Lien Exchangeable Notes, if at any time (i) Wholly Owned Net Cash and Cash Equivalents and availability under Debt Facilities existing on the Issue Date, is greater than $250.0 million; and (ii) the Daily VWAP of the Common Stock for at least twenty

Exhibit A-6

(20) Trading Days (whether or not consecutive) during a period of thirty (30) consecutive Trading Days is greater than or equal to 250% of the Common Equity VWAP then in effect, then, subject to compliance with Section 13.09 of the Second Lien Exchangeable Notes Indenture, the Company shall exchange all of the then outstanding principal amount of Second Lien Exchangeable Notes for the exchange consideration due upon conversion of this Second Lien Exchangeable Note provided for in the Second Lien Exchangeable Notes Indenture at the Exchange Rate then in effect, subject to adjustment in the manner set forth in the Second Lien Exchangeable Notes Indenture.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Second Lien Exchangeable Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Second Lien Exchangeable Notes may be registered and Second Lien Exchangeable Notes may be exchanged as provided in the Second Lien Exchangeable Notes Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Second Lien Exchangeable Notes Indenture. The Company need not exchange or register the transfer of any Second Lien Exchangeable Note or portion of a Second Lien Exchangeable Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Disposition Offer, except for the unredeemed portion of any Second Lien Exchangeable Note being redeemed or repurchased in part.

8. PERSONS DEEMED OWNERS. The registered Holder of a Second Lien Exchangeable Note shall be treated as its owner for all purposes.

9. AMENDMENT, SUPPLEMENT AND WAIVER. The Second Lien Exchangeable Notes Indenture, the Note Guarantees or the Second Lien Exchangeable Notes may be amended or supplemented as provided in the Second Lien Exchangeable Notes Indenture.

10. DEFAULTS AND REMEDIES. The Events of Default relating to the Second Lien Exchangeable Notes are defined in Section 6.01 of the Second Lien Exchangeable Notes Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Second Lien Exchangeable Notes Indenture.

11. AUTHENTICATION. This Second Lien Exchangeable Note shall not be entitled to any benefit under the Second Lien Exchangeable Notes Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GOVERNING LAW. THIS SECOND LIEN EXCHANGEABLE NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CO-OBLIGOR. Co-Obligor is a co-obligor of the Second Lien Exchangeable Notes, liable for the due and punctual payment of the principal of, and interest on, all of the Second Lien Exchangeable Notes. Co-Obligor and the Company, as co-obligors, shall be unconditionally jointly and severally liable for the due and punctual payment of the principal of, premium, if any, and interest on, all of the Second Lien Exchangeable Notes, and for all Notes Obligations under the Second Lien Exchangeable Notes Indenture and in connection with the Second Lien Exchangeable Notes.

14. COLLATERAL. The obligations of the Company, the Co-Obligor and the Guarantors under the Second Lien Exchangeable Notes, the Note Guarantees and the Second Lien Exchangeable Notes Indenture are secured by Liens on the Collateral as described in the Second Lien Exchangeable Notes Indenture, pursuant to the First Lien/Second Lien/Third Lien Intercreditor Agreement and the Security Documents.

Exhibit A-7

15. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Second Lien Exchangeable Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Second Lien Exchangeable Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Second Lien Exchangeable Notes Indenture. Requests may be made to the Company at the following address:

c/o WeWork Companies LLC

75 Rockefeller Plaza, 10th Floor, New York, NY 10019

Email: l####

Attention: Chief Legal Officer

Exhibit A-8

ASSIGNMENT FORM

To assign this Second Lien Exchangeable Note, fill in the form below:

(I) or (we) assign and transfer this Second Lien Exchangeable
Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint to transfer this Second Lien Exchangeable Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Second Lien Exchangeable Note)

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-9

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $_________ principal amount of Second Lien Exchangeable Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Second Lien Exchangeable Note or Second Lien Exchangeable Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Second Lien Exchangeable Notes Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Second Lien Exchangeable Note or Second Lien Exchangeable Notes.

In connection with any transfer of any of the Second Lien Exchangeable Notes evidenced by this certificate, the undersigned confirms that such Second Lien Exchangeable Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐ to the Company or subsidiary thereof; or

(2)	☐ to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐ pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)

☐ to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)

☐ pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Second Lien Exchangeable Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)

☐ to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐ pursuant to Rule 144 under the Securities Act; or

(8)	☐ pursuant to another available exemption from registration under the Securities Act.

Exhibit A-10

Unless one of the boxes is checked, the Trustee will refuse to register any of the Second Lien Exchangeable Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Second Lien Exchangeable Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Second Lien Exchangeable Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer Name: Title:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-11

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A

REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,

PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A

TO THE SECOND LIEN EXCHANGEABLE NOTES INDENTURE3

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Second Lien Exchangeable Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Second Lien Exchangeable Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Second Lien Exchangeable Notes.

Dated:
Your Signature

[3]	Include only for Regulation S Global Notes.

Exhibit A-12

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Second Lien Exchangeable Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Second Lien Exchangeable Notes Indenture, check the appropriate box below:

☐ Section 4.15    ☐ Section 4.16

If you want to elect to have only part of this Second Lien Exchangeable Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Second Lien Exchangeable Notes Indenture, state the amount you elect to have purchased:

$_______________    (integral multiples of $1.00)

Date: _____________________

Your Signature:

(Sign exactly as your name appears on

the face of this Second Lien Exchangeable Note)

Tax Identification No.:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exhibit A-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

This schedule should be included only if the Second Lien Exchangeable Note is issued in global form.

Exhibit A-14

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

WeWork Companies LLC

75 Rockefeller Plaza, 10th Floor, New York, NY 10019

Email: ####

Attention: Chief Legal Officer

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_______] principal amount of the 11.000% Second Lien Exchangeable Senior Secured PIK Notes due 2027 (the “Second Lien Exchangeable Notes”) of WeWork Companies LLC (the “Company”).

Upon transfer, the Second Lien Exchangeable Notes would be registered in the name of the new beneficial owner as follows:

Name:________________________

Address:______________________

Taxpayer ID Number:____________

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Second Lien Exchangeable Notes, and we are acquiring the Second Lien Exchangeable Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Second Lien Exchangeable Notes, and we invest in or purchase securities similar to the Second Lien Exchangeable Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Second Lien Exchangeable Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Second Lien Exchangeable Notes to offer, sell or otherwise transfer such Second Lien Exchangeable Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Second Lien Exchangeable Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Second Lien Exchangeable Notes were issued) on the Second Lien Exchangeable Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Second Lien Exchangeable

Exhibit B-1

Notes is proposed to be made pursuant to Section 2.2(d) of Appendix A to the indenture under which the Second Lien Exchangeable Notes were issued prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act and that it is acquiring such Second Lien Exchangeable Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Second Lien Exchangeable Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE: ,

by:

Exhibit B-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of WeWork Companies LLC, a Delaware limited liability company (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Second Lien Exchangeable Notes Indenture referred to below) has heretofore executed and delivered to the Trustee a Second Lien Exchangeable Senior Secured PIK Notes Indenture (the “Second Lien Exchangeable Notes Indenture”), dated as of May 5, 2023, governing the 11.000% Second Lien Exchangeable Senior Secured Notes due 2027 (the “Second Lien Exchangeable Notes”);

WHEREAS, the Second Lien Exchangeable Notes Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Second Lien Exchangeable Notes and the Second Lien Exchangeable Notes Indenture on the terms and conditions set forth herein and under the Second Lien Exchangeable Notes Indenture; and

WHEREAS, pursuant to Section 9.01 of the Second Lien Exchangeable Notes Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Second Lien Exchangeable Notes Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Second Lien Exchangeable Notes Indenture and to be bound by the terms of the Second Lien Exchangeable Notes Indenture applicable to Guarantors, including Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECOND LIEN EXCHANGEABLE NOTES INDENTURE, THE SECOND LIEN EXCHANGEABLE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Exhibit C-1

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

[FORM OF NOTICE OF EXCHANGE]

To:	WEWORK COMPANIES LLC and WW CO-OBLIGOR INC. U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Exchange Agent

The undersigned registered owner of this Second Lien Exchangeable Note hereby exercises the option to exchange this Second Lien Exchangeable Note, or the portion hereof (that is a principal of $1.00 or an integral multiple thereof) below designated, for shares of Common Stock in accordance with the terms of the Second Lien Exchangeable Notes Indenture referred to in this Second Lien Exchangeable Note, and directs that any shares of Common Stock issuable and deliverable, together with any cash for any accrued and unpaid interest on this Second Lien Exchangeable Note, and any Second Lien Exchangeable Note representing any unexchanged principal amount hereof, be issued and delivered or paid, as applicable, to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Second Lien Exchangeable Note not exchanged are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any, in accordance with Section 13.10 of the Second Lien Exchangeable Notes Indenture. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Second Lien Exchangeable Notes Indenture.

Dated:

Signature(s)

Signature Guarantee*

* Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Second Lien Exchangeable Notes are be delivered, other than to and in the name of the registered Holder.

Fill in for registration of shares if to be issued, and Securities if to be delivered, other than to and in the name of the registered Holder:

(Name)

(Street Address)

Exhibit D-1

(City, State and Zip Code) Please print name and address

Principal amount (in multiple of $1.00) to be exchanged (if less than all):
$

Social Security or Other Taxpayer
Identification Number

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

Exhibit D-2